                                                    FILED PURSUANT TO
                                                    RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-26055

PROSPECTUS
       OFFER FOR ALL OUTSTANDING 10% SENIOR SUBORDINATED NOTES DUE 2007
            IN EXCHANGE FOR 10% SENIOR SUBORDINATED NOTES DUE 2007,
  WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF
                              CCPR SERVICES, INC.

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON JULY 25, 1997, UNLESS EXTENDED.

  CCPR Services, Inc., a Delaware corporation ("Services"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount at maturity of up to $200,000,000 of 10% Senior Subordinated Notes Due 2007 (the "New Notes") of Services, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of the issued and outstanding 10% Senior Subordinated Notes Due 2007 (the "Old Notes" and, together with the New Notes, the "Notes") of Services from the holders (the "Holders") thereof. The terms of the New Notes are identical in all material respects to the Old Notes except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to an additional payment to be made to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer.

  On January 28, 1997, Services issued $200,000,000 principal amount of Old Notes. The Old Notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

  The Notes will be redeemable at the option of Services, in whole or in part, at any time on or after February 1, 2002, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. Services may, at its option, redeem prior to February 1, 2000 up to a maximum of 33 1/3% of the original aggregate principal amount of the Notes at 109% of the principal amount thereof, plus accrued and unpaid interest, if any, with
(i) the proceeds of a public offering of $50 million or more or (ii) the proceeds from the sale of capital stock to one or more Strategic Equity Investors (as defined herein) for an aggregate purchase price of $35 million or more. See "Description of the Notes--Redemption--Optional Redemption."

  The Notes are fully and unconditionally guaranteed on a senior subordinated basis (the "Guarantee") by Cellular Communications of Puerto Rico, Inc., a Delaware corporation ("CCPR" or the "Guarantor"), the sole stockholder of Services. See "Description of the Notes--Guarantee." The Notes are general unsecured obligations of Services, subordinated in right of payment to all existing and future senior indebtedness (the "Senior Debt") of Services. The Guarantee is subordinated in right of payment to all existing and future Senior Debt of CCPR. At April 28, 1997, neither Services nor CCPR had any Senior Debt. The Indenture (as defined herein) permits Services, CCPR and (under limited circumstances) their subsidiaries to incur additional Senior Debt, subject to certain limitations, and Services, CCPR and their subsidiaries expect from time to time to incur additional indebtedness, including Senior Debt, subject to such limitations.

  At present, Services is the principal operating subsidiary of the Company that operates and manages a Puerto Rico cellular system. The Company has other subsidiaries that own or control Federal Communications Commission cellular licenses for Puerto Rico (collectively, the "Company Entities"), as well as entities that operate a paging business in Puerto Rico and cellular and paging businesses in the U.S. Virgin Islands (collectively the "Additional Company Entities"). As of March 31, 1997, the Company Entities and the Additional Company Entities had $3.7 million of trade and other indebtedness. Indebtedness of the Company Entities and the Additional Company Entities would rank prior to the claim of the holders of the Notes and the Guarantee. At present, neither Services nor CCPR or their subsidiaries have any secured indebtedness that is outstanding. As of March 31, 1997, Services and CCPR had in the aggregate approximately $22.9 million of indebtedness that ranks pari passu with the obligations of the Notes and the Guarantee.

  The Indenture permits Services, CCPR and the Restricted Subsidiaries (as defined herein) to make an aggregate of up to $100 million of Restricted Payments (as defined herein) to CoreComm Incorporated ("CoreComm") that are not otherwise permitted by the Indenture. See "Description of the Notes-- Certain Covenants--Limitation on Restricted Payments."

  In the event of a Change of Control Triggering Event (as defined herein), holders of the Notes will have the right to require Services to repurchase their Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that Services or CCPR will have the financial resources necessary to purchase the Notes upon a Change of Control Triggering Event. See "Description of the Notes--Change of Control."

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from January 31, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes.

                                                  (Continued on following page)

  SEE "RISK FACTORS" ON PAGE 14 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS  PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June 24, 1997.

(Continued from previous page)

  The New Notes are being offered hereunder in order to satisfy certain obligations of Services contained in the Registration Rights Agreement (as defined herein). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, Services believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of Services within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to engage in a distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of Services, is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Services has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  Services will not receive any proceeds from the Exchange Offer. Services will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event Services terminates the Exchange Offer and does not accept for exchange any Old Notes, Services will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

  There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes. The Initial Purchasers (as defined herein) have advised Services that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Services does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

                             AVAILABLE INFORMATION

  CoreComm Incorporated ("CoreComm") is the publicly traded holding company of CCPR. CoreComm is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by CoreComm with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information at http://www.sec.gov. The common stock of CoreComm, par value $0.01 per share (the "Common Stock"), is listed on The Nasdaq Stock Market's National Market ("Nasdaq") and such reports, proxy and information statements and other information concerning CoreComm can be inspected and copied at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

  Services and CCPR have filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Services, CCPR and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission.

  Upon the effectiveness of the Registration Statement, Services and CCPR will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by Services and CCPR with the Commission in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the material may be obtained from the Public Reference Section of the Commission upon payment of the prescribed fees. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information at http://www.sec.gov.

  In the event that Services is not required to be subject to the reporting requirements of the Exchange Act in the future, Services or CCPR will be required under the Indenture pursuant to which the Old Notes were, and the New Notes will be, issued, to continue to file with the Commission, and to furnish the Holders of the New Notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                              CERTAIN DEFINITIONS

  As used in this Prospectus, "Services" means CCPR Services, Inc., a Delaware corporation, "CCPR" means Cellular Communications of Puerto Rico, Inc., a Delaware corporation, "CoreComm" means CoreComm Incorporated, a Delaware corporation, and the "Company" means CCPR and its subsidiaries, including Services. "Pops," currently the most common technique for measuring the relative size of different companies in the cellular telephone business, is the estimated population of a market, as set forth in the 1995 U.S. Census Bureau population estimate, multiplied by a company's ownership interest in its entity operating its system in that market. The number of Pops owned by a cellular operator does not represent the number of users of cellular service and is not necessarily indicative of the number of potential subscribers. Rather, this term is used only as a basis for comparison of the current size of cellular systems operators. The term "FCC" refers to the Federal Communications Commission, the term "NACN" refers to the North American Cellular Network, the term "PRTC" refers to the Puerto Rico Telephone Company and the "1996 Act" refers to the Telecommunications Act of 1996. Additionally, "MSA" means Metropolitan Statistical Area in the United States, "RSA" means Rural Service Area in the United States and "MTSO" means mobile telephone switching office.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in, or incorporated by reference in, this Prospectus. Capitalized terms used and not otherwise defined in this summary have the meanings given to them elsewhere in this Prospectus.

                                  THE COMPANY

  The Company owns, operates and markets its cellular and paging services throughout the Commonwealth of Puerto Rico ("Puerto Rico") and the U.S. Virgin Islands ("USVI") under the CELLULARONE(R) service mark. The Company's interests total 3.52 million Pops. In addition, the Company has entered into agreements to operate or holds interim operating authority granted by the FCC in the two remaining RSAs within Puerto Rico and the USVI which it does not own. The Company began actively marketing its island-wide cellular system in May 1993 and, as of March 31, 1997, had 166,600 cellular subscribers and 35,100 paging subscribers representing an increase in subscribers of 38,800 and 17,300, respectively, since March 31, 1996. Despite commencing active marketing of its services almost five years after its primary cellular competitor, management believes the Company's market share represents an approximately 44% share of cellular subscribers in Puerto Rico.

  The Company believes that Puerto Rico is an attractive market for cellular and paging services. The largest MSA in its service area, the San Juan/Caguas MSA with over two million Pops, is characterized by a high population density of 1,880 persons per square mile (mainland U.S. MSA average is 325) with 46% of commuters reporting a commute time of 30 minutes or greater (mainland U.S. MSA average is 30%).

  Puerto Rico did not experience the benefits of island-wide competition until early 1993, seven years after most major mainland U.S. markets. Notwithstanding, management estimates that at the end of 1996 cellular penetration in Puerto Rico was slightly less than 10% while the Cellular Telecommunications Industry Association ("CTIA") reported that cellular penetration in the U.S. as a whole first surpassed 10% during the first half of 1995. Average revenue for the Company's subscribers continues to exceed the average revenue for mainland U.S. subscribers at a similar penetration level; the average revenue for the Company's cellular subscribers in 1996 was over $70 per month, while the average revenue in the mainland U.S. as reported by the CTIA at a similar market penetration (10%) in early 1995 was less than $60 per month.

  The Company believes that the USVI also represents an attractive cellular and paging market, particularly because of the large amount of roaming traffic generated by visitors.

  The Company's primary strategy is to differentiate itself from its competition by providing superior customer service and call quality by offering state-of-the-art complementary wireless services, thereby strengthening its image as the premium provider of wireless communications in its service areas. The Company continually promotes its reliable Puerto Rico and USVI-wide mobile cellular and paging services. The Company has stressed the quality of its customer service, network, and value-added services as well as the breadth of its coverage and distribution channels in Puerto Rico and the USVI rather than the price of its services. In 1996, CELLULARONE(R) of San Juan received the "Quality One" award from the Cellular One Group, recognizing the highest level of customer service in the United States among MSAs using the CELLULARONE(R) service mark. Management believes that this strategy has attracted higher quality subscribers which generate higher than average revenues and consequently believes its market share of revenues may be somewhat higher than its market share based on number of subscribers.

  The Company's management is experienced in providing new product innovations to generate additional revenue as the industry's customer base shifts to lower usage subscribers. This experience has enabled the

Company to target specific groups of customers and provide them with value-added features. The Company was the first to offer one-stop sales in its service areas and service centers, roaming capabilities, bilingual and detailed billing service, voice mail service, 24-hour customer service, free safety and security numbers, prepaid cellular service and integrated paging and cellular service. The Company also plays an active role in the community helping to sponsor such safety initiatives as Crime Watch and *CG, a cellular number for boaters needing Coast Guard assistance and has been a significant civil defense resource during and after several major hurricanes. In addition, the Company has stressed education and employee involvement in other initiatives such as environmental programs (including The Caribbean Stranding Network hotline, tree plantings, cleanup days), educational exhibits (at Science Park and the Arecibo Observatory), and Company-sponsored scholarships in engineering at the University of Puerto Rico.

  Services is the principal operating subsidiary of CCPR. It operates and manages the Company's Puerto Rico cellular system.

  The Company's executive offices are located at 110 East 59th Street, New York, N.Y. 10022 and its telephone number is (212) 355-3466.

                               THE RESTRUCTURING

  CCPR is a Delaware corporation which was originally organized under the name EC Acquisition, Inc. on May 18, 1988. Prior to February 28, 1992, CCPR was a wholly owned subsidiary of Cellular Communications, Inc. ("CCI"). On February 28, 1992, CCI distributed to its stockholders the common stock, par value $.01 per share (the "Common Stock"), of CCPR (the "Distribution").

  Effective as of January 31, 1997, CCPR and Services effected a corporate restructuring (the "Restructuring") whereby (i) a new entity, named CoreComm Incorporated, was formed, (ii) shareholders of CCPR became shareholders of CoreComm upon the completion of a merger of a subsidiary of CoreComm with and into CCPR, (iii) CCPR and Services repaid all amounts outstanding under their existing bank credit facility with Citibank, N.A. (the "Existing Bank Facility"), (iv) Services made a cash payment to CCPR of $80 million for a 21% interest in San Juan Cellular Telephone Company ("SJCTC"), which interest was previously held by CCPR and (v) CCPR distributed to CoreComm the $80 million in cash received from Services. As a result of the Restructuring, Services owns approximately 27% of SJCTC and CCPR (directly and through subsidiaries other than Services) owns the remaining interests in SJCTC.

  The restructured companies will pursue opportunities both inside and outside of Puerto Rico and the USVI. CoreComm has not guaranteed or is otherwise obligated with respect to the Notes, and neither the $80 million distributed by CCPR to CoreComm or any assets of CoreComm are available to make payments on the Notes.

  Under the terms of certain administrative and management agreements (the "Administration and Management Agreements"), dated as of February 28, 1992, between Services and each of the Company's subsidiaries that owns or controls an FCC cellular license for Puerto Rico (collectively, the "Company Entities"), each of the Company Entities agreed to share, on an allocated basis, all the direct and indirect costs associated with the operation of the Company's Puerto Rico cellular system. Currently, Services is the principal operating subsidiary of the Company that operates and manages the Puerto Rico cellular system. The Company Entities hold the various FCC and other licenses and permits necessary to operate the Company's Puerto Rico cellular system. The Administration and Management Agreements require the Company Entities to reimburse Services for their allocable share of system expenses and to make additional payments to Services based on allocable shares of revenue and capital costs pursuant to agreed formulas. Services charges an administrative fee based on revenues generated in the Company's Puerto Rico cellular system and a capital usage fee which is the recovery of Services' capital costs. There is no financial effect on the Company from Administration and Management Agreements because the agreements only allocate costs among Services and the Company Entities.

  An organizational chart of CoreComm, which includes the Company and its active subsidiaries is set forth below:



                                      [CHART]

                               THE EXCHANGE OFFER

  On January 28, 1997, Services issued $200 million principal amount of Old Notes. The Old Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, in order to enable Services to raise funds on a more expeditious basis than necessarily would have been possible had the initial sale been pursuant to an offering registered under the Securities Act. Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc and Wasserstein Perella Securities, Inc. (the "Initial Purchasers"), as a condition to their purchase of the Old Notes, requested that Services agree to commence the Exchange Offer following the offering of the Old Notes. The Notes are unconditionally guaranteed by CCPR.

Securities Offered..........  Up to $200,000,000 principal amount of 10% Senior
                              Subordinated Notes Due 2007, which have been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and
                              (iii) that the New Notes will not contain certain provisions relating to an additional payment to be made to the Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer described below under "--Summary Description of the New Notes."

The Exchange Offer..........  The New Notes are being offered in exchange for a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of Services contained in the Registration Rights Agreement, dated January 31, 1997, among CCPR, Services and the Initial Purchasers (the "Registration Rights Agreement"). For procedures for tendering, see "The Exchange Offer."

Tenders, Expiration Date;     The Exchange Offer will expire at 5:00 p.m., New
 Withdrawal.................  York City time, on July 25, 1997, or such later date and time to which it is extended. Each
                              Holder tendering Old Notes must acknowledge that it is not engaging in, nor intends to engage in, a distribution of the New Notes. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration
                              Date (as defined herein). Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax            The exchange pursuant to the Exchange Offer
 Considerations.............  should not result in any income, gain or loss to the Holders or Services for federal income tax purposes. See "Certain Federal Income Tax
                              Considerations."

Use of Proceeds.............  There will be no proceeds to Services from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

Exchange Agent..............  The Chase Manhattan Bank is serving as Exchange
                              Agent in connection with the Exchange Offer.

Shelf Registration            Under certain circumstances, certain holders of
 Statement..................  Notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange
                              Offer) may require Services to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Notes by such holders. See
                              "Description of the Notes--Exchange Offer;
                              Registration Rights."

                      CONSEQUENCES OF EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Services does not currently anticipate that it will register the Old Notes under the Securities Act. See "Description of the Notes--Exchange Offer; Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Services believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of Services within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Notes prior to offering or selling such New Notes. Services has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any Holder reasonably requests in writing. Unless a Holder so requests, Services does not intend to register or qualify the sale of the New Notes in any such jurisdictions. See "The Exchange Offer--Consequences of Exchanging Old Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The terms of the New Notes and the Old Notes are identical in all material respects, except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to an additional payment to be made to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from January 31, 1997. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from January 31, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

Securities Offered..........  Up to $200,000,000 aggregate principal amount of
                              10% Senior Subordinated Notes due 2007, which have been registered under the Securities Act.

Maturity Date...............  February 1, 2007.

Interest Payment Dates......  February 1 and August 1, commencing August 1,
                              1997.

Guarantee...................  The Notes are fully and unconditionally guaranteed by CCPR on a senior subordinated basis. The Guarantee is subordinated in right of payment to all existing and future Senior Debt of CCPR. See "Description of the Notes--Guarantee." At April 28, 1997, CCPR and Services did not have any Senior Debt outstanding. The Indenture permits Services, CCPR and (under limited circumstances) their subsidiaries to incur additional Senior Debt, subject to certain limitations, and Services, CCPR and their subsidiaries expect from time to time to incur additional indebtedness, including Senior Debt, subject to such limitations.

Ranking.....................  The Notes are general unsecured obligations of
                              Services, subordinated in right of payment to all existing and future Senior Debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- The Company--The Potential Credit Facility." At present, Services is the principal operating subsidiary of the Company that operates and manages a Puerto Rico cellular system. The Company Entities own or control a FCC cellular license for Puerto Rico, and the Additional Company Entities operate a paging business in Puerto Rico and cellular and paging businesses in the USVI. As of March 31, 1997, the Company Entities and the Additional Company Entities had $3.7 million of trade and other indebtedness. Indebtedness of the Company Entities and the Additional Company Entities would rank prior to the claim of the holders of the Notes and the Guarantee. At present, neither Services nor CCPR or their subsidiaries have any secured indebtedness that is outstanding. As of March 31, 1997, Services and CCPR had in the aggregate approximately $22.9 million of indebtedness that ranks pari passu with the obligations of the Notes and the Guarantee.

Optional Redemption.........  The Notes are redeemable, in whole or in part, at the option of Services at any time on or after February 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, Services may, at its option, redeem prior to February 1, 2000 up to a maximum of 33 1/3% of the original aggregate principal amount of the Notes at 109% of the principal amount thereof, plus accrued and unpaid interest with (i) the proceeds of a public offering of $50 million or more or (ii) the proceeds from the sale of capital stock to one or more Strategic Equity Investors for an aggregate purchase price of $35 million or more. See "Description of the Notes--Redemption--Optional Redemption."

Change of Control...........  Upon the occurrence of a Change of Control
                              Triggering Event (the occurrence of a Change of Control and a Rating Decline) each Holder shall have the right to require the repurchase of its Notes by Services in cash at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, to the date of purchase. See "Description of the Notes-- Change of Control; --Certain Definitions." The failure of Services to repurchase Notes of any Holder exercising such right will constitute an Event of Default. There can be no assurance that either Services or CCPR will have the financial resources necessary to repurchase the Notes upon a Change of Control Triggering Event. Based upon the definition of a Change of Control Triggering Event in the Indenture, it is possible that transactions could occur involving CCPR or Services or a Ratings Decline that would not cause a Change of Control Triggering Event. In such a case, the Holders of the Notes would not have the foregoing purchase rights. While at present no outstanding indebtedness of the Company or its subsidiaries exists that has a similar triggering event or would result in a default in such an event, future indebtedness could be created that would contain such provisions. If created, upon the happening of a Change of Control, such provisions would make it less likely that Services or CCPR could meet its obligations to repurchase any Notes. Furthermore, if any of such outstanding indebtedness was senior to the Notes, such senior indebtedness would be repaid in full before Services' and CCPR's redemption obligations could be satisfied.

Certain Covenants...........  The Indenture under which the Notes were issued contains certain covenants with respect to Services, CCPR and certain of their subsidiaries that limit the ability of Services, CCPR and certain of their subsidiaries to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make other distributions or make certain other restricted payments, (iii) create certain liens, (iv) sell assets of Services, CCPR or the Restricted Subsidiaries (as defined herein), (v) enter into certain transactions with affiliates, (vi) enter into certain mergers or consolidations or (vii) sell or issue capital stock of CCPR's subsidiaries. See "Description of the Notes-- Certain Covenants." The Indenture permits Services, CCPR and the Restricted Subsidiaries to make an aggregate of up to $100 million of Restricted Payments (as defined herein) to CoreComm that are not otherwise permitted by the Indenture. See "Description of the Notes--Certain Covenants--Limitation of Restricted Payments." The Indenture also requires Services to offer to repurchase the Notes at par under certain circumstances. See "Description of the Notes-- Certain Covenants--Limitation on Asset Sales and Sales of Restricted Subsidiary Stock."

Form, Denomination and
 Registration of Notes......  New Notes exchanged for Old Notes will be eligible for trading through the facilities of The Depository Trust Company ("DTC"). New Notes traded through the facilities of DTC will be represented by a global note or notes in definitive, fully registered form without interest coupons deposited with the trustee for the New Notes (the "Trustee") as custodian for and registered in the name of a nominee of DTC. New Notes exchanged for Old Notes which are in the form of registered definitive certificates will be issued in the form of registered definitive certificates until otherwise directed by the holders of such New Notes. See "Description of the Notes--Book-Entry, Delivery and Form."

Use of Proceeds.............
                              Services will not receive any proceeds from the Exchange Offer. The net proceeds of the offering of the Old Notes were used to repay all outstanding indebtedness under the Existing Bank Facility (as defined herein) and to fund payments to CCPR which were further distributed to CoreComm in connection with a corporate restructuring. See "The Restructuring" and "Use of Proceeds."

                                  RISK FACTORS

  In addition to the information contained elsewhere in this Prospectus, Holders of the Old Notes should carefully consider the matters set forth under "Risk Factors" before making a decision to tender their Old Notes in the Exchange Offer.

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

                      SUMMARY FINANCIAL AND OPERATING DATA

     (IN THOUSANDS, EXCEPT RATIOS AND AVERAGE MONTHLY REVENUE PER CELLULAR
                                  SUBSCRIBER)

  The summary financial and operating data of the Company presented below has been derived from financial statements of the Company appearing elsewhere in this Prospectus. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein and the Company's Consolidated Financial Statements and Notes thereto included herein.

                                                               THREE MONTHS
                                   YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                  --------------------------  ----------------
                                    1996     1995     1994     1997     1996
STATEMENT OF OPERATIONS DATA:
Revenues......................... $133,818 $108,668  $67,141  $37,271  $31,476
Operating expenses...............  115,817   97,647   65,187   32,108   26,742
Operating income.................   18,001   11,021    1,954    5,163    4,734
Net income (loss)................    5,114   (1,451)  (4,812)  (3,683)   1,289
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
 charges(1)......................    2.0:1    1.2:1    0.4:1    1.3:1    2.4:1
End of period cellular
 subscribers.....................    159.3    115.5     68.3    166.6    127.8
Average monthly revenue per
 cellular subscriber............. $     73 $     86  $    94  $    68  $    78

                                                            AS OF MARCH 31, 1997
                                                            --------------------
BALANCE SHEET DATA:
Working capital............................................      $   8,493
Property, plant and equipment--net.........................        100,533
Total assets...............................................        305,124
Long-term debt.............................................        200,000
Shareholders' equity.......................................         78,524

--------------------
(1) Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest.

                              CCPR SERVICES, INC.

                             SUMMARY FINANCIAL DATA

                         (IN THOUSANDS, EXCEPT RATIOS)

  The summary financial data of Services presented below has been derived from financial statements of Services appearing elsewhere in this Prospectus. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein and Services' Financial Statements and Notes thereto included herein.

                                                          THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,       MARCH 31,
                                 -----------------------  --------------------
                                  1996    1995    1994      1997       1996
STATEMENT OF OPERATIONS DATA:
Revenues........................ $26,924 $17,212 $ 3,656  $   8,612  $   5,896
Operating expenses..............  13,006   9,669   6,843      4,166      2,970
Operating income (loss).........  13,918   7,543  (3,187)     4,446      2,926
Net income (loss)...............   6,580   5,389  (3,090)    (3,131)     1,412
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
 charges(1).....................   1.8:1   2.5:1     --       1.1:1      1.7:1

                                                            AS OF MARCH 31, 1997
                                                            --------------------
BALANCE SHEET DATA:
Working capital............................................      $   3,230
Property, plant and equipment--net.........................         92,339
Total assets...............................................        252,861
Long-term debt.............................................        200,000
Shareholder's equity.......................................          3,620

--------------------
(1) Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. The fixed charges coverage deficiency amounted to $3.1 million for the year ended December 31, 1994.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, Holders of Old Notes should consider carefully the following factors in evaluating the Company and its business before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "--Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

  The Private Securities Litigation Reform Act of 1995 provides a new "safe harbor" for certain forward-looking statements. This "safe harbor" does not apply to initial public offerings. The factors discussed below, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, in future filings by the Company with the Commission, in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements.

  Consequences of Failure to Exchange. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Services does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Services believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of Services within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of Services, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Services has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities law of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. Services has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any Holder reasonably requests in writing. Unless a Holder so requests, Services does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions. See "The Exchange Offer--Consequences of Exchanging Old Notes."

  Substantial Leverage; Incurrence of Additional Senior Debt. As of April 28, 1997, after giving effect to the use of proceeds from the offering of the Old Notes, Services and CCPR had $200 million of total indebtedness, consisting solely of the Notes and the related Guarantee. See "Capitalization."

  Services' and CCPR's ability to make principal and interest payments on the Notes will be dependent on Services' and CCPR's future operating performance, which is itself dependent on a number of factors, many of which are out of Services' and CCPR's control. These factors include prevailing economic conditions and financial, competitive, regulatory and other factors affecting Services' and CCPR's business and operations, and may be dependent on the availability of borrowings. Although Services and CCPR believe that, based on current levels of operations, their cash flow from operations, together with other sources of liquidity, will be adequate to make required payments of principal and interest on their debt (including the Notes), whether at or prior to maturity, finance anticipated capital expenditures and fund working capital requirements, there can be no assurance in this regard.

  Additionally, Services' and CCPR's leverage could have a material adverse effect on Services' and CCPR's future operating performance, including, but not limited to, the following: (i) a substantial portion of Services' and CCPR's cash flow must be dedicated to debt service payments, thereby reducing the funds available to Services and CCPR for other purposes; (ii) Services' and CCPR's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes or other purposes may be impaired; (iii) Services and CCPR are substantially more leveraged than certain of their competitors, which may place Services and CCPR at a competitive disadvantage; (iv) Services' and CCPR's leverage may limit their ability to expand capacity and otherwise meet their growth objectives; and (v) Services' and CCPR's leverage may hinder their ability to adjust rapidly to changing market conditions and could make either of them more vulnerable in the event of a downturn in general economic conditions or their businesses.

  The Indenture permits the incurrence of Senior Debt, subject to certain limitations, and prohibits the incurrence by Services of indebtedness that is subordinate in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes. See "Description of the Notes."

  Subordination. The Notes are general unsecured obligations of Services, and both payments under the Notes and payments under the Guarantee are subordinate in right of payment to all existing and future Senior Debt of Services and Senior Debt of CCPR, as the case may be. As of April 28, 1997, after giving effect to the application of the net proceeds from the offering of the Old Notes, neither Services nor CCPR had any Senior Debt. The Indenture permits Services, CCPR and (under limited circumstances) their subsidiaries to incur additional Senior Debt, subject to certain limitations, and Services, CCPR and their subsidiaries expect from time to time to incur additional indebtedness, including Senior Debt, subject to such limitations. By reason of the subordination provisions of the Indenture, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of Services, other creditors who are holders of Senior Debt must be paid in full before payment of amounts due on the Notes. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the Notes.

  In addition, Services may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Notes, or purchase, redeem or otherwise retire the Notes, or make any deposit pursuant to defeasance provisions for the Notes, if Designated Senior Debt (as defined in the Indenture) is not paid when due, unless such default is cured or waived or has ceased to exist or such Designated Senior Debt has been repaid in full. Under certain circumstances, no payments may be made for a specified period with respect to the principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Notes if a default, other than a payment default, exists with respect to Designated Senior Debt unless such default is cured, waived or has ceased to exist or such indebtedness has been repaid in full. See "Description of the Notes-- Subordination." If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. In such an event, the subordination provisions of the Indenture prohibit any payments to Holders of the Notes unless and until such obligations (and any other accelerated Senior Debt) have been repaid in full. See "Description of the Notes--Subordination."

  In addition, CCPR, as guarantor, may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Notes, or purchase, redeem or otherwise retire the Notes, or make any deposit pursuant to defeasance provisions for the Notes, if Designated Senior Debt is not paid when due, unless such default is cured or waived or has ceased to exist or such Designated Senior Debt has been repaid in full. Under certain circumstances, no payments may be made for a specified period with respect to the principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Notes if a default, other than a payment default, exists with respect to Designated Senior Debt unless such default is cured, waived or has ceased to exist or such indebtedness has been repaid in full. See "Description of the Notes--Subordination." If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. In such an event, the subordination provisions of the Indenture prohibit any payments to Holders of the Notes unless and until such obligations (and any other accelerated Senior Debt) have been repaid in full. See "Description of the Notes--Subordination."

  At present, Services is the principal operating subsidiary of the Company that operates and manages a Puerto Rico cellular system. The Company Entities own or control a FCC cellular license for Puerto Rico, and the Additional Company Entities operate a paging business in Puerto Rico and cellular and paging businesses in the USVI. As of March 31, 1997, the Company Entities and the Additional Company Entities had $3.7 million of trade and other indebtedness. Indebtedness of the Company Entities and the Additional Company Entities would rank prior to the claim of the holders of the Notes and the Guarantee. At present, neither Services nor CCPR or their subsidiaries have any secured indebtedness that is outstanding. As of March 31, 1997, Services and CCPR had in the aggregate approximately $22.9 million of indebtedness that ranks pari passu with the obligations of the Notes and the Guarantee.

  Because of the subordination provisions of the Notes and the Guarantee, and after the occurrence of certain events, creditors whose claims are senior to the Notes or the Guarantee may recover more, ratably, than the Holders of the Notes. See "Description of the Notes--Guarantee."

  Competition. The sale of cellular and paging services in each of the Company's markets is becoming increasingly competitive. In Puerto Rico and the USVI, where the Company previously had one cellular competitor in each market, the Company in the near future may face many wireless competitors due to the introduction of broadband personal communications services ("PCS") on frequencies auctioned over the last two years by the FCC and specialized mobile radio ("SMR") services on existing SMR frequencies. At least one competitor, Centennial Cellular Corp. ("Centennial"), has been awarded and is offering PCS services in several of the Company's markets. In addition to Centennial, AT&T Wireless, Inc. ("AT&T") and SprintCom, Inc. ("Sprint") have been awarded PCS licenses, but have not begun operations of PCS services in the Company's markets. Such services will in the future be competitive with the Company's cellular service as they develop competitive voice quality, system reliability, system coverage, product offerings, marketing techniques and pricing. The 1996 Act removed certain restrictions on the ability of the Company's competitors to offer as a single package a variety of services, such as wireless voice and data, paging, long-distance, local landline and cable services, some of which the Company does not currently provide. Increased competition could result in pricing pressure, which could contribute to lower revenues per customer, and higher customer acquisition costs resulting in lower profit margins.

  The Company's significant competitor is the PRTC, which is the other cellular licensee and the landline telephone service provider in Puerto Rico. The PRTC is owned by the government of Puerto Rico. The PRTC is significantly larger and better capitalized than the Company. The Company believes the PRTC currently provides service to approximately 56% of the subscribers to cellular service in Puerto Rico. In addition, the Company faces competition from alternative communications technologies, both those currently existing and those that may be introduced in the future. Continuing technological advances in the communications industry make it impossible to predict the extent of future competition for the Company. See "Business--Competition."

  Potential Need for Additional Capital. The acquisition, development, ownership and operation of wireless communications networks require substantial capital investment. Services does not intend to use any proceeds of the offering of the Old Notes to satisfy capital requirements for the Company. The net proceeds received by Services from the sale of the Old Notes, after deducting the underwriting discounts and commissions and other expenses of the offering of the Old Notes, were approximately $194 million. Of this amount, approximately $115 million was used to repay all borrowings under the Existing Bank Facility and the balance of $79 million was used for substantially all of the $80 million payment to CCPR, which was further distributed by CCPR to CoreComm in connection with the Restructuring.

  The Company and Services each currently believes that it will have adequate internal resources to meet its capital requirements. The Company expects to use approximately $34,000,000 in 1997 for contemplated additions to the cellular system, the paging network and for other non-cell site related capital expenditures. Additionally, the 1997 amount includes one time expenditures of approximately $4,000,000 for the occupancy of a new building and $5,000,000 for hardware and software for an in-house billing system. The Company's commitments at March 31, 1997 of $13,000,000 for cellular network and other equipment and for construction services are included in the total anticipated expenditures.

  History of Losses. Although the Company generated net earnings for the year ended December 31, 1996, the Company has never generated earnings on an annual basis prior to 1996. After the application of the net proceeds of the offering of the Old Notes, and giving effect to interest requirements on the Notes, the Company does not anticipate that it will generate any net earnings for fiscal year 1997. The Company has incurred aggregate net losses of approximately $59.0 million from March 8, 1989 (i.e., date operations commenced) through March 31, 1997. There can be no assurance that the Company will achieve profitability in the near future.

  Regulation. The Company is subject to significant government regulation at the Federal level by the FCC and, to some extent, the Federal Aviation Administration (the "FAA"). In Puerto Rico, the Company is subject to regulation by the Puerto Rico Planning Board (the "Planning Board"), the Administration of Regulations and Permits ("ARPE") and the newly-created Puerto Rico Telecommunications Regulatory Board (the "Board"). The Board's powers include a number of matters, such as cost based rate making, that could have an adverse effect on the Company. See "Business--Government Regulation."

  The Company's wireless licenses are granted for specific periods of time. The most significant cellular and paging licenses are granted for a period of ten years. The Company believes that each of its expiring licenses will be renewed based upon its prior experience with expired licenses and upon FCC rules establishing a presumption in favor of licensees that have substantially complied with their regulatory obligations during the initial license period. However, there can be no assurance that any license will be renewed.

  Wireless communications operations are subject to governmental regulation, which may change from time to time. There can be no assurance that material and adverse changes in the regulation of the Company's existing operating systems will not occur in the future and will not have an adverse effect on the Company's business.

  Lack of Geographic Diversification. The Company's business is confined to the operation of a cellular telephone system and paging operations in Puerto Rico and the USVI. As such, it is highly dependent on trends in the use of cellular telephone and paging services and is subject to economic, social, political and governmental conditions in Puerto Rico and the USVI.

  Technology. The operations of the Company and its ventures depend in part upon the successful deployment of continuously evolving wireless communications technologies. There can be no assurance that such technologies will be developed according to anticipated schedules, that they will perform according to expectations or that they will achieve commercial acceptance. The Company may be required to make more capital expenditures than is currently expected if a technology's performance falls short of expectations or if commercial acceptance is not achieved. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

  Value of FCC Licenses. A substantial portion of the Company's assets consist of intangible assets in the form of investments in cellular licenses, the value of which will depend upon the success of the operations of such entities and the growth and future direction of the cellular industry generally. Values of licenses also have been affected by fluctuations in the level of supply and demand for such licenses. In addition, the infrequency with which licenses are traded or sold may increase the difficulty of establishing values for the Company's license interests. Any transfer of control of an entity holding a domestic license is subject to prior FCC (and possibly state or Commonwealth of Puerto Rico regulatory) approval and the future value of such interests will depend significantly upon future regulatory actions affecting the Company or its market and the success of the Company's businesses. While the Company believes that there is currently a market for such assets, such market may not exist in the future or the values obtainable may be significantly lower than at present. As a consequence, there can be no assurance that the proceeds from the liquidation or sale of the Company's assets would be sufficient to pay the Company's obligations and a significant reduction in the value of the licenses could require a charge to the Company's results of operations. Finally, under FCC rules, a license is subject to renewal. There may be competition for licenses upon the expiration of their initial ten-year terms. The Company's San Juan/Caguas license expires in 1998 and its other licenses expire in 1997 through 2002. There can be no assurance that any such license will be renewed. See "--Regulation" and "Business--Regulation."

  Reliance on Use of Third-Party Service Mark. The Company currently uses the registered service mark CELLULARONE(R) to market the services of its non-wireline systems. The Company's use of this service mark is governed by five-year contracts between the Company and Cellular One Group, the owner of the service mark. Such contracts expire on various dates and each is renewable at the option of the Company for three additional five-year terms, subject to the attainment of certain customer satisfaction ratings. See "Business--Customer Service." Under these agreements, the Company has agreed to meet a consistent set of operating and service quality standards for its cellular service areas. If these agreements were not renewed upon expiration or if the Company were to fail to meet the applicable operating or service quality standards, and therefore was no longer permitted to use the CELLULARONE(R) service mark, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. In addition, if for some reason beyond the Company's control, the name CELLULARONE(R) were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. McCaw/AT&T Wireless, which had been the single largest user of the CELLULARONE(R) brand name, has significantly reduced its use of the brand name as a primary service mark. There can be no assurance that such reduction in use by McCaw/AT&T Wireless will not have an adverse effect on the marketing appeal of the brand name.

  Radio Frequency Emissions Concerns. Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones might be linked to cancer. The Company has collected and reviewed relevant scientific information and, based on such information, is not aware of any credible evidence linking the usage of portable cellular telephones with cancer. The FCC recently updated the guidelines and methods it uses for evaluating RF emissions in radio equipment, including cellular telephones. While the new rules impose more restrictive standards on RF emissions from low-power devices such as portable cellular telephones, the Company believes that all cellular telephones currently marketed and in use comply with those standards. Additional concerns have been expressed about the safety of emissions from cellular facilities which transmit calls to customers' telephone handsets. The Company's facilities are licensed by the FCC and comply with the prior exposure levels set by the FCC and the Company believes that they comply with the new levels. The 1996 Act provides that state and local governments may not regulate the placement, construction or modification of personal wireless service facilities on the basis of the environmental effects of RF emissions as long as such facilities comply with the FCC's regulations concerning such emissions. However, local authorities still have jurisdiction over zoning and permitting of such facilities.

  Fraud. The cellular industry continues to be subject to fraudulent activity. Cloning, which is one form of such fraud, results from the use of scanners and other electronic devices to illegally obtain telephone numbers and electronic serial numbers during cellular transmission. These stolen telephone and serial number combinations can be programmed into a cellular phone and used to obtain fraudulent access to cellular networks. Roaming fraud occurs when a phone programmed with a number stolen from the Company's customer is used to place fraudulent calls from another carrier's market, resulting in a roaming fee charged to the Company that cannot be collected from the customer. The Company is working to reduce the negative impacts of fraud through investment in new technologies and the deployment of other measures. In its own markets, the Company has had significant success in detecting and reducing fraudulent usage of numbers stolen from the Company's customers. However, the Company continues to experience average levels of roaming fraud. The cost of cellular fraud could have a significant impact on the Company's operating results for the foreseeable future. See "Business--Customer Service."

  Certain Investment Company Matters. Each of CCPR, Services and CoreComm believes that it is not an investment company as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"), and each intends to continue its business and conduct its operations so as not to become regulated by the Investment Company Act. If the Commission or its staff were to take the position that any of CoreComm, CCPR or Services were an investment company, each could be required either (a) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on Services, CCPR or CoreComm.

  Fraudulent Conveyance Considerations. Under applicable provisions of the Bankruptcy Code or comparable provisions of state or Commonwealth of Puerto Rico fraudulent transfer law, if either Services or CCPR (as guarantor), at the time it incurred its indebtedness in connection with the offering of the Old Notes, (i) incurred such indebtedness with the intent to hinder, delay or defraud a present or future creditor or (ii)(a) received or receives less than reasonably equivalent fair value or fair consideration and (b)(1) was or is insolvent or rendered insolvent by reason of such incurrence or (2) was or is engaged in a business or transaction for which the assets remaining with it constituted unreasonably small capital or (3) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature or (4) was a defendant in an action for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), the Notes (or related guarantees) could be voided, or claims in respect of the Notes (or related guarantees) could be subordinated to all other debts of Services or CCPR. In addition, the payment of principal by Services or CCPR pursuant to the Notes (or related guarantees) could be voided and be required to be returned to any such present or future creditor, or to a fund for the benefit of the creditors of Services or CCPR or to any judgment creditor referred to in clause (4) above.

  The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, Services or CCPR would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature. There can be no assurance, however, as to what standard a court would apply in making such determination.

  Lack of Public Market for the Notes; Volatility; Restrictions on Resale. The New Notes are being offered only to the Holders of the Old Notes. The Old Notes were issued on January 28, 1997 to institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automatic Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. screenbased, automated market for trading of securities eligible for resale under Rule 144A. To the extent that the Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected.

  There is no existing market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of the holders of the New Notes, or the price at which such holders may be able, to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than the initial offering price of the Old Notes. Prevailing market prices from time to time will depend on many factors, including then existing interest rates, operating results and cash flow of Services and CCPR and the market for similar securities. The Initial Purchasers have advised Services that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Accordingly, even if a trading market for the New Notes does develop, there can be no assurance as to the liquidity of that market. Services does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

                                USE OF PROCEEDS

  Services will not receive any proceeds from the issuance of the New Notes offered pursuant to the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, Services will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to an additional payment to be made to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer. The Old Notes surrendered in exchange for New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of Services.

  The net proceeds received by Services from the sale of the Old Notes, after deducting the underwriting discounts and commissions and estimated expenses of the offering of the Old Notes, were approximately $194 million. Of this amount, approximately $115 million was used to repay all borrowings under the Existing Bank Facility and the balance of $79 million was used for substantially all of the $80 million payment to CCPR, which was further distributed by CCPR to CoreComm in connection with the Restructuring. The Existing Bank Facility was available until March 31, 1999, on which date it would have converted into a term loan with principal payments based on an amortization schedule until September 30, 2003. The Existing Bank Facility required the payment of interest each quarter at a floating rate, which was, at the borrower's option, either (a) the higher of the bank's base rate or the Federal Funds Rate plus 1/2%, (b) the London Interbank Offering Rate or (c) the 936 Rate, plus, based on the ratio of the Company's debt to cash flow and the floating rate in effect, either .25% to 1.875% or 1.25% to 2.875%. The effective rate on the Company's borrowings as of December 31, 1996 was 7.01%. See "The Restructuring," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--The Company" and "--Liquidity and Capital Resources--Services."

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), Services will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on July 25, 1997; provided, however, that if Services, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

  As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about June 25, 1997, to all Holders of Old Notes known to Services. Services' obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  Services expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by Services. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

  Services expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." Services will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

  The tender to Services of Old Notes by a Holder thereof as set forth below and the acceptance thereof by Services will constitute a binding agreement between the tendering Holder and Services upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal or (in the case of a book-entry transfer) an Agent's Message in lieu of such Letter of Transmittal, to The Chase Manhattan Bank (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either
(i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date with the Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO SERVICES.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by Services in its sole discretion, duly executed by the registered national securities exchange with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by Services in its sole discretion, which determination shall be final and binding. Services reserves the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in the judgment of Services or its counsel, be unlawful. Services also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Note either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Note either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by Services shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as Services shall determine. Neither Services, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by Services, proper evidence satisfactory to Services of their authority to so act must be submitted with the Letter of Transmittal.

  By tendering, each Holder will represent to Services that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of Services, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, Services will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, Services shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if Services has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from January 31, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Pursuant to the Registration Rights Agreement, certain additional payments are required to be made to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFERS

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus unless an Exchange Agent already has established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer, and any financial institution that is a participant in the Book-Entry Transfer Facility systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof or an Agent's Message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a Notice of Guaranteed Delivery, substantially in the form provided by Services (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of the Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn, (ii) identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (iii) (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Services, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, Services shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes, any of the following events shall occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of Services to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the

  Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of Services might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of Services, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by an governmental agency or authority which may adversely affect the ability of Services to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of Services and its subsidiaries taken as a whole that, in the sole judgment of Services, is or may be adverse to Services, or Services shall have become aware of facts that, in the sole judgment of Services, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which in the sole judgment of Services in any case, and regardless of the circumstances (including any action by Services) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

  The foregoing conditions are for the sole benefit of Services and may be asserted by Services regardless of the circumstances giving rise to any such condition or may be waived by Services in whole or in part at any time and from time to time in its sole discretion. The failure by Services at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, Services will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

  The Chase Manhattan Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  Main Delivery to: The Chase Manhattan Bank,
                               As Exchange Agent


    By Mail, By Hand and Overnight                  By Facsimile:
               Courier:


                                                   (212) 638-7380
  The Chase Manhattan Bank Corporate
 Trust--Securities Window Room 234--
  North Building 55 Water Street New
            York, NY 10041

                                                Confirm by Telephone:

                                            Sharon Lewis: (212) 638-0454

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  Services will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

  The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by Services and are estimated in the aggregate to be $200,000.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct Services to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Services does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Exchange Offer; Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, Services believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of Services within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of Services, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. Services has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any Holder reasonably requests in writing. Unless a Holder so requests, Services does not intend to register or qualify the sale of the New Notes in any such jurisdictions.

                                CAPITALIZATION

  SERVICES. The following table sets forth the capitalization of Services as of March 31, 1997. This table should be read in conjunction with the historical financial statements of Services, including the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Services" and other financial information included in this Prospectus.

                                                                 MARCH 31, 1997
                                                                 --------------
                                                                 (IN THOUSANDS)
Long Term Debt:
  10% Senior Subordinated Notes due 2007........................    $200,000
                                                                    --------
    Total Long Term Debt........................................     200,000
Shareholder's Equity:
  Common stock-$1 par value; 1,000 shares authorized, issued and
   outstanding..................................................           1
  Additional paid-in capital....................................       5,258
  (Deficit).....................................................      (1,639)
                                                                    --------
    Total Shareholder's Equity..................................       3,620
                                                                    --------
Total Capitalization............................................    $203,620
                                                                    ========

  THE COMPANY. The following table sets forth the consolidated capitalization of the Company as of March 31, 1997. This table should be read in conjunction with the historical consolidated financial statements of the Company, including the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations--the Company" and other financial information included in this Prospectus.

                                                                 MARCH 31, 1997
                                                                 --------------
                                                                 (IN THOUSANDS)
Long Term Debt:
  10% Senior Subordinated Notes due 2007........................    $200,000
                                                                    --------
    Total Long Term Debt........................................     200,000
Shareholder's Equity:
  Common Stock-$.01 par value; authorized, issued and
   outstanding 1,000 shares.....................................         --
  Additional paid-in capital....................................     137,570
  (Deficit).....................................................     (59,046)
                                                                    --------
    Total Shareholder's Equity..................................      78,524
                                                                    --------
Total Capitalization............................................    $278,524
                                                                    ========

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

  The selected consolidated financial information of the Company presented below under the captions Statement of Operations Data for each of the five years in the period ended December 31, 1996 and Balance Sheet Data as of December 31, 1996, 1995, 1994, 1993 and 1992 has been derived from consolidated financial statements of the Company audited by Ernst & Young LLP. The selected consolidated financial information of the Company as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 has been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the three months ended March 31, 1997 are not necessarily indicative of the results for the full fiscal year. The Company did not declare or pay any cash dividends during the periods indicated. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company" and the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                THREE MONTHS
                                   YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                         ------------------------------------------------  -----------------------
                           1996      1995      1994      1993      1992         1997        1996
                                   (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
  Service revenue....... $119,839  $ 94,409  $ 55,900  $ 22,256  $  9,624     $ 33,352     $28,513
  Equipment revenue.....   13,979    14,259    11,241     6,890     2,362        3,919       2,963
                         --------  --------  --------  --------  --------     --------     -------
                          133,818   108,668    67,141    29,146    11,986       37,271      31,476
                         --------  --------  --------  --------  --------     --------     -------
Costs and expenses:
  Cost of equipment
   sold.................   17,962    20,635    13,818     8,386     2,250        4,779       4,680
  Operating expenses....   15,214    10,207     8,501     4,913     3,368        3,890       3,885
  Selling, general and
   administrative
   expenses.............   63,223    51,148    30,944    18,512     9,432       17,899      13,647
  Depreciation of rental
   equipment............      521       225       312       278       158          177         115
  Depreciation expense..   12,710     9,638     6,400     4,887     3,697        3,806       2,888
  Amortization expense..    6,187     5,794     5,212     5,047     4,687        1,557       1,527
                         --------  --------  --------  --------  --------     --------     -------
                          115,817    97,647    65,187    42,023    23,592       32,108      26,742
                         --------  --------  --------  --------  --------     --------     -------
Operating income
 (loss).................   18,001    11,021     1,954   (12,877)  (11,606)       5,163       4,734
Interest income and
 other, net.............      646       358       867       551       414           65          60
Interest expense........   (8,181)   (8,501)   (7,305)   (6,249)   (3,658)      (3,984)     (1,779)
                         --------  --------  --------  --------  --------     --------     -------
Income (loss) before
 income tax provisions,
 minority interests and
 extraordinary item.....   10,466     2,878    (4,484)  (18,575)  (14,850)       1,244       3,015
Income tax (provision)
 benefit................   (5,352)   (4,007)     (328)     (156)      724       (1,176)     (1,726)
                         --------  --------  --------  --------  --------     --------     -------
Income (loss) before
 minority interests and
 extraordinary item.....    5,114    (1,129)   (4,812)  (18,731)  (14,126)          68       1,289
Minority interests......      --       (322)      --        --        --           --          --
                         --------  --------  --------  --------  --------     --------     -------
Income (loss) before
 extraordinary item.....    5,114    (1,451)   (4,812)  (18,731)  (14,126)          68       1,289
Extraordinary item(1)...      --        --        --        --        --        (3,751)        --
                         --------  --------  --------  --------  --------     --------     -------
Net income (loss)....... $  5,114  $ (1,451) $ (4,812) $(18,731) $(14,126)    $ (3,683)    $ 1,289
                         ========  ========  ========  ========  ========     ========     =======
Net income (loss) per
 common share(2)........ $    .36  $   (.13) $   (.49) $  (1.93) $  (1.56)          NA     $   .09
                         ========  ========  ========  ========  ========                  =======
Weighted average number
 of Common Shares used
 in computation of net
 income (loss) per share
 including common stock
 equivalents(2).........   14,027    11,070     9,867     9,699     9,073           NA      13,932
                         ========  ========  ========  ========  ========                  =======
Ratio of earnings to
 fixed charges(3).......    2.0:1     1.2:1     0.4:1       --        --         1.3:1       2.4:1
                                      AS OF DECEMBER 31,                   AS OF MARCH 31,
                         ------------------------------------------------  ---------------
                           1996    1995(4)     1994      1993      1992         1997
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......... $ 11,078  $ 12,444  $ 10,808  $ 18,658  $ 33,934     $  8,493
Property, plant and
 equipment-net..........   97,945    75,769    55,077    42,653    38,733      100,533
Total assets............  300,722   256,997   231,371   218,669   222,745      305,124
Long-term debt..........  115,000    90,000   101,212    95,506    92,456      200,000
Shareholders' equity....  162,608   144,152   112,784   111,621   124,454       78,524

-------------------
(1) In January 1997, in connection with the repayment of the Existing Bank Facility, the Company recorded an extraordinary loss of $4,067,000 ($3,751,000 net of income tax benefit) from the write-off of unamortized deferred financing costs.
(2) After giving retroactive effect to the five-for-four stock split by way of stock dividend paid in October 1992.
(3) Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. The fixed charges coverage deficiency amounted to $18.6 million and $14.9 million for the years ended December 31, 1993 and 1992, respectively.
(4) In 1995, the entire $40 million principal amount of 8 1/4% Convertible Senior Subordinated Notes due 2000 were converted into approximately 2,778,000 shares of common stock.

                        SELECTED FINANCIAL INFORMATION

                              CCPR SERVICES, INC.

  The selected financial information of Services presented below under the captions Statement of Operations Data for each of the five years in the period ended December 31, 1996 and Balance Sheet Data as of December 31, 1996, 1995, 1994, 1993 and 1992 have been derived from financial statements of Services audited by Ernst & Young LLP. The selected financial information of Services as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 has been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the three months ended March 31, 1997 are not necessarily indicative of the results for the full fiscal year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Services" and Services' Pro Forma Financial Statements and Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                  THREE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                         MARCH 31,
                         -----------------------------------------------------  ------------------------
                           1996     1996     1995     1994     1993     1992     1997     1997     1996
                         PRO FORMA      (IN THOUSANDS, EXCEPT RATIOS)                 PRO FORMA
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $40,893  $26,924  $17,212  $ 3,656  $ 2,225  $ 1,600  $ 8,612  $ 9,770  $5,896
Depreciation and
 amortization...........   14,996   13,006    9,669    6,843    5,393    4,138    4,166    4,332   2,970
                          -------  -------  -------  -------  -------  -------  -------  -------  ------
Operating income
 (loss).................   25,897   13,918    7,543   (3,187)  (3,168)  (2,538)   4,446    5,438   2,926
Interest income and
 other, net ............    1,343    1,343      707       97       15     (108)     205      205     251
Interest expense........  (20,073)  (8,094)  (2,751)     --       --       --    (3,983)  (4,975) (1,732)
Equity in net income
 (loss) of SJCTC........      (72)     304      --       --       --       --       135      (29)     54
                          -------  -------  -------  -------  -------  -------  -------  -------  ------
Income (loss) before
 income tax provision
 and extraordinary
 item...................    7,095    7,471    5,499   (3,090)  (3,153)  (2,646)     803      639   1,499
Income tax provision....     (891)    (891)    (110)     --       --       --      (182)    (182)    (87)
                          -------  -------  -------  -------  -------  -------  -------  -------  ------
Income (loss) before
 extraordinary item.....    6,204    6,580    5,389   (3,090)  (3,153)  (2,646)     621      457   1,412
Extraordinary item(1)...      --       --       --       --       --       --    (3,752)  (3,752)    --
                          -------  -------  -------  -------  -------  -------  -------  -------  ------
Net income (loss).......  $ 6,204  $ 6,580  $ 5,389  $(3,090) $(3,153) $(2,646) $(3,131) $(3,295) $1,412
                          =======  =======  =======  =======  =======  =======  =======  =======  ======
Ratio of earnings to
 fixed charges(2).......    1.3:1    1.8:1    2.5:1      --       --       --     1.1:1    1.1:1   1.7:1

                                                                           AS OF
                                      AS OF DECEMBER 31,                 MARCH 31,
                         ----------------------------------------------  ---------
                           1996   1995(3)    1994      1993      1992      1997
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......... $  5,454 $ 15,194 $(33,694) $(20,486) $(13,535)  $ 3,230
Property, plant and
 equipment--net.........   89,912   69,507   52,656    42,362    38,358    92,339
Total assets............  167,268  113,496   75,194    54,477    55,594   252,861
Long-term debt..........  115,000   90,000      --        --        --    200,000
Shareholder's equity....    6,751      171   19,930    23,020    26,173     3,620

---------------------
(1) In January 1997, in connection with the repayment of the Existing Bank Facility, the Company recorded an extraordinary loss of $4,068,000 ($3,752,000 net of income tax benefit) from the write-off of unamortized deferred financing costs.
(2) Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. The fixed charges coverage deficiency amounted to $3.1 million, $3.2 million and $2.6 million for the years ended December 31, 1994, 1993 and 1992, respectively.
(3) In 1995, Services assumed CCPR's liability under the Existing Bank Facility of $80 million, net of deferred financing costs of $5 million. This transaction was recorded by Services as a $50 million reduction of the amount due to CCPR included in current liabilities and a $25 million return of capital to CCPR.

                              CCPR SERVICES, INC.

             PRO FORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

  The unaudited pro forma condensed financial statements of CCPR Services, Inc. ("Services") reflect the following transactions (the "Transactions"): (1) the issuance of $200,000,000 principal amount Senior Subordinated Notes due 2007, (2) the use of a portion of the proceeds from the issuance of the Notes to repay the amounts outstanding under the revolving credit facility with various banks, and (3) the use of the balance of the proceeds from the issuance of the Notes and cash on hand of $2,678,000 to acquire a portion of the partnership interests in the San Juan Cellular Telephone Company ("SJCTC") from Cellular Communications of Puerto Rico, Inc. The unaudited pro forma condensed statements of operations for the three months ended March 31, 1997 and for the year ended December 31, 1996 give effect to the Transactions as if they had occurred at the beginning of the period.

  The pro forma condensed financial statements have been prepared by Services' management. These pro forma condensed financial statements may not be indicative of the results that actually would have occurred if the Transactions had been in effect on the dates indicated or which may be obtained in the future. The pro forma condensed financial statements should be read in conjunction with the financial statements and notes of Services and SJCTC included elsewhere in this Prospectus.

                              CCPR SERVICES, INC.

            PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                   HISTORICAL   ADJUSTMENTS         PRO FORMA
Revenues.........................  $ 8,612,000  $1,158,000 (a)     $ 9,770,000
Depreciation and amortization....    4,166,000     166,000 (b)(c)    4,332,000
                                   -----------  ----------         -----------
Operating income.................    4,446,000     992,000           5,438,000
Interest income..................      205,000         --              205,000
Interest expense.................   (3,983,000)   (992,000)(d)      (4,975,000)
Equity in net income (loss) of
 SJCTC...........................      135,000    (164,000)(e)         (29,000)
                                   -----------  ----------         -----------
Income before income taxes and
 extraordinary item..............      803,000    (164,000)            639,000
Provision for income taxes.......     (182,000)        --             (182,000)
                                   -----------  ----------         -----------
Income before extraordinary
 item............................      621,000    (164,000)            457,000
Loss from early extinguishment of
 debt, net of income tax benefit
 of $316,000.....................   (3,752,000)        --           (3,752,000)
                                   -----------  ----------         -----------
Net loss.........................  $(3,131,000) $ (164,000)        $(3,295,000)
                                   ===========  ==========         ===========


                            See accompanying notes.

                              CCPR SERVICES, INC.

            PRO FORMA CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                 HISTORICAL   ADJUSTMENTS          PRO FORMA
Revenues.......................  $26,924,000  $ 13,969,000 (a)    $ 40,893,000
Depreciation and amortization..   13,006,000     1,990,000 (b)(c)   14,996,000
                                 -----------  ------------        ------------
Operating income...............   13,918,000    11,979,000          25,897,000
Interest income................    1,343,000           --            1,343,000
Interest expense...............   (8,094,000)  (11,979,000)(d)     (20,073,000)
Equity in net income (loss) of
 SJCTC.........................      304,000      (376,000)(e)         (72,000)
                                 -----------  ------------        ------------
Income before income taxes.....    7,471,000      (376,000)          7,095,000
Provision for income taxes.....     (891,000)          --             (891,000)
                                 -----------  ------------        ------------
Net income.....................  $ 6,580,000  $   (376,000)       $  6,204,000
                                 ===========  ============        ============



                            See accompanying notes.

                              CCPR SERVICES, INC.

         NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

  For purposes of determining the effect of the Transactions on Services' Condensed Statements of Operations for the three months ended March 31, 1997 and for the year ended December 31, 1996, the following pro forma adjustments have been made. The pro forma condensed financial statements give effect to the acquisition of a 21% SJCTC partnership interest for cash of $80,000,000.

                                                                  THREE MONTHS
                                                  YEAR ENDED         ENDED
                                               DECEMBER 31, 1996 MARCH 31, 1997
                                               ----------------- --------------
   (a)Additional capital usage fee charged to
    affiliates................................    $13,969,000      $1,158,000
   (b)Amortization of deferred financing
    costs:
     Notes....................................    $   600,000      $   50,000
     Bank loan................................       (610,000)        (51,000)
                                                  -----------      ----------
                                                      (10,000)         (1,000)
   (c) Amortization of excess of cost over
       book value of investment in SJCTC over
       40 years...............................      2,000,000         167,000
                                                  -----------      ----------
                                                  $ 1,990,000      $  166,000
   (d)Interest expense:
     Notes at 10% per annum...................    $20,000,000      $1,667,000
     Bank loan................................     (8,021,000)       (675,000)
                                                  -----------      ----------
                                                  $11,979,000      $  992,000
   (e)Equity in pro forma net (loss) of
    SJCTC.....................................    $  (376,000)     $ (164,000)

  The write-off of the deferred financing costs related to the bank loan is not reflected in the pro forma condensed statements of operations for the year ended December 31, 1996 since it is a nonrecurring charge directly attributable to the Transactions. The unamortized deferred financing costs as of December 31, 1996 were $4,118,000.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                A. CELLULAR COMMUNICATIONS OF PUERTO RICO, INC.

  The following discussion of the financial condition and results of operations of the Company relates to the fiscal years ended December 31, 1996, 1995, and 1994, and the three months ended March 31, 1997 and 1996 and should be read in conjunction with the preceding Selected Consolidated Financial Information and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The following information does not purport to be indicative of results that may occur in the future. All references to full years are to the applicable fiscal year of the Company.

RESULTS OF OPERATIONS

 THREE MONTHS ENDED MARCH 31, 1997 AND 1996

  Service revenues increased to $33,352,000 from $28,513,000 as a result of subscriber growth that increased the Company's current revenue stream. Average monthly revenue per cellular subscriber for the first quarter decreased to $68 in 1997 from $78 in 1996. Ending subscribers were 166,600 and 127,800 as of March 31, 1997 and 1996, respectively. Ending pagers in use were 35,100 and 17,800 as of March 31, 1997 and 1996, respectively.

  The loss from equipment, before depreciation of rental equipment, decreased to $860,000 from $1,717,000 primarily because of reductions in the cost of cellular telephones. The Company sells cellular telephones and pagers below cost in response to competition and to generate subscriber growth.

  Operating expenses increased to $3,890,000 from $3,885,000 primarily due to additional costs associated with the expanded network (including paging operations), offset by a reduction in interconnection charges. Operating expenses as a percentage of service revenue decreased to 12% in 1997 from 14% in 1996.

  Selling, general and administrative expenses increased to $17,899,000 from $13,647,000 as a result of increased selling and marketing to increase the customer base and additional personnel to service the expanding customer base. Increases in bad debt expense, property taxes and subscriber billing expense also contributed to this increase. The increases in selling and marketing costs, personnel costs, bad debt expense, property taxes and subscriber billing expense were 40%, 9%, 14%, 7% and 8%, respectively, of the total $4,252,000 increase.

  Depreciation of rental equipment increased to $177,000 from $115,000 due to an increase in the number of rental pagers.

  Depreciation expense increased to $3,806,000 from $2,888,000 primarily because of an increase in property, plant and equipment.

  Amortization expense increased to $1,557,000 from $1,527,000 primarily due to increases in license acquisition costs.

  Interest expense increased to $3,984,000 from $1,779,000 as a result of the increase in long-term debt at a higher effective interest rate during the first quarter of 1997.

  The provision for income taxes, net of income tax benefit of $316,000 from the loss from the early extinguishment of debt, decreased to $860,000 from $1,726,000 primarily as a result of a decrease in Puerto Rico taxable income of certain of the Company's consolidated subsidiaries.

  In connection with the repayment of the Existing Bank Facility, the Company recorded an extraordinary loss of $4,067,000 ($3,751,000 net of income tax benefit) from the write-off of unamortized deferred financing costs.

 YEARS ENDED DECEMBER 31, 1996 AND 1995

  Service revenues increased to $119,839,000 from $94,409,000 as a result of subscriber growth that increased the Company's current revenue stream. Average monthly revenue per subscriber decreased to $73 in 1996 from $86 in 1995. Ending subscribers were 159,300 and 115,500 as of December 31, 1996 and 1995, respectively.

  The loss from equipment, before depreciation of rental equipment, decreased to $3,983,000 from $6,376,000 primarily because of reductions in the cost of cellular telephones offset by an increase in the loss from pager sales. The Company sells cellular telephones and pagers below cost in response to competition and to generate subscriber growth.

  Operating expenses increased to $15,214,000 from $10,207,000 primarily due to increased usage of the network and additional costs associated with the expanded network (including paging operations), which account for 90% and 10% of the increase, respectively.

  Selling, general and administrative expenses increased to $63,223,000 from $51,148,000 as a result of increased selling and marketing to increase the customer base and additional personnel to service the expanding customer base. Increases in bad debt expense, customer retention expense, property taxes and subscriber billing expense also contributed to this increase. The increases in selling and marketing costs, personnel costs, bad debt expense, customer retention expense, property taxes and subscriber billing expense were 31%, 8%, 12%, 13%, 8% and 11%, respectively, of the total $12,075,000 increase.

  Depreciation of rental equipment increased to $521,000 from $225,000 due to an increase in the number of rental pagers, offset by a decrease in rental telephone depreciation due to rental telephones becoming fully depreciated.

  Depreciation expense increased to $12,710,000 from $9,638,000 primarily because of an increase in property, plant and equipment.

  Amortization expense increased to $6,187,000 from $5,794,000 primarily due to increases in license acquisition costs.

  Interest income and other, net, increased to $646,000 from $358,000 primarily due to an increase in interest income on short term investments.

  Interest expense decreased to $8,181,000 from $8,501,000 as a result of lower effective interest rates on long-term debt outstanding during 1996.

  The provision for income taxes increased to $5,352,000 from $4,007,000 as a result of an increase in Puerto Rico or U.S. Virgin Islands taxable income of certain of the Company's consolidated subsidiaries and an increase in deferred Puerto Rico income tax liability.

 YEARS ENDED DECEMBER 31, 1995 AND 1994

  Service revenues increased to $94,409,000 from $55,900,000 as a result of subscriber growth that increased the Company's current revenue stream. Average monthly revenue per subscriber decreased to $86 for the year ended December 31, 1995 from $94 for the year ended December 31, 1994. Ending subscribers were 115,500 and 68,300 as of December 31, 1995 and 1994, respectively. Paging operations commenced in the second quarter of 1995. As of December 31, 1995, there were 13,300 pagers in use.

  The loss from equipment, before depreciation of rental telephones, increased to $6,376,000 from $2,577,000 as a result of the increase in new subscribers. The Company sells telephone and accessories below cost in response to competition and to increase subscriber growth.

  Operating expenses increased to $10,207,000 from $8,501,000 primarily due to additional costs associated with the expanded cellular network and increased usage of the network, which account for 74% and 26% of the increase, respectively. Operating expenses declined to 11% of service revenue for the year ended December 31, 1995 from 15% for the year ended December 31, 1994.

  Selling, general and administrative expenses increased to $51,148,000 from $30,944,000 as a result of increased selling and marketing to increase the customer base and additional personnel to service the expanding customer base. Increases in bad debt expense and subscriber billing expense also contributed to this increase. The increases in selling and marketing costs, personnel costs, bad debt expense and subscriber billing expense were 53%, 11%, 17% and 8%, respectively, of the total $20,204,000 increase.

  Depreciation of rental telephones decreased to $225,000 from $312,000 due to rental telephones in the corporate account rental program being fully depreciated.

  Depreciation expense increased to $9,638,000 from $6,400,000 primarily because of an increase in property, plant and equipment.

  Amortization expense increased to $5,794,000 from $5,212,000 due to increases in license acquisition costs as a result of the USVI acquisitions in July and October 1994.

  Interest income and other, net, decreased to $358,000 from $867,000 due to an increase in losses on disposals of equipment.

  Interest expense increased to $8,501,000 from $7,305,000 as a result of a higher average balance of long-term debt outstanding during 1995.

  Income tax provision increased to $4,007,000 from $328,000 as a result of an increase in Puerto Rico or USVI taxable income of certain of the Company's consolidated subsidiaries.

LIQUIDITY AND CAPITAL RESOURCES

  The Company requires capital to expand its cellular and paging networks, for debt service and, potentially, for the acquisition and development of additional wireless licenses or communication businesses. The Company is currently adding cell sites and increasing capacity throughout its Puerto Rico and USVI markets. The Company expects to use approximately $34,000,000 in 1997 for contemplated additions to the cellular system, the paging network and for other non-cell site related capital expenditures. Additionally, the 1997 amount includes one time expenditures of approximately $4,000,000 for the occupancy of a new building and $5,000,000 for hardware and software for an in-house billing system. The Company's commitments at March 31, 1997 of $13,000,000 for cellular network and other equipment and for construction services are included in the total anticipated expenditures. The Company expects to be able to meet these requirements with cash and marketable securities on hand and cash from operations.

  In April 1995, CCPR and Services entered into the Existing Bank Facility, which was a $200,000,000 revolving credit facility with various banks. The line of credit was available until March 31, 1999, on which date it would have converted into a term loan with principal payments based on an amortization schedule until September 30, 2003.

  In January 1997, Services issued $200,000,000 principal amount of Old Notes and received proceeds of $193,968,000 after discounts, commissions and other related costs. The Notes are unconditionally guaranteed by CCPR. CCPR and Services used approximately $116,000,000 of the proceeds to repay the $115,000,000 principal outstanding plus accrued interest and fees under the Existing Bank Facility. In addition, Services used the balance to make a cash payment to CCPR of $80,000,000 in exchange for a 21% interest in SJCTC, and CCPR distributed that amount to CoreComm.

  The Notes are due February 1, 2007. Interest on the Notes is payable semiannually commencing on August 1, 1997. The Notes are redeemable, in whole or in part, at the option of Services at any time on or after February 1, 2002, at a redemption price of 105% that declines annually to 100% in 2005, in each case together with accrued and unpaid interest to the redemption date. The Indenture contains certain covenants with respect to

CCPR, Services and certain subsidiaries that limit their ability to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make other distributions or restricted payments, (iii) create liens, (iv) sell assets, (v) enter into mergers or consolidations or (vi) sell or issue stock of subsidiaries.

  Cash provided by operating activities was $8,130,000 and $9,987,000 for the three months ended March 31, 1997 and 1996, respectively. The decrease in cash provided by operating activities is a result of changes in operating assets and liabilities. Purchases of property, plant and equipment of $7,210,000 in 1997 were primarily for additional cell sites and increased capacity in the Company's cellular and paging systems.

  Cash provided by operating activities was $28,912,000 for the year ended December 31, 1996 and cash used in operating activities was $7,779,000 for the year ended December 31, 1995. Cash used in operating activities in 1995 included $12,978,000 of accrued interest expense that was paid in connection with the repayment of outstanding debt. The increase in cash flow from operating activities is also a result of the increase in net income and from changes in operating assets and liabilities. Purchases of property, plant and equipment of $36,564,000 in 1996 were primarily for additional cell sites and increased capacity in the Company's cellular and paging systems. Purchases of cellular license interests of $5,811,000 in 1996 are comprised of $5,755,000 (including expenses of $5,000) paid to acquire the remaining interests, aggregating 49%, in Star Associates, Inc., the company which owns the FCC license for the non-wireline cellular system in Adjuntas, Puerto Rico (RSA-2), plus $56,000 in expenses paid in connection with the acquisition by Services of the remaining minority interests aggregating 6.14% in SJCTC. This acquisition was in exchange for approximately 820,000 shares of CCPR's common stock which was valued at $21,536,000, the fair market value on the date of acquisition. As a result of these acquisitions, CCPR owns, either directly or through its subsidiaries, 100% of Star Associates, Inc. and SJCTC. SJCTC made a special cash distribution of $1,172,000 to its minority interest holders in 1996.

  The allowance for doubtful accounts was $3,889,000 as of March 31, 1997, $3,767,000 as of December 31, 1996 and $3,233,000 as of December 31, 1995.
Write-offs net of recoveries as a percentage of service revenue was 6.0% for the three months ended March 31, 1997, 5.8% for the year ended December 31, 1996 and 4.8% for the year ended December 31, 1995. This percentage increased because the Company has attracted and continues to attract new segments of the market. The Company continues to attempt to reduce this percentage by improving credit procedures and instituting innovative forms of payment such as prepaid billing.

  The Company may also require additional capital for acquisitions of minority interests in its Aguadilla market or for the acquisition of certain other RSAs. The Company has from time to time engaged in discussions with third parties regarding such acquisitions.

EFFECT OF INFLATION

  The results of operations of the Company have not been significantly affected by inflation.

                            B. CCPR SERVICES, INC.

  The following discussion of the financial condition and results of operations of Services relates to the fiscal years ended December 31, 1996, 1995 and 1994, and the three months ended March 31, 1997 and 1996, and should be read in conjunction with the preceding Selected Financial Information and Services' Financial Statements and Notes thereto included elsewhere in this Prospectus. The following information does not purport to be indicative of results that may occur in the future. All references to full years are to the applicable fiscal year of Services.

  Services operates and manages the Company's Puerto Rico cellular system on behalf of each of the Company Entities. See "Business--Intercompany Administration and Management Agreements." Services charges an administrative fee based on revenues generated in the Company's Puerto Rico cellular system and a capital usage fee which is the recovery of Services' capital costs.

RESULTS OF OPERATIONS

 THREE MONTHS ENDED MARCH 31, 1997 AND 1996

  Administrative and capital usage fees charged to affiliates increased to $8,612,000 from $5,896,000 as a result of increases in revenues and capital costs in CCPR's Puerto Rico cellular system.

  Depreciation and amortization increased to $4,166,000 from $2,970,000 primarily because of an increase in property, plant and equipment.

  Interest expense increased to $3,983,000 from $1,732,000 as a result of the increase in long-term debt at a higher effective interest rate during the first quarter of 1997.

  Equity in net income of SJCTC increased to $135,000 from $54,000 as a result of the acquisition of an additional 21% ownership interest in the partnership in January 1997.

  The provision for income taxes, net of income tax benefit of $316,000 from the loss from the early extinguishment of debt, changed to a benefit of $134,000 from a provision of $87,000 as a result of the federal income tax benefit of the tax sharing agreement with CCPR beginning in 1997.

  In connection with the repayment of the Existing Bank Facility, Services recorded an extraordinary loss of $4,068,000 ($3,752,000 net of income tax benefit) from the write-off of unamortized deferred financing costs.

 YEARS ENDED DECEMBER 31, 1996 AND 1995

  Administrative and capital usage fees charged to affiliates increased to $26,924,079 from $17,212,735 as a result of increases in revenues and capital costs in CCPR's Puerto Rico cellular system.

  Depreciation and amortization increased to $13,005,623 from $9,669,381 primarily because of an increase in property, plant and equipment.

  Intercompany interest income increased to $741,010 from $536,775 as a result of the increase in amounts due from affiliates.

  Interest and other income increased to $601,533 from $169,398 as a result of increases in cash available for short term investment.

  Interest expense increased to $8,094,399 from $2,750,576 as a result of a higher average balance on long-term debt outstanding during 1996.

  Equity in net income of SJCTC of $304,374 in 1996 is the result of the acquisition of an approximately 6% ownership interest in the partnership in February 1996.

  The provision for income taxes increased to $890,766 from $109,955 as a result of an increase in Puerto Rico income tax, a substantial portion of which is a deferred liability.

 YEARS ENDED DECEMBER 31, 1995 AND 1994

  Administrative and capital usage fees charged to affiliates increased to $17,212,735 from $3,656,492 as a result of increases in revenues and capital costs in CCPR's Puerto Rico cellular system, as well as an increase in the administrative fee rate and a change in the capital usage fee computation.

  Depreciation and amortization increased to $9,669,381 from $6,843,383 primarily because of an increase in property, plant and equipment.

  Intercompany interest income increased to $536,775 from $198,507 as a result of the increase in amounts due from affiliates.

  Interest and other income increased to income of $169,398 from expense of $101,982 as a result of increases in cash available for short term investment and a reduction in losses on disposals of equipment.

  Interest expense increased to $2,750,576 from none as a result of long-term debt incurred in 1995.

  The provision for income taxes increased to $109,955 from none as a result of an increase in Puerto Rico taxable income.

LIQUIDITY AND CAPITAL RESOURCES

  Services requires capital to expand the Company's Puerto Rico cellular system and for debt service. Services is currently adding cell sites and increasing capacity throughout Puerto Rico on behalf of CCPR's operating subsidiaries. Services expects to use approximately $31,000,000 in 1997 for contemplated additions to the Puerto Rico cellular system and for other non-cell site related capital expenditures. Additionally, the 1997 figure includes one time expenditures of approximately $4,000,000 for the occupancy of a new building and $5,000,000 for hardware and software for an in-house billing system. Services' commitments at March 31, 1997 of $12,600,000 for cellular network and other equipment and for construction services are included in the total anticipated expenditures. Services expects to be able to meet these requirements with cash, cash equivalents and marketable securities on hand and cash from operations.

  In April 1995, CCPR and Services entered into the Existing Bank Facility, which was a $200,000,000 revolving credit facility with various banks. As of December 31, 1996, Services had $115,000,000 principal amount outstanding. The line of credit was available until March 31, 1999, on which date it would have converted into a term loan with principal payments based on an amortization schedule until September 30, 2003.

  In January 1997, Services issued $200,000,000 principal amount of Old Notes and received proceeds of $193,968,000 after discounts, commissions and other related costs. The Notes are unconditionally guaranteed by CCPR. Services used approximately $116,000,000 of the proceeds to repay the principal outstanding plus accrued interest and fees under the Existing Bank Facility. In addition, Services used the balance to make a cash payment to CCPR of $80,000,000 in exchange for a 21% interest in SJCTC.

  The Notes are due on February 1, 2007. Interest on the Notes is payable semiannually commencing on August 1, 1997. The Notes are redeemable, in whole or in part, at the option of Services at any time on or after February 1, 2002, at a redemption price of 105% that declines annually to 100% in 2005, in each case together with accrued and unpaid interest to the redemption date. The Indenture contains certain covenants with respect to Services, CCPR and certain subsidiaries of CCPR that limit their ability to, among other things,
(i) incur additional indebtedness, (ii) pay dividends or make other distributions or restricted payments, (iii) create liens, (iv) sell assets,
(v) enter into mergers or consolidations or (vi) sell or issue stock of subsidiaries.

  Cash provided by operating activities was $6,569,000 and $6,782,000 for the three months ended March 31, 1997 and 1996, respectively. The decrease in cash provided by operating activities is primarily a result of changes in operating assets and liabilities. Purchases of property, plant and equipment of $6,720,000 in 1997 were primarily for additional cell sites and increased capacity in the Puerto Rico cellular and paging systems.

  Cash provided by operating activities was $8,941,892 and $21,809,188 for the years ended December 31, 1996 and 1995, respectively. The decrease is primarily a result of an increase in cash paid for interest (exclusive of amounts capitalized) and income taxes of $5,164,879 and changes in other operating assets and liabilities. Purchases of property, plant and equipment of $34,846,405 were primarily for additional cell sites and increased capacity in the Puerto Rico cellular system. Proceeds from borrowings of $52,000,000 were used for loans to affiliates of $42,000,000 and for purchases of property, plant and equipment of $10,000,000.

  The allowance for doubtful accounts was $3,583,000 as of March 31, 1997, $3,471,653 as of December 31, 1996 and $2,903,430 as of December 31, 1995.
Write-offs net of recoveries as a percentage of service revenues of affiliates was 6.4% for the three months ended March 31, 1997, 6.0% for the year ended December 31, 1996 and 5.0% for the year ended December 31, 1995. This percentage increased because Services has attracted and continues to attract new segments of the market. Services continued to attempt to reduce this percentage by improving credit procedures and instituting innovative forms of payment such as prepaid billing.

EFFECT OF INFLATION

  The results of operations of Services have not been significantly affected by inflation.

                                   BUSINESS

GENERAL

  The Company owns, operates and markets its cellular and paging services throughout Puerto Rico and the USVI under the CELLULARONE(R) service mark. The Company's interests total 3.52 million Pops. In addition, the Company has entered into agreements to operate or holds interim operating authority granted by the FCC in the two remaining RSAs within Puerto Rico and the USVI which it does not own. The Company began actively marketing its island-wide cellular system in May 1993 and, as of March 31, 1997, had 166,600 cellular subscribers and 35,100 paging subscribers representing an increase in subscribers of 38,800 and 17,300, respectively, since March 31, 1996. Despite commencing active marketing of its services almost five years after its primary cellular competitor, management believes the Company's market share represents an approximately 44% share of cellular subscribers in Puerto Rico.

  The Company believes that Puerto Rico is an attractive market for cellular and paging services. The largest MSA in its service area, the San Juan/Caguas MSA with over two million Pops, is characterized by a high population density of 1,880 persons per square mile (mainland U.S. MSA average is 325) with 46% of commuters reporting a commute time of 30 minutes or greater (mainland U.S. MSA average is 30%).

  Puerto Rico did not experience the benefits of island-wide competition until early 1993, seven years after most major mainland U.S. markets. Notwithstanding, management estimates that at the end of 1996 cellular penetration in Puerto Rico was slightly less than 10% while the CTIA reported that cellular penetration in the U.S. as a whole first surpassed 10% during the first half of 1995. Average revenue for the Company's subscribers continues to exceed the average revenue for mainland U.S. subscribers at a similar penetration level; the average revenue for the Company's cellular subscribers in 1996 was over $70 per month, while the average revenue in the mainland U.S. as reported by the CTIA at a similar market penetration (10%) in early 1995 was less than $60 per month.

  The Company believes that the USVI also represents an attractive cellular and paging market, particularly because of the large amount of roaming traffic generated by visitors.

  The Company's primary strategy is to differentiate itself from its competition by providing superior customer service and call quality by offering state-of-the-art complementary wireless services, thereby strengthening its image as the premium provider of wireless communications in its service areas. The Company continually promotes its reliable Puerto Rico and USVI-wide mobile cellular and paging services. The Company has stressed the quality of its customer service, network, and value-added services as well as the breadth of its coverage and distribution channels in Puerto Rico and the USVI rather than the price of its services. In 1996, CELLULARONE(R) of San Juan received the "Quality One" award from the Cellular One Group, recognizing the highest level of customer service in the United States among MSAs using the CELLULARONE(R) service mark. Management believes that this strategy has attracted higher quality subscribers which generate higher than average revenues and consequently believes its market share of revenues may be somewhat higher than its market share based on number of subscribers.

  The Company's management is experienced in providing new product innovations to generate additional revenue as the industry's customer base shifts to lower usage subscribers. This experience has enabled the Company to target specific groups of customers and provide them with value-added features. The Company was the first to offer one-stop sales in its service areas and service centers, roaming capabilities, bilingual and detailed billing service, voice mail service, 24-hour customer service, free safety and security numbers, prepaid cellular service and integrated paging and cellular service. The Company also plays an active role in the community helping to sponsor such safety initiatives as Crime Watch and *CG, a cellular number for boaters needing Coast Guard assistance and has been a significant civil defense resource during and after several major hurricanes. In addition, the Company has stressed education and employee involvement in other initiatives such as environmental programs (including The Caribbean Stranding Network hotline, tree plantings, cleanup days), educational exhibits (at Science Park and the Arecibo Observatory), and Company-sponsored scholarships in engineering at the University of Puerto Rico.

CELLULAR TELEPHONE OWNERSHIP INTERESTS

  The following table sets forth the Company's cellular MSA and RSA markets and approximate percentage ownership as of December 31, 1996:

   MARKET                                   POPULATION(1)(2) OWNERSHIP   POPS
   ------                                   ---------------- --------- ---------
   San Juan/Caguas MSA(3)..................    2,124,891      100.00%  2,124,891
   Aguadilla MSA...........................      180,687       99.01     178,898
   Mayaguez MSA............................      227,941      100.00     227,941
   Ponce MSA...............................      261,585      100.00     261,585
   Arecibo MSA.............................      195,843      100.00     195,843
   PR-1 Rincon RSA.........................       13,726      100.00      13,726
   PR-2 Adjuntas RSA.......................      276,517      100.00     276,517
   PR-3 Ciales RSA.........................      126,052      100.00     126,052
   PR-4 Aibonito RSA(4)....................      295,140        0.00           0
   PR-5 Ceiba RSA(5).......................       42,172        0.00           0
   PR-6 Vieques RSA........................        8,975      100.00       8,975
   PR-7 Culebra RSA........................        1,598      100.00       1,598
   USVI-1 St. Thomas/St. John..............       51,670      100.00      51,670
   USVI-2 St. Croix........................       50,139      100.00      50,139
                                               ---------               ---------
     Total.................................    3,856,936               3,517,835
                                               =========               =========

---------------------
(1) 1995 U.S. Census Bureau Population Estimates for Puerto Rico.
(2) 1990 U.S. Census Bureau Population Estimates for the USVI.
(3) In February 1996, the Company acquired the remaining minority interests aggregating 6.14% in the San Juan Cellular Telephone Company, the entity holding the operating license for the San Juan/Caguas MSA.
(4) In December 1995, the Company signed various agreements with the holder of the construction permit for the PR-4 Aibonito RSA setting forth the material terms and obligations between both parties. These agreements include: (i) a Dual Licensing Agreement, (ii) a Switching and Interconnect Agreement, (iii) a Tower and Building Lease Agreement and (iv) a Roaming Agreement.
(5) The Company has received interim operating authority in the PR-5 Ceiba RSA from the FCC and from Puerto Rico authorities. The FCC is currently considering whether permanent operating authority with respect to PR-5 Ceiba RSA should be issued by lottery or by auction.

  The Company had, as of March 31, 1997, an aggregate of 166,600 subscribers which represents a penetration rate (i.e., the number of subscribers divided by the total estimated population of the Company's markets) for the Company of approximately 4.3%. See "--Sales and Marketing."

PAGING

  A subsidiary of the Company has received authorization from the FCC to operate two 900 MHz paging systems to serve Puerto Rico and the USVI. The Company completed the construction of the Puerto Rico paging system and began operations during March 1995. The Company completed construction of the USVI paging system and began operations in November 1995. As of March 31, 1997, the Company's paging operations had 38,800 pagers in use.

COMMONWEALTH OF PUERTO RICO

  Puerto Rico has been a territory of the United States since 1898 and a Commonwealth since 1952. Puerto Ricans are U.S. citizens with non-voting representation in Congress, but cannot vote in national elections unless they reside in the United States. The system of government is modeled after the state governments of the United States, with an executive branch headed by a Governor and a legislature consisting of a 27-member Senate and a 53-member House of Representatives. The judicial system is closely linked to the United States system. Most United States laws apply in Puerto Rico and Puerto Rico is under the jurisdiction of the First Circuit, United

States Court of Appeals, which maintains a United States District Court in Puerto Rico. Judicial decisions may be appealed to the Supreme Court of the United States in the same manner that decisions are appealed from state courts. The United States and Puerto Rico also share common monetary, defense and postal systems.

  Puerto Rico has a land area approximately 70 percent the size of Connecticut and has a population of approximately 3.7 million people. The population is concentrated primarily in Puerto Rico's coastal regions, in particular, the San Juan metropolitan area. Puerto Rico maintains a highway and road network of approximately 8,600 miles, including a partially completed all island beltway loop. The largest MSA in Puerto Rico, the San Juan/Caguas MSA with over 2 million Pops, is characterized by a high population density of 1,880 persons per square mile (mainland U.S. MSA average is 325) with 46% of commuters reporting a commute time of greater than 30 minutes (mainland U.S. average is 30%).

THE U.S. VIRGIN ISLANDS

  The USVI has been a territory of the United States since 1917. Virgin Islanders are U.S. citizens with non-voting representation in Congress, but cannot vote in national elections unless they reside in the United States. The system of government is modeled after the state governments of the United States, with three main branches of government. The executive branch is headed by a Governor, elected every four years through a direct vote. The legislative branch consists of one chamber having 14 members. The judicial system is closely linked to the United States system with a Territorial Court that has jurisdiction over local matters and a United States District Court, which falls under the jurisdiction of the Third Circuit, United States Court of Appeals. Judicial decisions may be appealed to the Supreme Court of the United States in the same manner that decisions are appealed from state courts. United States Federal law applies in the USVI. The United States and the USVI share common monetary, defense and postal systems.

  The USVI has a land area of approximately 84 square miles and has a population of approximately 102,000 people. The population is divided in three islands: St. Thomas (with a population of approximately 46,000 people), St. Croix (with a population of approximately 50,000 people) and St. John (with a population of approximately 6,000 people).

SALES AND MARKETING

  Through its direct and indirect distribution channels and aggressive advertising, the Company targets subscribers. The Company relies on its direct sales force, indirect channels such as dealers, retailers and resellers, sales literature, sponsorship of local events, and substantial television, print and radio advertising campaigns to create awareness of its services and to communicate the benefits and promotional offers associated with it.

  Sales are targeted at two primary segments: individual and corporate accounts. Each segment has its own dedicated direct sales force. The Company has over 300 employees in sales and marketing functions. Direct sales, including corporate accounts, represented over 50% of the Company's total sales in 1996. The 120-person direct sales force is distributed among twelve fixed sales and service centers throughout Puerto Rico and the USVI, with five in San Juan/Caguas, one in Ponce, one in Fajardo, one in Arecibo, one in Mayaguez and three in the USVI, as well as four kiosks located in major shopping centers, 19 mini-kiosks inside large retail stores (WalMart, Sams, Western Auto) and four mobile units. The sales and service centers are designed for up-market consumers, have convenient hours of operation, and the ability to sell and service cellular telephones while the customer waits. The sales and service centers also play a major role in the Company's ability to provide superior customer service. See "--Customer Service." In addition, the Company utilizes a network of carefully selected independent dealers and large retailers (such as Sears and Radio Shack) which accounted for over 40% of the Company's new activations in 1996. Currently, resellers account for only a small percentage of new activations.

  The use of a broad mix of different distribution channels in Puerto Rico gives the Company a widespread marketing presence and provides easy access to its subscriber base while maintaining a premium quality of service to its subscribers. In addition, the Company's growing network of direct sales, dealers and large retailers provide it with strong marketing clout in preparation for upcoming competition. The Company markets its services under the nationally recognized CELLULARONE(R) brand name and its sales and marketing strategy carefully promotes CELLULARONE(R)'s premium brand image.

  Although the Company employs a segmented pricing approach whereby specific pricing plans are developed to attract different segments of the market, the Company has differentiated itself from the PRTC primarily by offering premium services at premium prices and directing significant efforts toward customer service, technical excellence and advanced calling features. In contrast, the Company believes that the PRTC has tended to compete on the basis of name recognition and appeal to local sentiment.

CUSTOMER SERVICE

  An important element in the Company's business strategy is to provide the highest quality, localized customer service in the individual markets it serves. This is especially significant because, in the Company's view, customer service has not been emphasized by the PRTC.

  The Company's strict adherence to superior quality service is reflected by the 96% overall satisfaction rating--the highest in the United States--it received from its subscribers in an annual independent survey of customer satisfaction conducted by the Cellular One Group. This rating far exceeded the 86% U.S. national average.

  The Company has introduced a full-service program utilizing customer service representatives and local customer service centers in all of its major markets. A recent introduction to the Puerto Rican cellular market, customer service centers are located within existing sales and service distribution outlets, offering a specific, non-sales-oriented point of contact where existing customers can pay their bills, ask questions about their cellular service or hardware, etc.

  In addition, the Company provides a 24-hour customer service hotline. This full-service policy means that a customer service person is available at all times to answer inquiries and to respond rapidly to customer emergencies. The Company proactively implements fraud detection and sophisticated prevention mechanisms to protect its subscribers and in 1992 implemented the Coral System's Fraud Buster program. Through programs such as this, the Company has taken a leading role in the industry to educate the public about the growing problem of cellular telephone fraud and how to detect and prevent its occurrence. In addition, through its participation in the NACN, the Company is assured that only bona-fide subscribers enjoy roaming services. As a result of all of its efforts, the Company maintains one of the lowest percentages of fraud losses in the industry.

  The Company also employs a proactive, segment-driven approach to customer retention and loyalty, beginning with a "welcome call" shortly after a subscriber receives its first bill. Subsequently, each subscriber is classed according to segment (corporate or individual), usage (high, medium, low), tenure, payment history, etc., and subsequent contact patterns and methods depend on a subscriber's class. This allows the Company to cost effectively service and satisfy its subscriber base according to their value to the Company.

CELLULAR TECHNOLOGY

  Cellular mobile radio technology was developed to provide high quality, high capacity mobile and portable telephone systems. In a cellular telephone system, the service area is subdivided into smaller geographic areas or "cells." Each cell has its own relatively low power transmitter and receiver that communicates by radio signal with cellular telephones located in the cell. Each cell is connected by microwave or telephone line to a MTSO, which in turn is connected to the worldwide telephone network. See "--Regulation-- Federal Communications Commission Regulation" for the interconnection arrangements with the worldwide telephone network.

  When a cellular subscriber in a particular cell dials a number, the mobile telephone sends the call by radio to the cell's transmitter/receiver, where it is sent to the MTSO. The MTSO then completes the call through its connection with the landline telephone network. Conversely, incoming calls are received by the MTSO, which instructs the appropriate cell to complete the communications link by radio signal between the cell's transmitter/receiver and the cellular telephone.

  The MTSO controls communications within the cellular system, including the "hand-off" process as a cellular telephone moves from one cell to another. In this process, the system recognizes that a cell boundary has been crossed, finds an available channel in the new cell, and transfers the call to that channel--all within a fraction of a second.

  Cellular telephone systems have a high capacity because of the substantial frequency spectrum generally allocated for the purpose of cellular service by the FCC and because all frequencies can be reused throughout the system. Frequency reuse is possible because the transmission power of cell site equipment and mobile units is relatively low and signals on the same channel will not interfere with each other if they are transmitted in cells that are sufficiently far apart. Reuse multiplies the number of channels available to the system operator and thereby increases the telephone calling capacity. A cellular licensee may also use its cellular frequencies to provide paging, data transmission, and other services so long as the provision of these services does not impair its ability to provide cellular service, cause interference to other cellular licensees and, when required, has the appropriate regulatory approval.

NETWORK AND SYSTEM CONSTRUCTION

  The Company designs its network in order to ensure quality service and maximum geographic coverage. The Company's network was designed specifically for the Puerto Rico market, using management's accumulated knowledge gained from developing a network of over 500 cell sites in Ohio and Michigan and using extensive geographic and engineering studies. The Company has completed a network that, as of March 31, 1997, included 84 cell sites and two MTSOs covering over 90% of the population of Puerto Rico and the USVI. Engineering and system construction is carried out by approximately 85 employees.

  Cell sites are equipped with a digital-ready Northern Telecom Inc. analog radio system. Digital TDMA was installed in 1995. Digital technology offers many advantages over analog technology, including substantially increased capacity, lower costs and the opportunity to provide enhanced services such as improved data transmission. The Company has introduced and distributed to selected groups of subscribers, including internal users, dual mode phones using the TDMA format for digital signaling. Because existing analog cellular telephones will not be able to receive digital transmissions from the base station, the Company expects that the transition from analog to digital will be phased in over a number of years, during which time the system will maintain both analog and digital transmitting equipment and will thus be able to serve both analog and digital forms of cellular telephones and transmitting equipment.

  In order to hasten cell site commissioning, increase network reliability and reduce ongoing operating costs, the Company has built its own digital microwave transmission network to connect its cell sites and switches. The backbone of the network is a ring around the mountainous regions, providing substantial capacity (135 Mb/sec). The ring network provides redundant communication paths to ensure minimal network disruption in the event of a cell site outage and spurs provide at least 6 Mb/sec of capacity to each cell site. The Company resells spare capacity on this network to major telecommunications users.

  The Company uses a UNIX-based Computer Automated Design system to choose the proper network configuration that will provide maximum capacity and service reliability in the island's heavily populated coastal areas. The design is based on the ring network concept, which provides a good fit with Puerto Rico's topography. In addition, to test the network design, the Company uses a performance testing system to predict and measure signal levels. By utilizing proper network design and system testing techniques, the Company's completed network provides similar geographic coverage to the PRTC with fewer cell sites and with greater service reliability.

  Cellular systems are capital intensive, requiring significant levels of investment for equipment, construction and cell site acquisition. As of March 31, 1997, the Company had operating plant and equipment and construction-in-progress with a historical cost of approximately $124,000,000.

SOURCES OF REVENUE

  The cellular mobile telephone services available to customers and the sources of revenue available to a system operator are similar to those available with standard home and office telephones. Cellular telephone subscribers are charged separately for monthly access, air time, toll calls and custom calling features such as voice mail, call forwarding, call waiting and third party conferencing. Cellular telephone subscribers are generally responsible for purchasing or otherwise obtaining their own cellular mobile telephone. Paging subscribers are charged on a monthly basis for service and are generally responsible for purchasing their own pager. The Company also generates some revenue from the resale of its digital transmission network.

  When service is provided to "roamers" (i.e., registered customers of a cellular system other than the Company's cellular system that place calls on the Company's cellular system), the Company charges a daily access fee and the roamer air time rate, which is typically higher than standard usage rates. Roaming is an added service offered by the Company which allows a customer to place or receive a call in a cellular service area away from the customer's home market area. The Company has entered into "automatic roaming agreements" with operators of other cellular systems covering most of the U.S. cellular systems. These reciprocal agreements allow a subscriber of a participating system to roam (i.e., travel) into a Company market and make and receive calls on the Company's system. The charge for this service is billed by the Company to the subscriber's home system, which then bills the subscriber. Roamers from systems that do not participate in this arrangement are routed to an outside service bureau which completes the call upon the receipt of a valid credit card number. The Company receives a fee from the service bureau for each completed call. The Company provides roaming services under the NACN, which allows calls to and from roamers from systems who participate in NACN to be delivered automatically without the use of access codes. NACN also provides such roamers the ability to use their custom calling features in roaming markets. The FCC has recently asked for comment on whether it should mandate automatic roaming among all broadband wireless operators to the extent technically feasible. It is not possible to predict the outcome of this proceeding at this time.

  The cellular telephone industry is typically characterized by high fixed costs and low variable costs. Therefore, once revenues exceed fixed costs, incremental revenues should yield a high incremental operating profit. In addition, once initial system capacity has been reached, additional cellular system capacity can be added in increments that closely match demand and at less than the proportionate cost of the initial capacity.

PATENT, COPYRIGHTS AND LICENSES

  The Company does not have any patents or copyrights nor does the Company believe patents or copyrights play a material role in its business. Other than the Company's FCC licenses, the Company's only license is for the use of the service mark and trademark CELLULARONE(R), which is also licensed to many of the non-wireline systems in the United States. In 1992, the owners of such mark entered into a new agreement with the Company, with an effective twenty-year term, under which the Company is required to maintain certain service quality standards. Under this agreement, the Company is required to pay licensing and other fees for the use of the service mark. The total fees paid in the year ended December 31, 1996 were $202,000, which were determined by the size of the Company's markets.

COMPETITION

  FCC rules formerly provided that two licensees will be authorized to provide service in each market. PRTC is one of the licensees (the "Wireline Licensee") in each Puerto Rico market. VitelCellular, Inc., an affiliate of Virgin Islands Telephone Company (the provider of landline telephone service in each market in the USVI) is the Wireline Licensee in each USVI market. The second authorization in each of Puerto Rico and the USVI was available for applications by a non-telephone company carrier (the "Non-Wireline Licensees"). The Company is a Non-Wireline Licensee. The FCC's regulation of cellular system licensing, construction and operation is substantially the same for both the Non-Wireline Licensee and the Wireline Licensee. Each Licensee is assigned 25 megahertz of the radio spectrum, which is further divided into 416 two-way channels. Given the cellular market duopoly, the Company faces facilities-based competition in each of its Puerto Rico markets from the PRTC and in each of its USVI markets from VitelCellular, Inc. Although the cellular services offered by the Company, the PRTC and VitelCellular, Inc. are similar in terms of price, the Company has attempted to differentiate itself from the PRTC and VitelCellular, Inc. by directing significant efforts toward customer service, technical services and calling features.

  The PRTC and VitelCellular, Inc. are significantly larger and better capitalized than the Company. The Company believes the PRTC currently provides service to approximately 56% of the subscribers of cellular service in Puerto Rico. In the USVI, the Company believes that VitelCellular, Inc. currently provides service to approximately 45% of the subscribers of cellular service in the USVI.

  In 1990, the Commonwealth of Puerto Rico attempted to sell the PRTC to an independent third party, but did not consummate such a transaction. The Commonwealth has halted this process, but there can be no assurances that it will not again attempt to sell, or otherwise alter its ownership of the PRTC. Such sale could be to another experienced cellular operator or to a telecommunications company, such as an affiliate of a Bell Operating Company ("BOCs"). Given that the FCC-defined markets and the technical standards are the same for both licensees in a market, the Company believes that its ability to make and implement decisions rapidly and its customer service oriented strategy should enable it to compete effectively with the PRTC or any other competitor.

  Broadband PCS will in the near future be competitive with cellular services. Broadband PCS is a digital, wireless communications service consisting of a variety of new mobile and portable services and technologies, such as small, lightweight telephone handsets that work at home, in the office, or on the streets; portable, wireless facsimile machines; wireless electronic mail services; advanced paging techniques; and other wireless communications services. Broadband PCS base stations are expected to deploy a large number of low power base stations to take advantage of the radio propagation characteristics of the 2 GHz spectrum. Accordingly, more PCS base stations than cellular base stations will be needed to cover a particular area; although PCS facilities are expected to cost less than comparable cellular facilities.

  The FCC has allocated 120 MHz of 2 GHz spectrum for broadband PCS and has commenced licensing the service to the public pursuant to three separate consecutive auctions. In the first broadband PCS auction, approximately 30 different companies were granted a total of 102 MTA 30 MHz licenses on June 23, 1995. On May 6, 1996, the FCC concluded its second broadband PCS auction of 493 smaller Basic Trading Area ("BTA") 30 MHz licenses. Eligibility for this auction was limited to applicants meeting certain financial qualifications. Grant of these BTA licenses created a third broadband PCS service provider in the markets served by the Company. On January 14, 1997, the FCC concluded the final broadband PCS auction for 1,479 10 MHz BTA licenses. One block of those licenses (493 authorizations) was reserved for applicants meeting certain financial qualifications. In late 1995, American Personal Communications, Inc. launched the first PCS service to the Washington, D.C. MTA, and several more broadband PCS licensees commenced service in late 1996.

  In total, the FCC will award six broadband PCS licenses by auction in each market, with each licensee holding either 10 MHz, 20 MHz, 30 MHz, or 40 MHz of spectrum in the service areas larger than most individual cellular markets. Eligible entities are permitted to aggregate up to 45 MHz of commercial mobile radio services spectrum in any given area. Thus, the Company, the PRTC, and VitelCellular, Inc. are eligible for 20 MHz each of PCS spectrum in their cellular markets. Like cellular licensees, PCS licensees will also be permitted to aggregate markets to create regional and national systems. In addition, the FCC recently modified its rules to permit broadband PCS licensees to disaggregate their spectrum or geographically partition their service areas. Therefore, the auction winners in Puerto Rico and the USVI may now sell blocks of their spectrum or portions of their service areas to other competitors. Cellular licensees are currently permitted to geographically partition their license areas and the FCC has proposed to allow them to disaggregate their spectrum in the same manner as PCS licensees.

  The FCC completed the first auction process for broadband PCS in March 1995. The principal winners in the first PCS auction, which consisted of two 30 MHz licenses in each of 51 MTAs comprising the entire United States, are large telecommunications companies such as AT&T, the BOCs, major cable television companies and large independent telephone companies. The Company cannot predict the nature or extent to which PCS will actually develop as a viable competitor. In the Puerto Rico-Virgin Islands MTA, the two high bidders were AT&T and Centennial. Upon construction of their PCS systems, AT&T and Centennial will each eventually be able to provide a single seamless system overlapping the Company's system. Centennial began marketing its PCS services in December 1996. In the recently-concluded D-F block PCS auction, the PRTC and VitelCom, Inc., an affiliate of VitelCellular, Inc., each purchased 10 MHz licenses that cover their respective cellular service areas. Accordingly, after the FCC completes the licensing process, each of these companies will hold 35 MHz of wireless spectrum in their regions. The E block PCS license was acquired by Sprint and the remaining D and F block PCS licenses were acquired by entities unaffiliated with existing wireless providers in Puerto Rico and the USVI.

  The FCC has also issued local and nationwide licenses in the 220-222 MHz band for the provision of land mobile service. These licenses are expected to provide various one-way acknowledgement, and certain two-way voice and data services. Further, the FCC has completed the licensing of "narrowband PCS" in the 900 MHz band, which includes, among other services, data messaging, advanced one-way and two-way paging, and facsimile. The messaging and paging services are expected to include electronic mail and digitized voice messages. These licenses were issued by auction on a local, regional, and national basis, including in the Company's markets. Narrowband PCS will likely be competitive with the Company's paging operations.

  Cellular telephone systems also face competition from, among others, SMR systems. Although the rules for SMR service permit interconnection with the landline network, the Company believes that SMR has been most effective as a two-way radio (i.e., dispatch) service. Several SMR companies have received waivers from the FCC of certain rules to permit them to overcome certain technological limitations and offer service that is more competitive with cellular service, including the use of digital technologies. This service is known as enhanced SMR ("ESMR"). The waivers issued by the FCC are specific to certain large markets, none of which are in Puerto Rico or the USVI. The FCC has recently adopted rules applicable to SMR services in the 800 and 900 MHz band to enable the creation of seamless regional or national SMR systems similar to those which it has authorized under the waiver process.

  With respect to the 800 MHz spectrum, on December 15, 1995, the FCC issued new rules that establish a new category of 175 license service areas covering the U.S. known as "EAs" for SMR licensees operating on three spectrum blocks comprised of a total of 200 channels at 800 MHz (10 MHz total). The FCC established three additional EA licensing regions for the five U.S. possessions. EAs will be available in three spectrum blocks: a 120-channel block, a 60-channel block and a 20-channel block. Like the rules applicable to other commercial wireless services such as cellular, 800 MHz SMR licensees will now be able to construct on any available site within the EA and add, remove, or relocate site locations within the EA during the license term without prior FCC approval. EA's will be permitted to use any spectrum within the EA service area that is recovered by the FCC from an incumbent SMR licensee in the event of termination of the incumbent's license. In addition, 525 EA licenses will be awarded for the upper 200 channels by a single simultaneous multiple round auction. With respect to the 900 MHz spectrum, the FCC adopted a licensing scheme that divides the 900 MHz SMR band into 20 ten-channel blocks in each of 51 service areas based on Major Trading Areas ("MTAs"). SMR licensees will have the flexibility to construct or modify their facilities similar to the rules applicable to cellular licensees. These rules have the potential to increase the ability of SMR to compete with cellular. In the same rulemaking proceeding the FCC also adopted rules applicable to the auctioning of the MTA licenses in the 900 MHz SMR service. A total of 1,020 MTA licenses were awarded in the 900 MHz SMR service. The FCC closed the 900 MHz spectrum auction in April 1996.

  Technological advances in the communications field continue to make it impossible to predict the extent of future competition for cellular services. For example, the FCC has licensed three mobile satellite systems and has pending two additional systems in which transmissions from mobile units to satellites would augment or replace transmissions to cell sites. There are a number of large, well-financed entities involved in the mobile satellite business. One international investment consortium, Iridium LLC, has stated its intent to provide a cellular-type telephone service via satellite technology that will be available anywhere in the world beginning in September 1998. Iridium also plans to offer a means of roaming among the world's major ground-based cellular phone standards. A rocket launch mishap has caused Iridium to delay the launch date of the first three of 66 satellites from January 1997 to May 1997. Potential satellite competitors to Iridium include Globalstar LP, which has announced its intention to be in operation by 1999; ICO Global Communications LP; and Odyssey, a 12-satellite system developed by TRW Inc. In addition, the FCC has recently allocated additional spectrum for use by the Mobile-Satellite Service to provide mobile communications services. According to the FCC, ten companies already have expressed an interest in utilizing this spectrum. The FCC has also authorized Basic Exchange Telecommunications Radio Service, which allows telephone companies to replace the local loop portion of their facilities with a radio link, to make basic telephone service more accessible to rural households and businesses.

  Further, various other FCC rulemaking proceedings may affect the manner in which radio frequency spectrum will be allocated among the various potential competitors of cellular service. For example, the FCC has adopted rules allocating 25 MHz below 5 GHz for commercial fixed and mobile radio services which could eventually compete with cellular. The FCC has also adopted rules allocating a portion of the spectrum above 40 GHz for commercial radio service some of which could compete with cellular. There can be no assurance that existing cellular operators will be permitted to receive licenses for such spectrum, or that the adoption of auctions would not increase the cost to the Company of obtaining such licenses or their renewal. In addition, Congress recently allocated 30 MHz of spectrum in the 2.3 GHz band, and the FCC has proposed that virtually any wireless service be permitted on this band. Congress has mandated that the auction for these licenses be completed and all money collected by September 30, 1997. In the auction, which commenced on April 15, 1997, two types of licenses have been made available: (1) two 10-MHz blocks in each of 46 Major Economic Area Groupings ("MEAs"); and (2) two 5-MHz blocks in each of 11 Regional Economic Areas ("REAGs"). Puerto Rico and the U.S. Virgin Islands will constitute a single MEA and a single REAG for initial licensing purposes. Because the FCC has adopted restrictive out-of-band emission limits for WCS spectrum, which it believes will render WCS spectrum technologically infeasible for mobile operations, WCS licensees will probably not present significant competition to the Company's operations for the foreseeable future. Other technological advances or regulatory changes in the future may make available other alternatives to cellular service, thereby creating additional sources of competition.

REGULATION

  Federal Communications Commission Regulation. The Communications Act of 1934 (the "Communications Act") requires cellular system, paging system and microwave station operators such as the Company to obtain authorization from the FCC prior to constructing or operating their systems.

  For cellular licensing purposes, the FCC divided the United States, including Puerto Rico and other areas under the FCC's jurisdiction, into separate geographic markets, known as MSAs and RSAs. Licenses have been issued in all 306 MSAs and in all 428 RSAs. There are no pre-designated microwave markets. Applicants may apply for microwave licenses anywhere they seek to provide microwave services, provided that operation of the microwave facility at that location will not cause interference to other parties.

  When the initial phase of a cellular system has been constructed in an authorized manner, the licensee is required to notify the FCC that construction has been completed before it is authorized to offer commercial service to the public. The licensee then is said to have "operating authority" and is issued an operating license. The Company has obtained operating authority for each of its currently operating cellular systems. Initial licenses are granted for 10-year periods and are renewable upon application to the FCC for periods of 10 years.

  The Company's initial operating licenses for its systems were issued in 1988 through 1993. Licenses may be revoked and license renewal applications denied for cause. Prior to the expiration of its license term, each cellular licensee seeking renewal must file an application. Other parties seeking authorization to serve the licensee's market may also file competing applications. The FCC has ruled that an incumbent licensee would receive a "renewal expectancy" if, during its license term, (i) its performance has been "substantial," defined as "sound, favorable, and substantially above a level of mediocre service;" and (ii) it had substantially complied with applicable FCC rules, policies, and the Communications Act. Under rules currently in effect, in granting a license renewal, the FCC would compare competing applications at a hearing in which the incumbent's renewal expectancy is the most important factor. The FCC has also adopted rules which would award an incumbent its license renewal and not require a full comparative hearing if the incumbent qualifies for a renewal expectancy. The FCC may grant an uncontested renewal application without conducting a comparative hearing or finding a renewal expectancy. There can be no assurance that a license will be renewed.

  The FCC has adopted regulations regarding auctions for the award of radio spectrum licenses. Pursuant to such rules, the FCC at any time may require auctions for new or existing services prior to the award of any license. Accordingly, the Company can give no assurance with respect to its continued ability to procure additional frequencies or to expand existing services using frequencies for which the Company is licensed into new geographic areas.

  Under FCC rules, the authorized cellular service area for the Company in each of its markets is referred to as the "cellular geographic service area" or "CGSA." The boundaries of the CGSA are determined by a mathematical formula that is a function of transmitting station effective radiated power and antenna height. The CGSA may be coincident with, smaller than, or in some cases larger than the related MSA or RSA boundary. The right to serve areas which fall within the licensee's MSA or RSA but outside of its CGSA is exclusive to such licensee for a period of five years from the grant of its initial construction permit. As licensees serve such areas, their CGSAs will be extended to cover the additional served areas inside the MSA or RSA and, in some cases, area beyond the MSA/RSA boundary. Although overlapping service areas are common, under rules adopted by the FCC in 1993, service area extensions into the CGSA of a neighboring system on the same frequency block must be withdrawn from such CGSA at the request of the neighboring licensee. At the conclusion of the initial five-year construction period any entity, including the licensee, may file with the FCC an application to serve the "unserved areas," of that MSA or RSA which are outside of the licensee's CGSA; subject to certain restrictions. The FCC has begun accepting and granting applications for unserved areas pursuant to lottery and recently has adopted rules for auctioning other unserved areas. The Company has determined that there are no significant unserved areas within its licensed markets. There are no unserved areas in Puerto Rico currently on the FCC's slate to be auctioned. In a comprehensive rewrite of its rules applicable to cellular service, effective in 1995, the FCC revised the rules to allow cellular carriers more flexibility to operate their systems. For example, except in limited circumstances (i.e., environmental concerns), licensees will only have to notify the FCC of new or modified transmission facilities that result in an extension outside of the licensees' authorized CGSA.

  The Communications Act requires telecommunications common carriers to file and maintain with the FCC tariffs describing rates, terms and conditions under which their international telecommunications services are offered to the public. Accordingly, the Company must file tariffs for international telecommunications services that it proposes to offer. These tariff filings qualify for streamlined regulations. Two subsidiaries of the Company have filed tariffs for provision of international long distance resale services.

  The FCC's rules also prohibit common carrier licensees from imposing restrictions on the resale of service by third parties who purchase blocks of mobile telephone numbers from an operational system and then resell them to the public. The Company currently provides service to third party resellers. The FCC recently extended this nondiscriminatory resale requirement to broadband PCS and certain SMR licensees. Further, under this new policy, all resale obligations for cellular, broadband PCS and SMR operators will terminate five years after the date that the last group of initial PCS licenses are granted.

  On February 8, 1996, Congress enacted the Telecommunications Act of 1996 (the "1996 Act"), which effected a sweeping overhaul of the Communications Act. In particular, the 1996 Act substantially amended Title II of the Communications Act, which governs common carriers. The 1996 Act imposes a duty on all telecommunications carriers including cellular to interconnect with the facilities of other telecommunications carriers. Only incumbent local exchange carriers ("LECs") are required to provide "direct" interconnection with their facilities, however. In addition, the 1996 Act requires that interconnection be the subject of good faith negotiations leading to voluntary agreements that must be filed with and approved by state commissions. Moreover, the 1996 Act establishes certain guidelines for the manner in which LECs may charge for providing interconnection services (e.g., tandem switching, transport and termination) and provides that LECs must pay wireless providers, including cellular and paging operators, for termination of landline-originated calls. Furthermore, provisions of the 1996 Act may qualify PRTC for a suspension of certain interconnection obligations.

  In exchange for opening their local loops to competition, the 1996 Act permits the BOCs, which previously had been prohibited from providing interLATA services (i.e., long distance services), to provide such services, including, but not limited to, the provision of interLATA services in connection with commercial mobile radio service ("CMRS"). In addition, the 1996 Act permits registered public utilities to provide cellular and other telecommunications services through separate affiliates authorized by the FCC as "exempt telecommunications companies."

  As directed by the 1996 Act, in August 1996, the FCC issued comprehensive rules regarding the introduction of competition into the local telephone market. These rules address most aspects of the provision of competitive local telephony services from both facilities-based and non-facilities-based competitors, including cellular and paging operators. The rules address the process by which potential competitors negotiate with incumbent telephone companies for interconnection, the facilities that must be available for interconnection, the use of components of the incumbents' networks (referred to as "unbundled access"), the resale of services of others, and the pricing of interconnection and other services and facilities used for offering competitive local telephone services. The rules also provide that incumbent LECs, such as the PRTC and the Virgin Islands Telephone Company, must begin paying the Company and other wireless providers immediately for terminating landline-originated traffic on the wireless facilities. In October 1996, after an appeal by the BOC's and other incumbent local exchange carriers, the U.S. Court of Appeals for the Eighth Circuit stayed certain aspects of the FCC's rules (primarily affecting the pricing provisions) after arguments were made that the FCC may have exceeded its jurisdiction. Two weeks later, the Eighth Circuit lifted the stay with regard to some of the FCC's rules affecting compensation for CMRS providers. In addition, numerous parties have sought reconsideration of the FCC's rules. Going forward, the manner in which the FCC changes these rules, whether due to the legal mandate of the Court or due to changes it makes on reconsideration, may affect substantially the pace and development of wireless services.

  Notwithstanding the Eighth Circuit's stay of some of the FCC's regulations regarding rates and terms for interconnection with incumbent LECs, the Company has continued negotiations initiated on September 20, 1996 to replace its existing interconnection agreement with the PRTC with an interconnection agreement at rates, terms and conditions consistent with the 1996 Act. The Company currently interconnects with the PRTC pursuant to an agreement that does not reflect the rates, terms, and conditions that the Company is entitled to under the 1996 Act. The current effort to negotiate a new agreement has failed to produce agreement on all material terms, and consequently, pursuant to the 1996 Act and the FCC's implementing regulations, the Company filed a Petition for Arbitration with the Puerto Rico Telecommunications Regulatory Board (the "Board") on February 27, 1997. The Board will commence arbitration hearings on May 13, 1997 and is required to act on the Company's petition by June 20, 1997. The results of any arbitration or further negotiations between the Company and the PRTC cannot be predicted at this time.

  Following enactment of the 1996 Act, no CMRS provider, including those owned or affiliated with BOCs, are required to provide equal access to long distance service providers. The 1996 Act, however, does permit the FCC to impose rules requiring CMRS providers to afford subscribers unblocked access to a long distance provider of their choice through the use of carrier identification codes or other mechanisms, but only if the FCC determines that cellular and other CMRS subscribers are being denied access to their chosen long distance providers and that such denial is contrary to the public interest. It cannot be predicted whether the FCC will subsequently order cellular carriers and other CMRS providers to provide such unblocked access.

  The overall impact of the 1996 Act on the business of the Company is unclear and will likely remain so for the foreseeable future. The Company may benefit from reduced costs in acquiring required communications services, such as LEC interconnection. However, other provisions of the 1996 Act relating to interconnection, telephone number portability, equal access and resale could subject the Company to increased competition.

  Several of the Company Entities also hold point-to-point common carrier microwave licenses to transport the Company's traffic. These licenses have been issued by the FCC for specified terms, and the licensed facilities, as well as proposed new microwave facilities, must be authorized by the FCC and operated in accordance with the FCC regulations. FCC rules had provided for a universal expiration date every 10 years for all common carrier microwave licenses, regardless of when they had been issued, with the next expiration occurring in February 2001. Under new rules that became effective in August 1996, licensees may select either a full 10-year license term dating from the original issuance, modification or renewal of license or a term of less than 10 years to allow for consolidated renewal application filings. Microwave renewal applications are not subject to comparative proceedings. There can be no assurance that a license will be renewed.

  Alien Ownership. Section 310(b) of the Communications Act of 1934, as amended, places significant restrictions on alien ownership in and involvement with any companies that use electromagnetic spectrum frequencies under the FCC's broadcast or common carrier authority. Section 310(b)(3) of the Act places an absolute prohibition on aliens owning or voting more than 20 percent of the capital stock of any corporation holding such a license. Section 310(b)(4) prohibits aliens from owning or voting more than 25 percent of the capital stock of any holding company of such a corporate licensee. The FCC has statutory discretion to refrain from applying the holding company proscriptions of Section 310(b)(4) in a particular case if it determines that doing so would not adversely affect the public interest. Through examination of a recent list of the record holders of the outstanding stock, the Company is not aware of alien ownership of its outstanding stock that would cause it to be in violation of the Communications Act. However, a large percentage of the Common Stock is held in nominee name and, accordingly, the Company is not aware of the citizenship of the actual beneficial owners of such shares.

  The FCC has determined that it will apply an "effective competitive opportunities" test in the exercise of its statutory discretion to permit indirect alien ownership of more than a 25% interest in a common carrier licensee. If the FCC finds that U.S. investors are permitted to own an interest greater than 25% in a communications carrier offering similar services in the alien investor's home market, it will generally permit that alien to own an equivalent interest in a U.S. licensed common carrier. Other factors, such as the promotion of competition in the U.S. market and national security concerns, may affect this determination.

  Puerto Rico and USVI Regulation. On September 12, 1996, the Governor of Puerto Rico signed into law Puerto Rico Bill 1500, the Puerto Rico Telecommunications Act of 1996 ("P.R. Telecom Act"). The P.R. Telecom Act created the Board. The Board has primary regulatory jurisdiction in Puerto Rico over all telecommunications services, all service providers, and all persons with a direct or indirect interest in said services or providers. On October 17, 1996, the three members of the Board, having been selected by the Governor of Puerto Rico, were sworn in. Among other things, the P.R. Telecom Act provides the Board with the power to guarantee the availability of universal service, ensure the reliability of telecommunications services, guarantee services to rural areas, and promote competition. In this regard, the law requires all providers of telecommunications services, except commercial mobile radio services providers, to obtain certification to do business in Puerto Rico and directs the Board to adopt regulations specifying the form, contents, and procedures for such certification. Entities must be certified to obtain access to government-owned property or notice of proposed Board regulations. In addition, the P.R. Telecom Act provides interconnection to their facilities at any technically feasible point in their networks at cost-based rates. The P.R. Telecom Act provides detailed instructions regarding the procedures for interconnection between the PRTC and other telecommunications providers. Finally, the P.R. Telecom Act requires telecommunications providers to submit fee and price lists to the Board and gives the Board jurisdiction to impose fines if rates to end users are not cost-based.

  The Company and two other telecommunications providers in Puerto Rico have filed petitions with the FCC alleging that the P.R. Telecom Act constitutes impermissible regulation of CMRS providers by enacting numerous statutory provisions that operate as barriers to entry and to the continued participation of CMRS providers in Puerto Rico. These companies argued that the P.R. Telecom Act violates the Omnibus Budget Reconciliation Act of 1993 ("1993 Budget Act") which prohibits states, including Puerto Rico and the USVI, from regulating rates charged for cellular service unless and until the state files with the FCC, and the FCC grants, a petition demonstrating that such rate regulation is necessary to protect subscribers adequately from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory. The FCC is required to act on any such petition within nine months from the date it is filed. Neither Puerto Rico nor the USVI have filed any such petition. In addition, the petitions allege that the P.R. Telecom Act permits the Board to regulate the entry of CMRS providers into the Puerto Rico market, in violation of the 1993 Budget Act's prohibition on state entry regulation. Similarly, the petitions assert that the P.R. Telecom Act is contrary to the 1996 Act, which requires the FCC to preclude enforcement of state laws and regulations that prohibit or have the effect or prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. The FCC has initiated a proceeding regarding these requests for preemption of the P.R. Telecom Act. At this time, the Company is unable to predict the outcome of this proceeding.

  The foregoing does not purport to be a complete summary of all the provisions of the Communications Act or the 1996 Act or the regulations and policies of the FCC promulgated thereunder or of all the provisions of the applicable Puerto Rico and USVI local laws, regulations or policies that relate to cellular telecommunications services.

  Other Regulation; Safety. In addition to FCC and other regulatory approvals discussed above, the siting and construction of the cellular transmitter towers and antennas are subject to certain FAA regulations. The Company has obtained FAA clearance for the construction of antenna structures where such approval is necessary. The siting and construction of cellular communications facilities requires land use and construction approval in Puerto Rico and in the USVI. In the past the Company has experienced delays in receiving the required approvals in Puerto Rico. The 1996 Act prohibits the FCC from preempting local and state regulations of the siting and construction of antenna towers for commercial mobile radio service providers except in certain limited circumstances.

  Media reports have suggested that certain RF emissions from portable cellular telephones might be linked to cancer. The Cellular Telecommunications Industry Association, as a result of industry concern, has asked the Federal Food and Drug Administration and the Environmental Protection Agency to appoint a panel of experts to review and revalidate the previously existing research that established the safety of cellular telephones, and which had resulted in an FCC determination in 1987 that microwave and cellular radio transmissions did not pose a material health hazard. The FCC recently adopted new standards governing the emission of electromagnetic frequencies, including those used by cellular systems, which are scheduled to become effective in September 1997. In certain respects, these standards are more stringent than existing regulations. While the rules impose more restrictive standards on radio frequency emissions from low power devices such as portable cellular telephones, the Company believes that all cellular telephones currently marketed and in use comply with those standards.

CUSTOMER DEPENDENCE AND SEASONALITY

  The Company is not dependent upon any single customer for any significant portion of its business. The Company's business, as well as the cellular communications industry, is not generally characterized as having a material seasonal element and it is not expected to become seasonal in the foreseeable future.

EMPLOYEES

  As of March 31, 1997, the Company and its subsidiaries had an aggregate of approximately 740 employees. No employees are represented by any labor organization. The Company believes that its relationship with its employees is excellent.

INTERCOMPANY ADMINISTRATION AND MANAGEMENT AGREEMENTS

  Under the terms of the Administration and Management Agreements, each of the Company Entities agreed to share, on an allocated basis, all the direct and indirect costs associated with the operation of the Company's Puerto Rico cellular system. Currently, Services is the principal operating subsidiary of the Company that operates and manages the Puerto Rico cellular system. The purpose of operating the Company's cellular system in this fashion is to enable a single company to efficiently manage multiple cellular systems. The Company Entities hold the various FCC and other licenses and permits necessary to operate the Company's Puerto Rico cellular system. The Administration and Management Agreements require the Company Entities to reimburse Services for their allocable share of system expenses and to make additional payments to Services based on allocable shares of revenue and capital costs pursuant to agreed formulas. Such payments include a "Capital Usage Fee" based on 3% of direct and allocated capital costs and an "Administrative Fee" equal to 2% of allocated revenues of the Company Entities. Beginning January 1, 1997, the Administrative Fee is equal to 5% of allocated revenues of the Company Entities. These fees may be subject to adjustment from time to time. There is no financial effect on the Company from Administration and Management Agreements because the agreements only allocate costs among Services and the Company Entities.

PROPERTY

  Certain of the Company's subsidiaries lease office space, sales and service centers and warehouse space in Puerto Rico and in the USVI. In addition, the Company Entities and other subsidiaries either own or lease transmitter sites and lease a cellular switch site. The loss of any of these leases, either because of a failure to obtain a renewal of a lease or for any reason not known or anticipated by the Company, could have an adverse effect on the Company's cellular operations until a substitute site could be found.

  The Company believes that the properties that are currently under lease or owned by the Company are adequate to serve its present business operations and its goals of providing continuous coverage throughout Puerto Rico and the USVI, although the Company may require additional properties for new cell sites and sales and service centers as demand for cellular service increases. See the Notes to the Company's Consolidated Financial Statements for information concerning lease commitments.

LEGAL PROCEEDINGS

  The Company is involved in various disputes, arising in the ordinary course of business, which may result in pending or threatened litigation. The Company's management expects no material adverse effect on the Company's financial condition to result from these matters.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF CCPR*

  The directors and executive officers of CCPR and their ages and positions with CCPR are set forth below:

            NAME          AGE POSITION
            ----          --- --------
   George S. Blumenthal..  53 Chief Executive Officer, Treasurer and Chairman
                               of the Board of Directors (Principal Executive
                               Officer)
   J. Barclay Knapp......  40 President and Director (Principal Operating and
                              Financial Officer)
   Richard J. Lubasch....  50 Senior Vice President--General Counsel and
                              Secretary
   Gregg Gorelick........  38 Vice President--Controller (Principal
                              Accounting Officer)
   Stephen M. Shapiro....  50 Senior Vice President--General Manager
   Jose J. Davila........  40 Vice President--Finance and Administration
   Sidney R. Knafel......  66 Director
   Del Mintz.............  70 Director
   Alan J. Patricof......  62 Director
   Warren Potash.........  65 Director

* Each of the executive officers of CCPR holds the same position at Services, except for Mr. Shapiro who is the President of Services. The directors of Services are Messrs. Blumenthal, Knapp and Lubasch.
---------------------

  George S. Blumenthal has been Chairman, Treasurer and a director of CCPR from and prior to the Distribution and was appointed Chief Executive Officer in March 1994. In addition, Mr. Blumenthal is Chairman, Treasurer and a director of NTL Incorporated ("NTL"), which was formerly known as International CableTel Incorporated. Mr. Blumenthal is also a director of Andover Togs, Inc. Mr. Blumenthal was Chairman, Treasurer and a director of Cellular Communications International, Inc. ("CCII") from its organization until April 1994. Mr. Blumenthal was also Chairman, Treasurer and a director of CCI, which positions he held from CCI's founding in 1981 until its merger in 1996 into a subsidiary of AirTouch Communications, Inc. (the "CCI Merger").

  J. Barclay Knapp was appointed President of CCPR in March 1994 and has been Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of CCPR from and prior to the Distribution. He is Executive Vice President, Chief Operating Officer and a director of CCII and he is President, Chief Executive Officer, Chief Financial Officer and a director of NTL. Mr. Knapp was also Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of CCI until the CCI Merger.

  Richard J. Lubasch has been CCPR's Senior Vice President--General Counsel and Secretary from the date of the Distribution. Mr. Lubasch is also Senior Vice President--General Counsel and Secretary of CCII and NTL, as well as Treasurer of CCII. Mr. Lubasch was Vice President, General Counsel and Secretary of CCI from July 1987 until the CCI Merger.

  Gregg Gorelick has been CCPR's Vice President--Controller from the date of the Distribution. Mr. Gorelick is also Vice President--Controller of NTL and CCII. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President--Controller of CCI from 1986 until the CCI Merger.

  Stephen M. Shapiro is President of Services having served as its Senior Vice President-General Manager since 1993. In May 1995, Mr. Shapiro was appointed Senior Vice President--General Manager of CCPR. From 1991 to 1993 he was Senior Vice President--General Manager of OCOM Corporation, NTL's predecessor.

  Jose J. Davila has been Vice President--Finance of Services since July 1992. In May 1995, Mr. Davila was appointed Vice President--Finance and Administration of CCPR. From 1990 to 1992, he was Vice President for Financial Affairs of the Ana G. Mendez Foundation and from 1984 to 1990 held the positions of General Auditor and Vice President--Controller of Banco de Ponce, the second largest state bank in Puerto Rico at that time. From 1978 to 1984 he was employed by Peat, Marwick, Mitchell & Co.

  Sidney R. Knafel, a director of CCPR since the Distribution, has been Managing Partner of SRK Management Company, a private investment concern, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. and BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc., CCII, NTL and some privately owned companies.

  Del Mintz, a director of CCPR from the date of the Distribution, is Chairman of the Board and Chief Executive Officer of Tele Trak, Inc. and Cleveland Mobile Radio Sales, Inc., companies providing telephone answering and radio communications services. Mr. Mintz has held similar positions with the predecessors of these companies since June 1967. Mr. Mintz is President of several other companies, and was President and a principal stockholder of Cleveland Mobile Cellular Telephone, Inc. before such company was acquired by a merger with CCI's predecessor in May 1985. Mr. Mintz is also a director of CCII, NTL and several privately owned companies.

  Alan J. Patricof, a director of CCPR from the date of the Distribution, is Chairman of Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof also serves as a director of CCII, NTL and other privately owned companies.

  Warren Potash has been a director of CCPR from the date of the Distribution. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since February 1989. Prior to that time and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of CCII and NTL.

  Executive officers of CCPR and Services are elected annually by their respective Board of Directors and serve until their successors are duly elected and qualified.

COMPENSATION AND OPTION COMMITTEE

  Messrs. Knafel and Mintz serve as members of CoreComm's board of directors' Compensation and Option Committee, which reviews and makes recommendations regarding annual compensation for CCPR's and Services' officers. Messrs. Patricof and Potash serve as members of CoreComm's board of directors' Audit Committee, which oversees the Company's financial reporting process on behalf of the Company's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation and Option Committee of CoreComm's board of directors (Messrs. Knafel and Mintz) was at any time an officer or employee of CoreComm/CCPR or Services.

  No executive officer of CoreComm/CCPR or Services serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of CoreComm's board of directors or Compensation and Option Committee.

DIRECTOR AND EXECUTIVE COMPENSATION

  The following table discloses, for CCPR's Chief Executive Officer and the four other most highly paid executive officers in 1996, compensation for the years ended December 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE*

                                                               LONG-TERM
                                                                COMPEN-
                                                                SATION
                                                                AWARDS
                                                             -------------
                                 ANNUAL            OTHER        COMMON
                             COMPENSATION**        ANNUAL        STOCK     ALL OTHER
                         ----------------------- COMPENSA-    UNDERLYING   COMPENSA-
   NAME AND PRINCIPAL
       POSITIONS         YEAR SALARY($) BONUS($) TION($)(1)  OPTIONS(#)(2) TION($)(3)
   ------------------    ---- --------- -------- ----------  ------------- ----------
George S. Blumenthal.... 1996   30,000       --        --            --         --
 Chairman, Chief         1995   25,000   75,000        --            --         --
 Executive Officer and
 Treasurer               1994   18,000       --        --       250,000         --
J. Barclay Knapp........ 1996   30,000       --        --            --         --
 President, Chief
 Operating Officer       1995   25,000   50,000        --            --         --
 and Chief Financial
 Officer                 1994   18,000       --        --       250,000         --
Richard J. Lubasch...... 1996   20,000       --        --        20,000         --
 Senior Vice President--
 General                 1995   16,000       --        --        20,000         --
 Counsel and Secretary   1994   12,000       --        --        25,000         --
Stephen M. Shapiro...... 1996  166,250  113,200    52,500(a)     50,000      2,000
 Senior Vice President--
 General                 1995  151,250  101,500    67,900(b)     50,000      2,000
 Manager                 1994  138,750   84,300    44,100(c)     40,000      2,000
Jose J. Davila.......... 1996  120,000   66,000     7,600(d)     20,000      2,000
 Vice President--Finance
 and                     1995  107,000   56,800        --        20,000      2,000
 Administration          1994  103,750   49,300        --        15,000      2,000

---------------------
 * CCI provided management, financial and legal services to CCPR until the CCI Merger. Amounts charged to CCPR by CCI consisted of salaries and indirect costs allocated to CCPR. For the years ended December 31, 1996, 1995 and 1994, CCI charged CCPR approximately $429,000, $458,000 and $456,000, respectively. In August 1996, after the CCI Merger, NTL commenced providing management, financial and legal services to CCPR. In 1996, NTL charged CCPR $207,000. It is not practicable to determine the amounts of these expenses that would have been incurred had CCPR operated as an unaffiliated entity. However, in the opinion of management of CCPR, the allocation method is reasonable. The named executives had received salaries from CCI and now receive salaries from NTL and spend portions of their time providing executive management to CCPR and Services.

** All amounts for salary and bonus paid to Messrs. Blumenthal, Knapp and Lubasch are paid by CoreComm. All amounts for salary and bonus paid to Messrs. Shapiro and Davila are paid by Services.

(1) Other annual compensation reflects perquisites as follows:
  (a) housing allowance of $38,400 and car allowance of $14,100.
  (b) housing allowance of $38,400, car allowance of $11,500 and tax equalization of $18,000.
  (c) housing allowance of $36,200 and car allowance of $7,900.
  (d) car allowance of $7,600.
(2) Options and securities underlying such options are options to purchase shares and shares of CoreComm's Common Stock.
(3) All other compensation reflects a match to a defined contribution plan.

OPTION GRANTS TABLE

  The following table provides information on stock option grants during 1996 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                               POTENTIAL
                                                                           REALIZABLE VALUE
                                                                           AT ASSUMED ANNUAL
                                                                            RATES OF STOCK
                                                                                 PRICE
                                                                           APPRECIATION FOR
                                         INDIVIDUAL GRANTS                  OPTION TERM(2)
                         ------------------------------------------------- -----------------
                           NUMBER OF    % OF TOTAL
                          SECURITIES     OPTIONS
                          UNDERLYING    GRANTED TO  EXERCISE OR
                            OPTIONS    EMPLOYEES IN BASE PRICE  EXPIRATION  5%($)   10%($)
       NAME              GRANTED(#)(1) FISCAL YEAR   ($/SHARE)     DATE    $44.39   $70.69
       ----              ------------- ------------ ----------- ---------- ------- ---------
George S. Blumenthal....      --            --          --          --       --       --
J. Barclay Knapp........      --            --          --          --       --       --
Richard J. Lubasch......    20,000         7.97%       27.25     03/25/06  342,805   868,730
Stephen M. Shapiro......    50,000        19.92        27.25     03/25/06  857,013 2,171,825
Jose J. Davila..........    20,000         7.97        27.25     03/25/06  342,805   868,730

---------------------
(1) All options were granted on March 26, 1996 at an exercise price equal to the closing price of the Common Stock on Nasdaq on such date; 20% were exercisable upon issuance, 20% became exercisable on January 1, 1997 and an additional 20% will become exercisable on each of January 1, 1998, 1999 and 2000. Upon a change of control of CoreComm all unvested options become fully vested and exercisable. Options and securities underlying such options are options to purchase shares and shares of CoreComm's Common Stock.
(2) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) specified by the Commission, and have not been discounted to reflect the present value of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future appreciation of the Common Stock.

OPTION EXERCISES AND YEAR-END VALUE TABLE

  The following table presents the value at December 31, 1996 of unexercised in-the-money options held by each of the named executive officers. None of the named executive officers exercised options during 1996.

                         FISCAL YEAR-END OPTION VALUES

                                  NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                 UNDERLYING UNEXERCISED      IN-THE-MONEY
                                  OPTIONS AT FY-END(#)  OPTIONS AT FY-END($)(1)
                                    EXERCISABLE(E)/         EXERCISABLE(E)/
            NAME                    UNEXERCISABLE(U)       UNEXERCISABLE(U)
            ----                 ---------------------- -----------------------
     George S. Blumenthal.......      245,089 (E)            2,999,699 (E)
                                        5,000 (U)               10,625 (U)
     J. Barclay Knapp...........      221,478 (E)            2,538,687 (E)
                                        5,000 (U)               10,625 (U)
     Richard J. Lubasch.........       78,095 (E)              781,655 (E)
                                        1,090 (U)                3,824 (U)
     Stephen M. Shapiro.........       34,752 (E)              254,810 (E)
                                        6,000 (U)               12,750 (U)
     Jose J. Davila.............       12,000 (E)               25,500 (E)
                                        3,000 (U)                6,375 (U)

---------------------
(1) Based on the closing price on Nasdaq on December 31, 1996 of $19.75.

                        SECURITY OWNERSHIP OF PRINCIPAL
                          STOCKHOLDERS AND MANAGEMENT

  All of the shares of CCPR are beneficially owned by CoreComm, and all of the shares of Services are beneficially owned by CCPR. See "The Restructuring."

  The following table sets forth certain information regarding the beneficial ownership of CoreComm's Common Stock, as of June 11, 1997, by (i) each executive officer and director of CCPR, (ii) all of CCPR's directors and executive officers as a group and (iii) each beneficial owner of 5% or more of the Common Stock. CoreComm became a successor issuer to CCPR pursuant to a Form 8-B filed with the Commission on February 12, 1997.

                                                BENEFICIAL OWNERSHIP
                                     ------------------------------------------
                                                PRESENTLY
   EXECUTIVE OFFICERS, DIRECTORS      COMMON   EXERCISABLE
     AND PRINCIPAL STOCKHOLDERS        STOCK   OPTIONS(1)    TOTAL   PERCENT(2)
   -----------------------------     --------- ----------- --------- ----------
George S. Blumenthal(3).............    24,173    450,089    474,262    3.41%
J. Barclay Knapp....................     9,298    426,478    435,776    3.14
Richard J. Lubasch(4)...............     3,282    120,685    123,967       *
Stephen M. Shapiro(5)...............     3,150     92,752     95,902       *
Jose J. Davila......................        30     37,000     37,030       *
Gregg Gorelick......................    18,837     40,904     59,741       *
Stanton N. Williams.................        41     62,375     62,416       *
Ted H. McCourtney(6)................    10,355     26,623     36,978       *
Del Mintz(7)........................   212,286     26,623    238,909    1.77
Sidney R. Knafel(8).................   199,249     26,623    225,872    1.68
Alan J. Patricof(9).................    14,616     26,623     41,239       *
Warren Potash.......................       542     24,019     24,561       *
All directors and officers as a
 group (12 in number)...............   495,859  1,360,794  1,856,653   12.53
The Equitable Companies
 Incorporated(10)...................   760,333        --         --     5.65
 787 Seventh Avenue
 New York, NY 10019
Lazard Freres & Co., LLC(11)........   681,883        --         --     5.07
 30 Rockefeller Plaza
 New York, NY 10020
Lehman Brothers Holdings Inc.(12)... 1,104,663        --         --     8.21
 3 World Financial Center
 New York, NY 10285
Southeastern Asset Management,
 Inc.(13)........................... 1,430,000        --         --    10.63
 Longleaf Partners Small-Cap Fund
 6075 Poplar Ave.
 Memphis, TN 38119

---------------------
 *  Represents less than one percent.
(1) Includes shares of Common Stock purchasable upon the exercise of options which are presently exercisable or become exercisable in the next 60 days ("Presently Exercisable Options").
(2) Includes Common Stock and Presently Exercisable Options.
(3) Includes 1,980 shares of Common Stock held by trusts for the benefit of Mr. Blumenthal's children.

(4) Includes 104 shares of Common Stock owned by Mr. Lubasch as custodian for his child as to which shares Mr. Lubasch disclaims beneficial ownership.
(5) Includes 2,000 shares of Common Stock owned by Mr. Shapiro's children, as to which shares Mr. Shapiro disclaims beneficial ownership.
(6) Includes 520 shares of Common Stock held by trusts for the benefit of Mr. McCourtney's children, as to which shares Mr. McCourtney disclaims beneficial ownership.
(7) Includes 20,732 shares of Common Stock owned by Mr. Mintz's children or by Mr. Mintz's children as trustees for their children and 25 shares owned by Mr. Mintz's wife, as to which shares Mr. Mintz disclaims beneficial ownership.
(8) Includes 100,449 shares of Common Stock owned by trust accounts for the benefit of, Mr. Knafel's children, as to which shares Mr. Knafel disclaims beneficial ownership. An additional 44,617 shares are owned by an adult child of Mr. Knafel, as to which shares Mr. Knafel disclaims beneficial ownership.
(9) Includes 65 shares of Common Stock owned by Mr. Patricof's wife and 1,557 shares owned by, or in a trust account for the benefit of, Mr. Patricof's children as to which shares Mr. Patricof disclaims beneficial ownership.
(10) Based solely upon a Schedule 13G (Amendment No. 4), dated February 12, 1997, filed by The Equitable Companies Incorporated with the Commission.
(11) Based solely upon a Schedule 13G (Amendment No. 1), dated April 7, 1997, filed by Lazard Freres & Co., LLC with the Commission.
(12) Based solely upon Schedule 13D, dated April 25, 1997, filed by Lehman Brothers Holdings Inc. with the Commission. Included in these holdings is a 6.91% interest in CoreComm held by Leham Brothers Finance S.A. due to two three-month swap transactions entered into with Baron Asset Fund and Baron Growth and Income Fund that terminate on July 30, 1997 (as reported by Ronald Baron in a Schedule 13-D Amendment filed on May 1, 1997 with the Commission).
(13) Based solely upon a Schedule 13G, dated June 10, 1997, filed jointly by Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund with the Commission.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  From August 16, 1996 to December 31, 1996, NTL has provided management, financial and legal services to the Company. Prior to August 16, 1996, such services were provided to the Company by CCI. Amounts charged to the Company include direct costs where identifiable and allocated corporate overhead based upon the amount of time incurred on Company business by the common officers and employees of NTL (or, prior to August 16, 1996, CCI) and the Company. Amounts charged to the Company included in general and administrative expenses during the years ended December 31, 1996, 1995 and 1994 were $636,000, $458,000 and $456,000, respectively. It is not practicable to determine the amount of expenses that would have been incurred had the Company operated as an unaffiliated entity. However, in the opinion of management of the Company, the allocation method is reasonable.

  On January 31, 1997, the date of the Restructuring, CoreComm and CCPR entered into an agreement (the "Administrative Services Agreement") providing for the allocation to CCPR of fixed and employee expenses of CoreComm (including those payments due to NTL under the arrangements described in the preceding paragraph) based upon time records of work performed by employees of CoreComm for CCPR.

  In addition, on January 31, 1997, CoreComm, CCPR and Services entered into a tax sharing agreement (the "Tax Sharing Agreement") which provides that CCPR and Services will pay to CoreComm (or to CCPR or Services, as appropriate) an amount which would equal the amount of taxes for which CCPR and Services would be liable if CCPR and Services were not part of the CoreComm consolidated group.

                           DESCRIPTION OF THE NOTES

GENERAL

  The New Notes offered hereby will be issued by Services under an Indenture, dated as of January 31, 1997 (the "Indenture"), by and among Services, CCPR and The Chase Manhattan Bank, as trustee (the "Trustee"). The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referenced to the Indenture and the Trust Indenture Act for a statement thereof. The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of that document, a copy of which Indenture and the form of Notes are filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

  The Notes are general unsecured obligations of Services, subordinated in right of payment to all other existing and future Senior Debt of Services. Services' payment obligations under the Notes are fully and unconditionally guaranteed (the "Guarantee") on a senior subordinated basis by CCPR. As of April 28, 1997, neither Services nor CCPR had any Senior Debt. However, CCPR and its Subsidiaries (including Services) are considering entering into a credit agreement with one or more banks. The Indenture permits Services, CCPR and (under limited circumstances) its Subsidiaries, to incur additional Senior Debt, subject to certain limitations, and Services, CCPR and its Subsidiaries expect from time to time to incur additional indebtedness, including Senior Debt, subject to such limitations. See "--Guarantee," "--Subordination" and "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

  The New Notes will mature on February 1, 2007. The New Notes will bear interest at the rate per annum stated on the cover page of this Prospectus from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from January 31, 1997, payable semi-annually on August 1 and February 1 of each year, commencing August 1, 1997 to the persons in whose names such New Notes are registered at the close of business on the July 15 or January 15 preceding such Interest Payment Date. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from January 31, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer.

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

  The Indenture does not contain provisions which would afford Holders of the New Notes protection in the event of a decline in Services' credit quality resulting from highly leveraged or other similar transactions involving Services.

  Principal, premium, if any, and interest on the New Notes will be payable, and, subject to the following provisions, the New Notes may be presented for registration of transfer or exchange, at the office or agency of Services maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan of the City of New York. At the option of Services, payment of interest may be made by check mailed to the Holders of the New Notes at the addresses set forth upon the registry books of Services. No service charge will be made for any registration of transfer or exchange of New Notes, but Services may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by Services, its office or agency will be the corporate trust office of the Trustee presently located at 450 West 33rd Street, New York, New York 10001, c/o Corporate Trust Department.

  Old Notes and New Notes will be treated as a single class of securities under the Indenture.

REDEMPTION

 Optional Redemption

  Except as provided below, Services will not have the right to redeem any Notes prior to February 1, 2002. On or after February 1, 2002, Services will have the right to redeem all or any part of the Notes in cash at the redemption prices (expressed as a percentage of the aggregate principal amount thereof) set forth below, in each case plus accrued and unpaid interest to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date) if redeemed during the 12-month period beginning February 1, of the years indicated below:

                                                                      REDEMPTION
YEAR                                                                    PRICE
----                                                                  ----------
2002.................................................................  105.000%
2003.................................................................  103.333%
2004.................................................................  101.667%
2005 and thereafter..................................................  100.000%

  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis or in such other manner as it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

  In addition, in the event of the first to occur prior to February 1, 2000 of
(i) a public offering by Services or CCPR of Capital Stock (other than Disqualified Capital Stock) for gross proceeds of $50 million or more or (ii) a sale or series of related sales by Services or CCPR of its Common Stock to one or more Strategic Equity Investors in a transaction not involving a Change of Control for an aggregate purchase price of $35 million or more (a "Strategic Equity Investor Sale"), Services may, at its option, use all or any portion of the net proceeds thereof to redeem up to a maximum of 33 1/3% of the original aggregate principal amount at maturity of the Notes at a redemption price equal to 109% of the principal amount of the Notes plus accrued and unpaid interest (determined at the Redemption Date); provided, however, that such redemption may be effected only to the extent that not less than 66 2/3% of the original aggregate principal amount at maturity of the Notes shall remain outstanding immediately after such redemption. Any such redemption may be effected only once and must be effected upon not less than 30 nor more than 60 days' notice given within 30 days following such public equity offering or the most recent such sale to a Strategic Equity Investor, as the case may be, provided, however, that if as a result of the same transaction, Services is required to make an Asset Sale Offer, pursuant to the covenant "Limitation on Asset Sales and Sales of Restricted Subsidiary Stock," concurrently with its making of a Strategic Equity Investor Sale, Services shall make the Asset Sale Offer no later than 30 days following such Strategic Equity Investor Sale and, if such Asset Sale Offer is made, any redemption from the Strategic Equity Investor Sale must be effected upon not less than 30 nor more than 60 days' notice given within 30 days following the consummation of the Asset Sale Offer.

 Mandatory Redemption; Repurchase upon Change of Control Triggering Event or Certain Asset Sales

  Services is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, upon the occurrence of a Change of Control Triggering Event, Services will be obligated to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase and as a result of an Asset Sale, Services may be obligated to make an offer to purchase all or a portion of the outstanding Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. See "--Change of Control" and "--Certain Covenants--Limitation on Asset Sales and Sales of Restricted Subsidiary Stock," respectively.

 Selection; Effect of Redemption Notice

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided, however that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Upon giving of any redemption notice, the interest on Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless Services defaults in providing the funds for such redemption) and such Notes will then cease to be outstanding.

GUARANTEE

  Services' payment obligations under the Notes are fully and unconditionally guaranteed by CCPR. The Guarantee is subordinated to the prior payment in full of all Senior Debt of CCPR and the amounts for which CCPR are liable under the guarantee issued from time to time with respect to Senior Debt.

SUBORDINATION

  The payment of principal of, premium, if any, and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Obligations with respect to Senior Debt of Services, whether outstanding on the date of the Indenture or thereafter incurred.

  The payment of all Obligations under the Guarantee is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Obligations with respect to Senior Debt of CCPR, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any payment or distribution to creditors of Services or CCPR in a liquidation or dissolution of Services or CCPR, as the case may be, in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Services, CCPR or their respective properties, an assignment for the benefit of creditors or any marshalling of Services' or CCPR's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim under applicable law) before the Holders of Notes will be entitled to receive any payment with respect to the Notes or the Guarantee, and until all Obligations with respect to Senior Debt are paid in full in cash or Cash Equivalents, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive Permitted Junior Securities and any other Permitted Junior Securities issued in exchange for any Permitted Junior Securities and any payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  Services and CCPR also may not make any payment or distribution upon or in respect of the Notes or the Guarantee (except in such Permitted Junior Securities, Permitted Junior Securities issued in exchange for such Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance" and except for Capital Stock of Services or a successor entity that is not Disqualified Capital Stock of Services or such successor entity) or make any deposit to the trust described under "--Legal Defeasance and Covenant Defeasance" if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders (or the authorized agent or representative of such holders) of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from Services, CCPR or the holders of any Designated Senior Debt. Payments on the Notes or the Guarantee may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice; provided that if any Payment Blockage Notice is delivered by the holders of Designated Senior Debt other than Senior Debt under the Credit Agreement, the holders of Senior Debt under the Credit Agreement may give another Payment Blockage Notice within such 360 day period so long as the total number of days during which a Payment Blockage Notice is in effect during such 360 day period does not exceed 179 days and
(ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days.

  The Indenture further requires that Services will promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of Services or CCPR who are holders of Senior Debt. On April 28, 1997, neither Services nor CCPR had any Senior Debt. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that Services, CCPR and their subsidiaries can incur. See "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness."

  At present, Services is the principal operating subsidiary of the Company that operates and manages a Puerto Rico cellular system. The Company Entities own or control FCC cellular licenses for Puerto Rico, and the Additional Company Entities operate a paging business in Puerto Rico and cellular and paging businesses in the USVI. As of March 31, 1997, the Company Entities and the Additional Company Entities had $3.7 million of trade and other indebtedness. Indebtedness of the Company Entities and the Additional Company Entities would rank prior to the claim of the holders of the Notes and the Guarantee. At present, neither Services nor CCPR or their subsidiaries have any secured indebtedness that is outstanding. As of March 31, 1997, Services and CCPR had in the aggregate approximately $22.9 million of indebtedness that ranks pari passu with the obligations of the Notes and the Guarantee.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require Services to repurchase its Notes in cash pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). Services is not required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes a Change of Control Offer that would be in compliance with the provisions described in this section if it were made by Services and purchases the Notes validly tendered and not withdrawn. Services' board of directors does not have the ability unilaterally to waive Services' obligation to repurchase the Notes in the event of a highly leveraged transaction.

  Within 30 days following the Change of Control Triggering Event, Services shall mail a notice to the Trustee and each Holder stating: (i) that a Change of Control Triggering Event has occurred, that the Change of Control Offer is being made pursuant to this "Change of Control" covenant and that all Notes validly tendered will be accepted for payment; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that unless Services defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date:

(v) that Holders electing to have any Note or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegraph, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

  On the Change of Control Payment Date, Services shall, to the extent lawful:
(i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by Services. The Paying Agent shall promptly mail, to the Holders of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. Services will notify the Holders of the Notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Change of Control" covenant, the Trustee shall act as Paying Agent.

  With respect to the sale of assets referred to in the definition of Change of Control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control Triggering Event has occurred and whether the Notes are subject to a Change of Control Offer.

  The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of Services or CCPR, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between Services, CCPR and the Initial Purchasers and is not the result of any intention on the part of Services or CCPR or their management to discourage the acquisition of Services or CCPR. Based upon the definition of a Change of Control Triggering Event in the Indenture, it is possible that transactions could occur involving CCPR or Services or a Ratings Decline that would not cause a Change of Control Triggering Event. In such a case, the Holders of the Notes would not have the foregoing purchase rights.

  Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws and Services and CCPR may modify a Change of Control Offer to the extent necessary to effect such compliance.

CERTAIN COVENANTS

 Limitation on Incurrence of Additional Indebtedness

  Except as described below, the Indenture provides that after January 28, 1997, Services and CCPR will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, issue, create, incur, assume, guarantee or otherwise directly or indirectly become liable for (including as a result of an acquisition), or otherwise become responsible for, contingently or otherwise (individually or collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness. Neither the accrual of interest (including the issuance of "pay in kind" securities or similar instruments in respect of such accrued interest) pursuant to the terms of Indebtedness incurred in compliance with this covenant, nor the accretion of original issue discount, nor the mere extension of the maturity of any Indebtedness shall be deemed to be an incurrence of Indebtedness.

  Notwithstanding the foregoing, if there exists no Default or Event of Default immediately prior and subsequent thereto, Services, CCPR and the Restricted Subsidiaries may incur Indebtedness if CCPR's Annualized Operating Cash Flow Ratio, after giving effect to the incurrence of such Indebtedness, would have been less than 6.5 to 1.

  In addition, if there exists no Default or Event of Default immediately prior and subsequent thereto, the foregoing limitations will not apply to the incurrence of (i) Senior Debt by Services, CCPR or any of the Restricted Subsidiaries pursuant to the Credit Agreement, (ii) guarantees of the Senior Debt permitted under or required by the Credit Agreement and Guarantees permitted under or required by the Indenture, (iii) Indebtedness by Services, CCPR or any of the Restricted Subsidiaries constituting Existing Indebtedness, reduced by repayments of and permanent reductions in commitments in satisfaction of the Net Cash Proceeds application requirement set forth in the "Limitation on Asset Sales and Sales of Restricted Subsidiary Stock" covenant and by repayments and permanent reductions in amounts outstanding pursuant to scheduled amortizations and mandatory prepayments in accordance with the terms thereof, (iv) Indebtedness of Services evidenced by the Notes and Indebtedness of CCPR evidenced by the Guarantee, (v) Indebtedness between Services, CCPR and any Restricted Subsidiary or between Restricted Subsidiaries, (vi) Indebtedness under the Administrative Headquarters Lease, (vii) Capitalized Lease Obligations and Purchase Money Indebtedness in an aggregate amount or aggregate principal amount, as the case may be, outstanding at any time not to exceed in the aggregate $10 million, provided that in the case of Purchase Money Indebtedness, such Indebtedness shall not constitute less than 75% nor more than 100% of the cost (determined in accordance with GAAP) to Services, CCPR or such Restricted Subsidiary of the property purchased or leased with the proceeds thereof, (viii) Indebtedness of Services, CCPR or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Services, CCPR or the Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary to the extent none of the foregoing results in the obligation to repay an obligation for money borrowed by any Person and are limited in aggregate amount to no greater than 10% of the fair market value of such business, assets or Restricted Subsidiary so acquired or disposed of, (ix) any guarantee by any Restricted Subsidiary of any (A) Senior Debt incurred in compliance with this covenant or (B) Indebtedness incurred pursuant to clause (xi) of this paragraph, (x) Indebtedness of Services, CCPR or any Restricted Subsidiary under standby letters of credit or reimbursement obligations with respect thereto incurred in the ordinary course of business and consistent with industry practices limited in aggregate amount to $2.5 million at any one time outstanding, (xi) Indebtedness of Services or CCPR (other than Indebtedness permitted by clauses (i) through (x) or (xii) hereof) not to exceed $10 million at any one time outstanding and (xii) Refinancing Indebtedness incurred to extend, renew, replace or refund Indebtedness permitted under clauses (i), (iii) (as so reduced in amount), (iv) and (xi) of this paragraph.

  Indebtedness of any Person that is not a Restricted Subsidiary, which Indebtedness is outstanding at the time such Person becomes such a Restricted Subsidiary or is merged with or into or consolidated with Services, CCPR or a Restricted Subsidiary shall be deemed to have been incurred, as the case may be, at the time such Person becomes such a Restricted Subsidiary or is merged with or into or consolidated with Services, CCPR or a Restricted Subsidiary.

 Limitation on Restricted Payments

  The Indenture provides that after January 28, 1997, Services and CCPR will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if, immediately prior or after giving effect thereto (a) a Default or an Event of Default would exist, (b) CCPR could not incur at least $1.00 of additional Indebtedness pursuant to the Annualized Operating Cash Flow Ratio provision set forth in the second paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant or (c) the aggregate amount of all Restricted Payments made by Services, CCPR and the Restricted Subsidiaries, including such proposed Restricted Payment (if not made in cash, then the fair market value of any property used therefor) from and after the Issue Date and on or prior to the date of such Restricted Payment, shall exceed the sum of
(i) the excess of (A) Cumulative Operating Cash Flow over (B) the product of
1.5 times Cumulative Interest Expense, plus (ii) the aggregate Net Proceeds received by Services or CCPR from the sale (other than to a Subsidiary of Services or CCPR) of its Qualified Capital Stock after January 28, 1997 and on or prior to the date of such Restricted Payment, plus (iii) the amount by which Indebtedness of Services, CCPR or any Restricted Subsidiary is reduced on CCPR's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Indebtedness of Services, CCPR or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Capital Stock that is redeemable) of Services or CCPR (less the amount of any cash or other property distributed by Services, CCPR or any Restricted Subsidiary upon conversion or exchange), plus (iv) to the extent not otherwise included in clauses (i), (ii) or (iii) above, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayment of loans or advances, or other transfers of assets, in each case to Services, CCPR or any Wholly Owned Restricted Subsidiary of Services or CCPR from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Services, CCPR and any Restricted Subsidiary in such Unrestricted Subsidiary.

  Notwithstanding the foregoing, the provisions set forth in clause (b) or (c) of the immediately preceding paragraph will not prohibit (i) the use of an aggregate of up to $100 million to be used for Restricted Payments made to CoreComm not otherwise permitted by this "Limitation on Restricted Payments" covenant, (ii) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions, (iii) the redemption, defeasance, repurchase or other acquisition or retirement of any Indebtedness or Capital Stock of Services, CCPR or the Restricted Subsidiaries either in exchange for or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of Services or CCPR) of Qualified Capital Stock (in the case of any redemption, defeasance, repurchase or other acquisition or retirement of any Junior Indebtedness or Capital Stock of Services, CCPR or the Restricted Subsidiaries) or Junior Indebtedness (in the case of any redemption, defeasance, repurchase or other acquisition or retirement of any Indebtedness of Services, CCPR or the Restricted Subsidiaries) of Services or CCPR, (iv) any payments to CoreComm made pursuant to the Administrative Services Agreement and (v) any payments made pursuant to the Tax Sharing Agreement.

  In determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the first paragraph of this description of the "Limitation on Restricted Payments" covenant, 100% of the amounts expended under clauses (i) through (v) of the immediately preceding paragraph shall be deducted.

 Limitation on Restricting Subsidiary Dividends

  The Indenture provides that Services and CCPR will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make other distributions on the Capital Stock of any Restricted Subsidiary or pay or satisfy any obligation to Services, CCPR or any of the Restricted Subsidiaries or otherwise transfer assets or make or pay loans or advances to Services, CCPR or any of the Restricted Subsidiaries, except encumbrances and restrictions existing as of the date of determination under (i) the Indenture, the Guarantees and the Notes, (ii) any Existing Indebtedness, (iii) the Credit Agreement, (iv) any applicable law or any governmental or administrative regulation or order, (v) Refinancing Indebtedness permitted under the Indenture, provided that the restrictions contained in the instruments governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the instruments governing the Indebtedness being refinanced immediately prior to such refinancing, (vi) restrictions with respect solely to a Restricted Subsidiary imposed pursuant to a binding agreement which has been entered into for the sale or

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

disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided such restrictions apply solely to the Capital Stock or assets being sold of such Restricted Subsidiary, (vii) restrictions contained in any agreement relating to the financing of the acquisition of a Person or real or tangible personal property after January 28, 1997 which are not applicable to any Person or property, other than the Person or property so acquired and which were not put in place in anticipation of or in connection with such acquisition or (viii) any agreement (other than those referred to in clause (vii)) of a Person acquired by Services, CCPR or a Restricted Subsidiary, which restrictions existed at the time of acquisition. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into the ordinary course of business, consistent with past practices nor (b) Liens on assets securing Senior Debt, shall in and of themselves be considered a restriction on the ability of the applicable Restricted Subsidiary to transfer such agreement or assets, as the case may be.

 Limitation on Transactions with Related Persons

  The Indenture provides that, after January 28, 1997, Services and CCPR will not, and will not permit any of the Restricted Subsidiaries or Unrestricted Subsidiaries to, enter into any contract, agreement, arrangement or transaction with any Related Person (each a "Related Person Transaction"), or any series of Related Person Transactions, except for transactions made in good faith, the terms of which are (i) fair and reasonable to Services, CCPR or such Subsidiary, as the case may be, and (ii) at least as favorable as the terms which could be obtained by Services, CCPR or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not Related Persons.

  Without limiting the foregoing, (a) any Related Person Transaction or series of Related Person Transactions with an aggregate value in excess of $1 million must first be approved by a majority of the Board of Directors of Services or CCPR, as the case may be, who are disinterested in the subject matter of the transaction pursuant to a Board Resolution, or (b) with respect to any Related Person Transaction or series of Related Person Transactions (i) where there are no members of the Board of Directors who are disinterested in the subject matter of a transaction otherwise subject to clause (a) hereof or (ii) with an aggregate value in excess of $5 million, Services or CCPR, as the case may be, must first obtain a favorable written opinion from a financial advisor of national reputation who is not an Affiliate of the Company as to the fairness from a financial point of view of such transaction to Services, CCPR or such Subsidiary, as the case may be.

  Notwithstanding the foregoing, the following shall not constitute Related Person Transactions: (i) reasonable and customary payments on behalf of directors, officers or employees of Services, CCPR or any of the Restricted Subsidiaries, or in reimbursement of reasonable and customary payments or reasonable and customary expenditures made or incurred by such Persons as directors, officers or employees, (ii) any contract, agreement, arrangement, or transaction solely between or among Services, CCPR and any of the Restricted Subsidiaries or between or among Restricted Subsidiaries, (iii) any Restricted Payment of the type described by clauses (i) and (ii) of the definition thereof made to all stockholders on a pro rata basis and not prohibited by the "Limitation on Restricted Payments" covenant, (iv) any payment made pursuant to the Tax Sharing Agreement, (v) any payment made pursuant to the Administrative Services Agreement and (vi) any transaction pursuant to an agreement described in or referred to under "The Restructuring" as in effect on January 28, 1997.

 Limitation on Asset Sales and Sales of Restricted Subsidiary Stock

  The Indenture provides that after January 28, 1997, Services and CCPR will not, and will not permit any of the Restricted Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, businesses or assets, including by merger or consolidation, and including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary, whether by Services, CCPR or a Restricted Subsidiary (an "Asset Sale"), unless:

    (1) (a) within 360 days after the date of such Asset Sale, an amount equal to the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to make the Asset Sale Offer (as defined below) in accordance with the terms of the Indenture or to the redemption of other Indebtedness of Services and CCPR ranking on a parity with the Notes from time to time outstanding with similar provisions requiring Services and CCPR to make an offer to purchase or to redeem such Indebtedness with the proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding or to the repurchase of the Notes and such other Indebtedness pursuant to an irrevocable, unconditional offer (the "Asset Sale Offer") to repurchase such Indebtedness at a purchase price (the "Asset Sale Offer Price") of 100% of the principal amount thereof in the case of the Notes or 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) plus, in each case, accrued interest to the date of payment, or (b) within 330 days of such Asset Sale, the Asset Sale Offer Amount is (i) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 120 days) in tangible assets and property (other than notes, obligations or securities), which in the good faith reasonable judgment of the Board of Directors of Services or CCPR, as the case may be, are of a type used in a Related Business, or Capital Stock of a Person (which, if such Person becomes a Subsidiary of Services or CCPR, by virtue of such Asset Sale, shall initially be designated a Restricted Subsidiary) all or substantially all of whose assets and property (in the good faith reasonable judgment of the Board of Directors of Services or CCPR, as the case may be) are of a type used in a Related Business (provided that, with respect to such Capital Stock, all of the requirements of the last proviso of clause (v) of the following paragraph shall have been satisfied) or (ii) used to retire Senior Debt;

    (2) with respect to any transaction or related series of transactions of securities, property or assets with an aggregate fair market value in excess of $1 million, at least 75% of the value of consideration for the assets disposed of in such Asset Sale, excluding (a) Senior Debt (and any Refinancing Indebtedness issued to refinance any such Indebtedness) assumed by a transferee which assumption permanently reduces the amount of Indebtedness outstanding on January 28, 1997 and permitted to have been incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount), (b) Purchase Money Indebtedness secured exclusively by the assets subject to such Asset Sale which is assumed by a transferee and (c) marketable securities that are promptly converted into cash or Cash Equivalents, consists of cash or Cash Equivalents, provided that any cash or Cash Equivalents received within 12 months following any such Asset Sale upon conversion of any property or assets (other than in the form of cash or Cash Equivalents) received in consideration of such Asset Sale shall be applied promptly in the manner required of Net Cash Proceeds of any such Asset Sale as set forth above;

    (3) no Default or Event of Default shall occur or be continuing after giving effect to, on a pro forma basis, such Asset Sale; and

    (4) the Board of Directors of Services or CCPR, as the case may be, determines in good faith that Services, CCPR or such Restricted Subsidiary, as applicable, would receive fair market value in consideration of such Asset Sale.

  The Indenture provides that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (1) (b) above exceeds $5 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement and no longer, except as otherwise required by applicable law (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, Services shall apply the Asset Sale Offer Amount, plus an amount equal to accrued interest to the purchase of all Indebtedness properly tendered (on a pro rata basis as described above if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest).

  Notwithstanding the foregoing provisions:

    (i) Services, CCPR and the Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of assets acquired and held for resale in the ordinary course of business;

    (ii) Services, CCPR and the Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the "Limitation on Merger, Sale or Consolidation;"

    (iii) Services, CCPR and the Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of Services, CCPR or such Restricted Subsidiary, as applicable;

    (iv) Services, CCPR and the Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets to Services, CCPR or any of the Restricted Subsidiaries; and

    (v) Services, CCPR and the Restricted Subsidiaries may, in the ordinary course of business (or, if otherwise than in the ordinary course of business, upon receipt of a favorable written opinion by a financial advisor of national reputation who is not an Affiliate of the Company as to the fairness from a financial point of view to Services, CCPR or such Restricted Subsidiary of the proposed transaction), exchange all or a portion of its property, businesses or assets that are outside the Commonwealth of Puerto Rico and represent not more than 5.0% of the aggregate Net Pops of Services, CCPR and the Restricted Subsidiaries as of January 28, 1997 for property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type used in a wireless communications business (provided that such Person shall initially be designated a Restricted Subsidiary if such Person becomes a Subsidiary of Services or CCPR by virtue of such Asset Sale), or a combination of any such property, businesses or assets, or Capital Stock of such a Person and cash or Cash Equivalents; provided that (i) there shall not exist immediately prior or subsequent thereto a Default or an Event of Default, (ii) a majority of the independent directors of the Board of Directors of Services or CCPR, as the case may be, shall have approved a resolution of the Board of Directors that such exchange is fair to Services, CCPR or such Restricted Subsidiary, as the case may be, (iii) any cash or Cash Equivalents received pursuant to any such exchange shall be applied in the manner applicable to Net Cash Proceeds from an Asset Sale as set forth pursuant to the provisions of the immediately preceding paragraph of this covenant, and (iv) the Net Pops so received in the exchange should be at least equal to the New Pops so exchanged; provided, further, that any Capital Stock of a Person received in an Asset Sale pursuant to this clause
  (v) shall be owned directly by Services, CCPR or a Restricted Subsidiary and, when combined with the Capital Stock of such Person already owned by Services, CCPR and the Restricted Subsidiaries, shall constitute a majority of the voting power and Capital Stock of such Person, unless Services or CCPR has received a binding commitment from such Person (or the direct or indirect parent of such Person) that such Person (or the direct or indirect parent of such Person) will distribute to Services or CCPR in cash an amount equal to CCPR's Annualized Operating Cash Flow (determined as of the date of such Asset Sale) attributable to the property, business or assets of Services, CCPR and the Restricted Subsidiaries exchanged in connection with such Asset Sale during each consecutive 12-month period subsequent to such Asset Sale (unless and until Services or CCPR shall have sold all of such Capital Stock).

  Restricted Payments that are made in compliance with, and are counted against amounts available to be made as Restricted Payments pursuant to clause
(c) of, the "Limitation on Restricted Payments" covenant, without giving effect to clause (i) of the second paragraph thereof, shall not be deemed to be Asset Sales.

  Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

 Limitations on Liens

  The Indenture provides that Services and CCPR will not, and will not permit any Restricted Subsidiary, directly or indirectly, to incur or suffer to exist any Lien (other than Permitted Liens) upon any of their property or assets, whether now owned or hereafter acquired.


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

 Limitation on Status as Investment Company

  The Indenture prohibits Services, CCPR and the Restricted Subsidiaries from becoming "investment companies" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

 Limitation on Merger, Sale or Consolidation

  The Indenture provides that Services and CCPR will not consolidate with or merge with or into another Person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) Services or CCPR, as applicable, is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and expressly assumes by supplemental indenture all of the obligations of Services or CCPR in connection with the Notes, the Guarantee and the Indenture, as applicable; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) except in the case of a merger of Services or CCPR with or into one or more Wholly Owned Restricted Subsidiaries of Services or CCPR, immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annualized Operating Cash Flow Ratio provision set forth in the second paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant; and (iv) Services or CCPR shall have delivered to the Trustee an Officers' Certificate confirming compliance with the requirements of this covenant, provided, however, that this provision shall not prohibit any merger or consolidation between Services and CCPR. The term "all or substantially all" is not defined in the Indenture. Accordingly, the term would likely be interpreted by reference to applicable state law at the time, and will be dependent on the facts and circumstances existing at the time. As a result, under certain circumstances there could be uncertainty as to whether a particular transaction is prohibited by the Indenture.

 No Senior Subordinated Indebtedness

  The Indenture provides that (i) Services will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of Services and senior in any respect in right of payment to the Notes and (ii) CCPR will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinated or junior in right of payment to its Senior Debt and senior in any respect in right of payment to its Guarantee.

 Limitations on Guarantees of Services' Indebtedness by Restricted
Subsidiaries

  The Indenture provides that in the event that any Restricted Subsidiary, directly or indirectly, guarantees any Indebtedness of Services other than the Notes (the "Other Indebtedness"), Services and CCPR shall cause such Restricted Subsidiary to deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall concurrently guarantee Services' Obligations under the Indenture and the Notes to the same extent that such Restricted Subsidiary guaranteed Services' Obligations under the Other Indebtedness (including waiver of subrogation, if any), provided that if such Other Indebtedness is Senior Debt, the Additional Guarantee shall be subordinated in right of payment to the guarantee of such Other Indebtedness, as provided by the provisions of the Indenture described under the caption "-- Subordination," and such Additional Guarantee shall be on the same terms and subject to the same conditions as the initial Guarantee given by CCPR under the Indenture. Each Additional Guarantee shall by its terms provide that the Additional Guarantor making such Additional Guarantee will be automatically and unconditionally released and discharged from its obligations under such Additional Guarantee upon the release or discharge of the guarantee of the other Indebtedness that resulted in the creation of such Additional Guarantee, except a discharge or release by, or as a result of, any payment under the guarantee of such Other Indebtedness by such Additional Guarantor.


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

 Limitation on Lines of Business

  The Indenture provides that neither Services, CCPR nor any of the Restricted Subsidiaries shall directly or indirectly engage in any line or lines of business activity other than that which, in the reasonable, good faith judgment of the Board of Directors of Services or CCPR, is a Related Business.

REPORTS

  The Indenture provides that whether or not Services or CCPR are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Services and CCPR shall deliver to the Trustee and to each Holder, within 15 days after they are or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if Services or CCPR were subject to the requirements of
Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by Services and CCPR, or Services' or CCPR's certified independent public accountants as such would be required in such reports to the Commission, and in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required. In addition, whether or not required by the rules and regulations of the Commission, Services and CCPR will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Services and CCPR have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture defines an Event of Default as (i) the failure by Services to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, whether or not prohibited by the subordination provisions of the Indenture, (ii) the failure by Services to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Payment or the Asset Sale Offer Price, whether or not prohibited by the subordination provisions of the Indenture,
(iii) the failure by Services or CCPR to observe or perform any other covenant or agreement contained in the Notes, the Guarantee or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to Services or CCPR, as the case may be, by the Trustee or to Services or CCPR, as the case may be, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of Services or CCPR or, after delivery of the notice specified in the next following paragraph, any of their Significant Restricted Subsidiaries, (v) (1) a default in any Indebtedness (other than the Credit Agreement) of Services, CCPR or any of the Restricted Subsidiaries with an aggregate principal amount in excess of $5 million (a) resulting from the failure to pay principal or interest (in the case of an interest default or a default in the payment of principal other than at its stated maturity, after the expiration of the applicable grace period) when due or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, or (2) a default in the Credit Agreement (with an aggregate principal amount in excess of $5 million outstanding with respect thereto) (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5 million, at any one time rendered against Services, CCPR or any of the Restricted Subsidiaries and not stayed, fully bonded, discharged, paid or vacated within 60 days and (vii) except as permitted by the Indenture, the Guarantee shall be held in any final judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or CCPR, or any Person acting on behalf of CCPR, shall deny or disaffirm its obligations under its Guarantee. The Indenture provides that if a default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

  If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above) relating to Services, CCPR or any Restricted Subsidiary, then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to Services (and to the Trustee if given by Holders) specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five Business Days after receipt by Services and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing. If an Event of Default specified in clause (iv) above, relating to Services, CCPR or any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (v) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and (ii) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Services with the intention of avoiding payment of the premium that Services would have had to pay if Services then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to February 1, 2002, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Services with the intention of avoiding the prohibition on redemption of the Notes prior to February 1, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of, premium, if any, or interest on any Note not yet cured, or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

  Services is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Services is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that Services may, at its option and at any time. elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that

Services shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds referred to below; (ii) Services' obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and Services' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, Services may, at its option and at any time, elect to have the obligations of Services released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either a Legal Defeasance or Covenant Defeasance, (i) Services must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, non-callable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes on the stated maturity or on the applicable redemption date, as the case may be, and Services must specify whether the Notes are being defeased to maturity or to a particular redemption date, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance, Services shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Services has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Services shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which Services, CCPR or any of the Subsidiaries is a party or by which Services, CCPR or any of the Subsidiaries is bound; (vi) Services must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Services shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Services with the intent of preferring the Holders of such Notes over any other creditors of Services or with the intent of defeating, hindering, delaying or defrauding any other creditors of Services or others; and (viii) Services shall have delivered to the Trustee an Officers' Certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENTS AND SUPPLEMENTS

  The Indenture contains provisions permitting Services, CCPR and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of all of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding Services, CCPR

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

and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:
(i) change the Stated Maturity of or the Change of Control Purchase Date or the Asset Sale Offer Period on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Payment or the Asset Sale Offer Price or alter the redemption provisions or the provisions of the "Change of Control" covenant in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby. In addition, any amendment to the provisions of Article 10 and Section 11.04 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS OR DIRECTORS

  The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of Services or CCPR or any successor entity shall have any personal liability in respect of the obligations of Services or CCPR under the Indenture, the Notes or the Guarantee by reason of his or its status as such stockholder, employee, officer or director. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to CCPR Services, Inc., 110 East 59th Street, New York, NY 10022, Attention: Secretary.

BOOK-ENTRY, DELIVERY AND FORM

  New Notes exchanged for Old Notes through the Book-Entry Transfer Facility may be represented by one or more Global Notes (the "New Global Notes"). One New Global Note shall be issued with respect to each $200 million aggregate principal amount at maturity of the New Notes. The New Global Notes will be deposited

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

on the date of the closing of the Exchange Offer with the Trustee, as custodian of The Depository Trust Company (the "Depositary"), pursuant to a FAST Balance Certificate Agreement between the Trustee and the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

  New Notes exchanged for Old Notes which are in the form of registered definitive certificates (the "Certificated Notes") will be issued in the form of Certificated Notes. Such Certificated Notes may, unless the New Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the New Global Note representing the principal amount of New Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's direct Participants (the "Direct Participants") include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers, and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  Services expects that pursuant to procedures established by the Depositary
(i) upon deposit of the New Global Note(s), the Depositary or its custodian will credit the accounts of Participants with portions of the principal amount of the New Global Note(s) and (ii) ownership of the New Notes evidenced by the New Global Note(s) will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Notes evidenced by the New Global Note(s) will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any New Notes, the Global Note Holder will be considered the sole holder under the Indenture of any Notes evidenced by the New Global Note(s). Beneficial owners of interest in New Notes evidenced by the New Global Note(s) will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither Services nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the New Notes (including, without limitation, the beneficial ownership of interest in the New Notes).

  Payments in respect of the principal and interest on any New Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Services and the Trustee may treat the persons in whose names New Notes, including the New Global Note(s), are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither Services nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes. Services believes, however, that it is the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in accordance with their respective holdings shown on the records of the Depositary. Payments by the Depositary's Participants to be beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants and not the responsibility of the Depositary, the Trustee or Services.


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

  Subject to certain conditions, any person having a beneficial interest in the New Global Note(s) may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) Services notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and Services is unable to locate a qualified successor within 90 days, (ii) Services, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture, or (iii) the liquidation or bankruptcy of Services, then, upon surrender by the New Global Note Holder of its New Global Note(s), Notes in such form will be issued to each person that the New Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

  Neither Services nor the Trustee will be liable for any delay by the New Global Note Holder or the Depositary in identifying the beneficial owners of Notes and Services and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the New Global Note Holder or the Depositary for all purposes.

  Although Services expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interest in a New Global Certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Services nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

TRANSFER EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Services may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Services is not required to transfer or exchange any Note selected for redemption. Also, Services is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

EXCHANGE OFFER; REGISTRATION RIGHTS

  Services, CCPR and the Initial Purchasers entered into the Registration Rights Agreement on January 31, 1997. Pursuant to the Registration Rights Agreement, Services and CCPR agreed to file within 120 days after January 28, 1997 with the Commission a registration statement on Form S-1, Form S-3 or Form S-4, if the use of such form is then available (the "Exchange Offer Registration Statement") relating to a registered exchange offer (the "Exchange Offer") for the Notes under the Securities Act. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, Services and CCPR will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for an issue of notes (the "Exchange Notes") that are identical in all material respects to the Notes. In the event that applicable interpretations of the staff of the Commission do not permit Services and CCPR to effect the Exchange Offer ("Commission Blockage") or do not permit any holder of Notes, subject to certain limitations, to participate in the Exchange Offer, Services and CCPR will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Services and CCPR will use their reasonable best efforts to cause the applicable registration statement to be declared effective by the Commission within 160 days after January 28, 1997. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged for an Exchange Note in the Exchange Offer, (ii) the date on which the offer and sale of such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration

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

Statement or (iii) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

  The Registration Rights Agreement provides that (i) Services and CCPR will use their reasonable best efforts to have a Registration Statement (and, if applicable, a Shelf Registration Statement) declared effective by the Commission on or prior to 160 days after January 31, 1997, and (ii) unless the Exchange Offer would not be permitted by a policy of the Commission, Services and CCPR shall have commenced the Exchange Offer and shall use their reasonable best efforts to issue on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission (the "Effectiveness Date") the Exchange Notes in exchange for all Notes properly tendered and not withdrawn prior thereto in the Exchange Offer. If (i) the applicable Registration Statement has not been declared effective by the Commission within 160 days after January 31, 1997, (ii) the Registered Exchange Offer has not been consummated within 30 days after the Effectiveness Date or (iii) the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective without being succeeded by any additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iii), a "Registration Default"), Services and CCPR will pay Liquidated Damages to each holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes ("Liquidated Damages") constituting Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities for each subsequent 90-day period until the applicable Registration Statement is declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be, up to a maximum amount of Liquidated Damages of $0.25 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages shall be paid to Holders in the same manner as interest payments on the Notes on semi-annual Damages Payment Dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the payment of Liquidated Damages will cease.

  The Registration Rights Agreement also provides that Services and CCPR (i) shall make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expenses of one counsel to the Holders of the Notes) and will indemnify certain Holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

  Holders of Notes will be required to make certain representations to Services and CCPR (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth in the preceding paragraph.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain defined terms to be contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Administrative Headquarters Lease" means the lease and leasehold improvement for the Company's administrative headquarters that are being constructed in Guaynabo, Puerto Rico.

  "Administrative Services Agreement" means that certain Administrative Services Agreement by and among Services, CCPR and CoreComm as in effect on January 28, 1997.


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

  "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any officer, director, or controlling stockholder of such other Person. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

  "Annualized Operating Cash Flow" on any date, means with respect to any Person the Operating Cash Flow for the Reference Period multiplied by four.

  "Annualized Operating Cash Flow Ratio" on any date (the "Transaction Date") means, with respect to any Person and its Subsidiaries, the ratio of (i) consolidated Indebtedness of such Person and its Subsidiaries on the Transaction Date (after giving pro forma effect to the incurrence of such Indebtedness) divided by (ii) the aggregate amount of Annualized Operating Cash Flow of such Person (determined on a pro forma basis after giving effect to all acquisitions or dispositions of businesses made by such Person and its Subsidiaries from the beginning of the Reference Period through the Transaction Date as if such acquisition or disposition had occurred at the beginning of such Reference Period); provided, that for purposes of such computation, in calculating Annualized Operating Cash Flow and consolidated Indebtedness, (a) the transaction giving rise to the need to calculate the Annualized Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period; (b) the incurrence of any Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to retire Indebtedness or to acquire businesses) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period; (c) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period; and (d) all members of the consolidated group of such Person on the Transaction Date that were acquired during the Reference Period shall be deemed to be members of the consolidated group of such Person for the entire Reference Period. When the foregoing definition is used in connection with Services, CCPR and the Restricted Subsidiaries, references to a Person in the foregoing definition shall be deemed to refer to CCPR and references to Subsidiaries in the foregoing definition shall be deemed to refer to Services and the Restricted Subsidiaries.

  "Business Day" means any day other than a Legal Holiday.

  "Capitalized Lease Obligations" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

  "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into capital stock), warrants and options to purchase any of the foregoing, including (without limitation) each class of common stock and preferred stock of such Person if such Person is a corporation and each general and limited partnership interest of such Person if such Person is a partnership.

  "Cash Equivalents" means (i) Securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) in each case maturing within one year after the date of acquisition, (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition and
(iii)

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

investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

  "Change of Control" means (i) any sale, transfer or other conveyance, whether direct or indirect, of a majority of the fair market value of the assets of Services or CCPR, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than an Excluded Person or Excluded Group, is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the equity of the transferee, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than an Excluded Person or Excluded Group, is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the equity of Services or CCPR then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after January 28, 1997, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Services or CCPR (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Services or CCPR was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason, other than as a result of an authorized reduction in the number of directors that constitute the Board of Directors, to constitute a majority of the Board of Directors of Services or CCPR then in office at the time of such determination.

  "Change of Control Triggering Event" shall mean the occurrence of both a Change of Control and a Rating Decline.

  "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to the Capitalized Lease Obligations) of such Person and its consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of dividends accrued or payable by such Person or any of its consolidated Subsidiaries in respect of Preferred Stock (other than by Restricted Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Services or CCPR, as the case may be, to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed. When the foregoing definition is used in connection with Services, CCPR and the Restricted Subsidiaries, references to a Person in the foregoing definition shall be deemed to refer to CCPR and references to Subsidiaries in the foregoing definition shall be deemed to refer to Services and the Restricted Subsidiaries.

  "Consolidated Net Income" of any Person for any period means the net income (or loss) of such Person and its consolidated Subsidiaries for such period determined (on a consolidated basis) in accordance with GAAP, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication) (i) all extraordinary gains and losses and gains and losses that are nonrecurring (including as a result of Asset Sales outside the ordinary course of business), (ii) the net income, if positive, of any Person, that is not a Subsidiary in which such Person or any of its Subsidiaries has an interest, except to the extent of the amount of dividends or distributions actually paid to such Person or a Subsidiary of such Person that both (x) are actually paid in cash to such Person or a Subsidiary of such Person during such period and (y) when taken together with all other dividends and distributions paid during such period in cash to such Person or a Subsidiary of such

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

Person, are not in excess of such Person's pro rata share of such other Person's aggregate net income earned during such period, (iii), except as provided in the definition of "Annualized Operating Cash Flow Ratio," the net income (or loss) of any Subsidiary acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (iv) the net income, if positive, of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement or instrument applicable to such Subsidiary. When the foregoing definition is used in connection with Services, CCPR and the Restricted Subsidiaries, references to a Person in the foregoing definition shall be deemed to refer to CCPR and references to Subsidiaries in the foregoing definition shall be deemed to refer to Services and the Restricted Subsidiaries.

  "Credit Agreement" means, at any time of determination, the credit facility or loan agreement designated by Services to be the "Credit Agreement," as amended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, which at no time will exceed $75 million. There can only be one such credit facility or loan agreement designated to be the "Credit Agreement" at any one time.

  "Cumulative Operating Cash Flow" means Operating Cash Flow of the Company for the period beginning on February 1, 1997, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

  "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Debt" means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $5 million or more and that has been designated by Services as "Designated Senior Debt."

  "Disqualified Capital Stock" means, with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided that Capital Stock will not be deemed to be Disqualified Capital Stock if it may only be so redeemed or repurchased solely in consideration of Qualified Capital Stock of Services or CCPR.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Excluded Group" means a "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that includes one or more Excluded Persons; provided that the voting power of the Capital Stock of Services or CCPR "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such Excluded Persons (without attribution to such Excluded Persons of the ownership by other members of the "group") represents a majority of the voting power of the Capital Stock "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such group.

  "Excluded Person" means (i) George S. Blumenthal, (ii) J. Barclay Knapp,
(iii) a Permitted Designee of Mr. Blumenthal or Mr. Knapp, and (iv) CoreComm and any Subsidiary or successor thereto.

  "Existing Indebtedness" means Indebtedness of Services, CCPR or the Restricted Subsidiaries in existence and outstanding on January 28, 1997.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board ("FASB") or, if FASB ceases to exist, any successor thereto; provided, however, that for purposes of determining compliance with covenants in the Indenture, "GAAP" means such generally accepted accounting principles as in effect as of January 28, 1997.

  "Holder" means a Person in whose name a Note is registered. The Holder of a Note will be treated as the owner of such Note for all purposes.

  "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date or to financial institutions, which obligations are not being contested in good faith and for which appropriate reserves have been established) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all obligations of such Person under Interest Swap and Hedging Obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person and all obligations to purchase, redeem or acquire any Capital Stock; (d) all Disqualified Capital Stock of such Person and all Preferred Stock of such Person's Subsidiaries; and (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), or (d) or this clause (e), whether or not between or among the same parties; provided that the outstanding principal amount at any date of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such date.

  "Interest Swap and Hedging Obligations" means any obligations of any Person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

  "Investment" by any Person in any other Person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension; (c) the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of Services or CCPR of any Person to be an Unrestricted Subsidiary. For purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the fair market value of such Investment plus the fair market value of all additional Investments by Services, CCPR or any of the Restricted Subsidiaries at the time

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

any such Investment is made; provided that, for purposes of this sentence, the fair market value of net assets in excess of $5,000,000 shall be as determined by an independent appraiser of national reputation.

  "Investment Grade" means BBB or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that Services shall be permitted to select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

  "Junior Indebtedness" means Indebtedness of Services that (i) requires no payment of principal prior to or on the date on which all principal of and interest on the Notes is paid in full and (ii) is subordinate and junior in right of payment to the Notes in all respects.

  "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banks in the City of New York, or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

  "Lien" means any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

  "Maturity Date" means, when used with respect to any Note, the date specified on such Note as the fixed date on which the final installment of principal of such Note is due and payable (in the absence of any acceleration thereof pursuant to the provisions of the Indenture regarding acceleration of Indebtedness or any Change of Control Offer or Asset Sale Offer).

  "Moody's" means Moody's Investors Service, Inc.

  "Net Cash Proceeds" means the aggregate amount of cash and Cash Equivalents received by Services, CCPR and the Restricted Subsidiaries in respect of an Asset Sale (including upon the conversion to cash and Cash Equivalents of (A) any note or installment receivable at any time, or (B) any other property as and when any cash and Cash Equivalents are received in respect of any property received in an Asset Sale but only to the extent such cash and Cash Equivalents are received within one year after such Asset Sale), less the sum of (i) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Board of Directors of Services or CCPR, as the case may
be) of income, franchise, sales and other applicable taxes required to be paid by Services, CCPR or any Restricted Subsidiary in connection with such Asset Sale and (ii) the aggregate amount of cash so received which is used to retire any existing Senior Debt of Services or CCPR or Indebtedness of the Restricted Subsidiaries, as the case may be, which is required to be repaid in connection with such Asset Sale or is secured by a Lien on the property or assets of Services, CCPR or any of the Restricted Subsidiaries, as the case may be.

  "Net Pops" of any Person with respect to any System means the Pops of the area served by such System multiplied by the direct and/or indirect percentage interest of such Person in the entity licensed or designated to receive an authorization by the FCC or another appropriate governmental regulatory authority to construct or operate a System in that area.

  "Net Proceeds" means the aggregate net proceeds (including the fair market value of non-cash proceeds constituting equipment or other assets of a type generally used in a Related Business an amount reasonably determined by the Board of Directors of Services or CCPR for amounts under $5,000,000 and by a financial advisor or appraiser of national reputation for equal or greater amounts) received by a Person from the sale of Qualified Capital Stock (other than to a Subsidiary of such Person) after payment of out-of-pocket expenses, commissions and discounts incurred in connection therewith.


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

  "Obligation" means any principal, premium, interest (including interest accruing subsequent to a bankruptcy or other similar proceeding whether or not such interest is an allowed claim enforceable against Services in a bankruptcy case under Federal bankruptcy law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable pursuant to the terms of the documentation governing any Indebtedness.

  "Operating Cash Flow" of any Person means (a), with respect to any period, the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provisions for income taxes for such period for such Person and its consolidated Subsidiaries, (ii) depreciation, amortization and other non-cash charges of such Person and its consolidated Subsidiaries and (iii) Consolidated Interest Expense of such Person for such period, determined, in each case, on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, less (c) the amount of all cash payments made during such period by such Person and its Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period. When the foregoing definition is used in connection with Services, CCPR and the Restricted Subsidiaries, references to a Person in the foregoing definition shall be deemed to refer to CCPR and references to Subsidiaries in the foregoing definition shall be deemed to refer to Services and the Restricted Subsidiaries.

  "Permitted Designee" means (i) a spouse or a child of a Permitted Holder,
(ii) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder, (iii) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or (iv) any person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the Voting Stock of such person.

  "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

  "Permitted Investment" means (i) Investments in Cash Equivalents; (ii) Investments in Services, CCPR or a Restricted Subsidiary (other than a Non-Recourse Restricted Subsidiary); (iii) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an "Acquired Person") if, as a result of such Investments, (A) the Acquired Person immediately thereupon becomes a Restricted Subsidiary (other than a Non-Recourse Restricted Subsidiary) or (B) the Acquired Person immediately thereupon either (1) is merged or consolidated with or into Services, CCPR or any of the Restricted Subsidiaries (other than a Non-Recourse Restricted Subsidiary) and the surviving Person is Services, CCPR or a Restricted Subsidiary (other than a Non-Recourse Restricted Subsidiary) or (2) transfers or conveys all or substantially all of its assets to, or is liquidated into, Services, CCPR or any of the Restricted Subsidiaries (other than a Non-Recourse Restricted Subsidiary); (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any securities received in connection with an Asset Sale (other than those of a Non-Recourse Restricted Subsidiary) and any investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Related Business, that complies with the "Limitation on Asset Sales and Sales of Restricted Subsidiary Stock" covenant;
(vi) any Investment pursuant to the terms of the agreements described in or referred to under the caption "The Restructuring" or "Certain Relationships and Related Transactions," as such agreements were in effect on January 28, 1997; (vii) any guarantee issued by a Restricted Subsidiary in respect of Senior Debt, or in respect of Indebtedness described by clause (ix) of the third paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant, in each case incurred in compliance with the Indenture; (viii) advances and prepayments for asset purchases in the ordinary course of business in a Related Business of Services, CCPR or a Restricted Subsidiary;
(ix) Investments in Non-Recourse Restricted Subsidiaries with the proceeds of contributions irrevocably and unconditionally received without restriction by Services from CCPR; and (x) customary loans or advances made in the ordinary course of business to officers, directors or employees of Services, CCPR or any of the Restricted Subsidiaries for travel, entertainment, and moving and other relocation expenses.


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

  "Permitted Junior Securities" means Equity Interests in Services or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture.

  "Permitted Lien" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Services or CCPR in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, and (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of Services or CCPR in accordance with GAAP; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by Services, CCPR or any of the Restricted Subsidiaries) or interfere with the ordinary conduct of the business of Services, CCPR or any of the Restricted Subsidiaries; (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security legislation; (h) Liens in favor of the Trustee arising under the Indenture; (i) Liens securing Senior Debt that was incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (j) Liens securing Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into Services, CCPR or a Restricted Subsidiary, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (k) Liens arising from Purchase Money Indebtedness permitted under the Indenture; (l) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness; and (m) Liens in favor of Services, CCPR or a Wholly Owned Restricted Subsidiary.

  "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

  "Pops" means the estimate of the population of an area as derived from the most recent Rand McNally Commercial Atlas or if such statistics are not printed in the Rand McNally Commercial Atlas or the Rand McNally Commercial Atlas is no longer published, such other recognized source of such information.

  "Purchase Money Indebtedness" means Indebtedness of Services, CCPR or the Restricted Subsidiaries incurred in connection with the purchase of property or assets for the business of Services, CCPR or the Restricted Subsidiaries, provided, that the recourse of the lenders with respect to such Indebtedness is limited solely to the property or assets so purchased without further recourse to either Services, CCPR or any of the Restricted Subsidiaries.

  "Qualified Capital Stock" means any Capital Stock of a Person that is not Disqualified Capital Stock.

  "Rating Agencies" means (i) S&P and (ii) Moody's and (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by Services, which shall be substituted for S&P or Moody's or both, as the case may be.

  "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Ba, B,

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

Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g. with respect to S&P, a decline in a rating from BB to BB- as well as from BB- to B+, will constitute a decrease of one gradation).

  "Rating Date" means that date which is 90 days prior to the earlier of (x) a Change of Control and (y) public notice of the occurrence of a Change of Control or the intention by Services or CCPR to effect a Change of Control.

  "Rating Decline" shall mean the occurrence on, or within six months after, the date of public notice of the occurrence of a Change of Control or the intention by Services to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of any of the following events: (a) in the event the Notes are rated by both Moody's and S&P on the Rating Date as Investment Grade, the rating of the Notes by either Rating Agency shall be below Investment Grade, (b) in the event the Notes are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes by such Rating Agency shall be below Investment Grade, or (c) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

  "Reference Period" with regard to any Person means the last full fiscal quarter of such Person for which financial information (which Services and CCPR, as the case may be, shall use their best efforts to compile in a timely manner) in respect thereof is available ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

  "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or
(b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference (or if such Indebtedness or Disqualified Capital Stock does not require cash payments prior to maturity or is otherwise issued at a discount, the original issue price of such Indebtedness or Disqualified Capital Stock), not to exceed the sum of (x) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so refinanced and (ii) if such Indebtedness being refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing, (y) the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of such Indebtedness and (z) all other customary fees and expenses of Services, CCPR or such Restricted Subsidiary reasonably incurred in connection with such refinancing; provided, that (A) Refinancing Indebtedness issued by any Restricted Subsidiary shall only be used to refinance outstanding Indebtedness or Disqualified Capital Stock of such Restricted Subsidiary, (B) Refinancing Indebtedness shall (x) not have a Weighted Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have no installments of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of any installment of principal (or redemption payment) of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity of the Notes.

  "Related Business" means any business directly related to the ownership, development, operation or acquisition of communications or media systems or services.


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

  "Related Person" means, with respect to any Person, (i) any Affiliate of such Person or any spouse, immediate family member, or other relative who has the same principal residence of any Affiliate of such Person and (ii) any trust in which any Person described in clause (i) above, have a beneficial interest.

  "Representative" means the indenture trustee or other trustee, agent or representative for any Senior Debt.

  "Restricted Payment" means, with respect to any Person, (i) any dividend or other distribution on shares of Capital Stock of such Person or any Subsidiary of such Person, (ii) any payment on account of the purchase, redemption or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition or defeasance) in whole or in part, of any shares of Capital Stock of such Person or any Subsidiary of such Person held by Persons other than such Person or any of its Restricted Subsidiaries, (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition or defeasance) in whole or in part, of any Indebtedness of Services or CCPR (other than the scheduled repayment thereof at maturity and any mandatory redemption or mandatory repurchase thereof pursuant to the terms thereof) by such Person or a Subsidiary of such Person that is subordinate in right of payment to the Notes (other than in exchange for Refinancing Indebtedness permitted to be incurred under the Indenture and except for any such defeasance, redemption, repurchase, other acquisition or payment in respect of Indebtedness held by any Restricted Subsidiary) and (iv) any Investment (other than a Permitted Investment); provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on shares of Capital Stock of Services, CCPR or any Restricted Subsidiary solely in shares of Qualified Capital Stock, (ii) any dividend, distribution or other payment to Services, CCPR, or any dividend to any of the Restricted Subsidiaries by any of the Subsidiaries, (iii) any dividend, distribution or other payment by any Restricted Subsidiary on shares of its Capital Stock that is paid pro rata to all holders of such Capital Stock and (iv) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of any Restricted Subsidiary (other than Non-Recourse Restricted Subsidiaries) held by Persons other than Services, CCPR or any of the Restricted Subsidiaries.

  "Restricted Subsidiary" means any Subsidiary of CCPR or any future subsidiary of Services which at the time of determination is not an Unrestricted Subsidiary. The Board of Directors of CCPR or Services, as the case may be, may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately before and after giving effect to such designation, there would exist no Default or Event of Default and CCPR or Services, as the case may be, could incur at least $1.00 of Indebtedness pursuant to the Annualized Operating Cash Flow Ratio test of the "Limitation on Incurrence of Additional Indebtedness" covenant, on a pro forma basis taking into account such designation.

  "S&P" means Standard & Poor's Rating Group and its successors.

  "Senior Debt" means all Indebtedness of Services or CCPR (including, with respect to the Credit Agreement, all Obligations thereunder), including interest thereon, whether outstanding on January 28, 1997 or thereafter incurred, other than (a) Indebtedness that is expressly subordinated or junior in right of payment to any Indebtedness of Services or CCPR, (b) Indebtedness represented by Disqualified Capital Stock, (c) any liability for federal, state, local or other taxes owed or owing by Services or CCPR, (d) Indebtedness of Services or CCPR to any Subsidiary of Services or CCPR or any Affiliate of Services or CCPR (other than Purchase Money Indebtedness constituting at least 75% but not more than 100% of the cost of wireless cellular communication system equipment and other related fixed assets, incurred in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant), (e) trade payables and (f) Indebtedness incurred in violation of the Indenture.

  "Significant Restricted Subsidiary" means one or more Restricted Subsidiaries having an aggregate net book value of assets in excess of 5% of the net book value of the assets of CCPR, Services and the Restricted Subsidiaries on a consolidated basis.


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

  "Stated Maturity" means the date fixed for the payment of any principal or premium pursuant to the Indenture and the Notes, including the Maturity Date, upon redemption, acceleration, Asset Sale Offer, Change of Control Offer or otherwise.

  "Strategic Equity Investor" means any company, or a controlled Affiliate of any company, which is substantially engaged in a cable or telecommunications business; provided, however, that a Strategic Equity Investor shall not include (x) any Subsidiary of CCPR or Services or (y) any Person that is an Affiliate of CCPR or Services.

  "Subsidiary" with respect to any Person, means (i) a corporation at least fifty percent of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner of such partnership, or (iii) any person in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

  "Tax Sharing Agreement" means that certain Tax Sharing Agreement by and among Services, CCPR and the Restricted Subsidiaries as in effect on January 28, 1997.

  "Unrestricted Subsidiary" shall mean any Subsidiary of CCPR or any future Subsidiary of Services that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of CCPR or Services, as the case may be, as provided below). The Board of Directors of CCPR or Services, as the case may be, may designate any Subsidiary of CCPR or Services, as the case may be (including any newly acquired or newly formed Subsidiary at or prior to the time it is so formed or acquired) to be an Unrestricted Subsidiary if (a) no Default or Event of Default is existing or will occur as a consequence thereof, (b) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property or asset of, Services, CCPR or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated and (c) such Subsidiary and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any property or assets of Services, CCPR or any of the Restricted Subsidiaries (except that such Subsidiary and its Subsidiaries may guarantee the Notes); provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "Weighted Average Life" means, as of the date of determination, with respect to any debt instrument, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such debt instrument multiplied by the amount of each such respective principal payment by (ii) the sum of all such principal payments.

  "Wholly Owned" means, with respect to a Subsidiary of Services or CCPR, (i) a Subsidiary that is a corporation, of which not less than 99% of the Capital Stock (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns not less than 99% of the Capital Stock of such entity.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Services has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 22, 1997, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  Services will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, Services will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Services has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general summary of certain U.S. Federal income tax consequences associated with the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer. The summary is based upon current laws, regulations, rulings and judicial decisions all of which are subject to change, possibly with retroactive effect. The discussion below does not address all aspects of U.S. Federal income taxation that may be relevant to particular Holders of Old Notes or New Notes. In addition, the discussion does not address any aspect of state, local or foreign taxation.

  The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for U.S. Federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a Holder should be treated as a continuation of the Old Notes in the hands of such Holder. As a result there should be no U.S. Federal income tax consequences to Holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer, and any exchanging Holder of Old Notes should have the same tax basis and holding period in the New Notes as such Holder had in the Old Notes immediately prior to the exchange.

  PROSPECTIVE HOLDERS OF THE NEW NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDERS' OLD NOTES FOR THE NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

                                 LEGAL MATTERS

  The validity of the New Notes and the Guarantee offered hereby will be passed upon for Services and CCPR by Richard J. Lubasch, Esq., Senior Vice President--General Counsel and Secretary of CCPR and Services. Mr. Lubasch is also a director of Services.

                                    EXPERTS

  The audited consolidated financial statements of Cellular Communications of Puerto Rico, Inc., the audited financial statements of CCPR Services, Inc. and the audited financial statements of San Juan Cellular Telephone Company (a Partnership) included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their reports appearing herein. Such financial statements and schedules are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                  CELLULAR COMMUNICATIONS OF PUERTO RICO, INC.

                                                                           PAGE
Condensed Consolidated Balance Sheet--March 31, 1997 (unaudited).........   F-2
Condensed Consolidated Statements of Operations--Three months ended March
 31, 1997 and 1996 (unaudited)...........................................   F-3
Condensed Consolidated Statement of Shareholder's Equity--Three months
 ended March 31, 1997 (unaudited)........................................   F-4
Condensed Consolidated Statements of Cash Flows--Three months ended March
 31, 1997 and 1996 (unaudited)...........................................   F-5
Notes to Condensed Consolidated Financial Statements (unaudited).........   F-6
Report of Independent Auditors...........................................   F-8
Consolidated Balance Sheets--December 31, 1996 and 1995..................   F-9
Consolidated Statements of Operations--Years ended December 31, 1996,
 1995 and 1994...........................................................  F-10
Consolidated Statement of Shareholders' Equity--Years ended December 31,
 1996, 1995 and 1994.....................................................  F-11
Consolidated Statements of Cash Flows--Years ended December 31, 1996,
 1995 and 1994...........................................................  F-12
Notes to Consolidated Financial Statements...............................  F-14
Schedule II--Valuation and Qualifying Accounts...........................  F-23

                              CCPR SERVICES, INC.

Condensed Balance Sheet--March 31, 1997 (unaudited)......................  F-24
Condensed Statements of Operations--Three months ended March 31, 1997 and
 1996 (unaudited)........................................................  F-25
Condensed Statement of Shareholder's Equity--Three months ended March 31,
 1997 (unaudited)........................................................  F-26
Condensed Statements of Cash Flows--Three months ended March 31, 1997 and
 1996 (unaudited)........................................................  F-27
Notes to Condensed Financial Statements (unaudited)......................  F-28
Report of Independent Auditors...........................................  F-30
Balance Sheets--December 31, 1996 and 1995...............................  F-31
Statements of Operations--Years ended December 31, 1996, 1995 and 1994...  F-32
Statement of Shareholder's Equity--Years ended December 31, 1996, 1995 and 1994................................................................  F-33
Statements of Cash Flows--Years ended December 31, 1996, 1995 and 1994...  F-34
Notes to Financial Statements............................................  F-36
Schedule II--Valuation and Qualifying Accounts...........................  F-41

                      SAN JUAN CELLULAR TELEPHONE COMPANY

Condensed Balance Sheet--March 31, 1997 (unaudited)......................  F-42
Condensed Statements of Operations--Three months ended March 31, 1997 and
 1996 (unaudited)........................................................  F-43
Condensed Statement of Changes in Partners' Capital--Three months ended
 March 31, 1997 (unaudited)..............................................  F-44
Condensed Statements of Cash Flows--Three months ended March 31, 1997 and
 1996 (unaudited)........................................................  F-45
Notes to Condensed Financial Statements (unaudited)......................  F-46
Report of Independent Auditors...........................................  F-47
Balance Sheets--December 31, 1996 and 1995...............................  F-48
Statements of Operations--Years ended December 31, 1996, 1995 and 1994...  F-49
Statement of Changes in Partners' Capital--Years ended December 31, 1996,
 1995 and 1994...........................................................  F-50
Statements of Cash Flows--Years ended December 31, 1996, 1995 and 1994...  F-51
Notes to Financial Statements............................................  F-52

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1997

                             ASSETS
Current assets:
  Cash and cash equivalents...................................... $  3,905,000
  Marketable securities..........................................    3,660,000
  Accounts receivable--trade, less allowance for doubtful
   accounts of $3,889,000........................................   20,718,000
  Due from CoreComm Incorporated.................................      307,000
  Equipment inventory............................................    4,185,000
  Prepaid expenses and other current assets......................    2,318,000
                                                                  ------------
    Total current assets.........................................   35,093,000
Property, plant and equipment, net...............................  100,533,000
Unamortized license acquisition costs............................  161,594,000
Deferred financing costs, less accumulated amortization of
 $100,000........................................................    5,932,000
Other assets, less accumulated amortization of $933,000..........    1,972,000
                                                                  ------------
    Total assets................................................. $305,124,000
                                                                  ============
              LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable............................................... $  7,232,000
  Accrued expenses...............................................   12,532,000
  Due to NTL Incorporated........................................      349,000
  Interest payable...............................................    3,333,000
  Deferred revenue...............................................    3,154,000
                                                                  ------------
    Total current liabilities....................................   26,600,000
Long-term debt...................................................  200,000,000
Commitments and contingent liabilities
Shareholder's equity:
  Common stock--$.01 par value; authorized, issued and
   outstanding--1,000 shares
  Additional paid-in capital.....................................  137,570,000
  (Deficit)......................................................  (59,046,000)
                                                                  ------------
                                                                    78,524,000
                                                                  ------------
    Total liabilities and shareholder's equity................... $305,124,000
                                                                  ============

                            See accompanying notes.

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                     ------------------------
                                                        1997         1996
Revenues:
  Service revenue................................... $33,352,000  $28,513,000
  Equipment revenue.................................   3,919,000    2,963,000
                                                     -----------  -----------
                                                      37,271,000   31,476,000
Costs and expenses:
  Cost of equipment sold............................   4,779,000    4,680,000
  Operating expenses................................   3,890,000    3,885,000
  Selling, general and administrative expenses......  17,899,000   13,647,000
  Depreciation of rental equipment..................     177,000      115,000
  Depreciation expense..............................   3,806,000    2,888,000
  Amortization expense..............................   1,557,000    1,527,000
                                                     -----------  -----------
                                                      32,108,000   26,742,000
                                                     -----------  -----------
Operating income....................................   5,163,000    4,734,000
Other income (expense):
  Interest income and other, net....................      65,000       60,000
  Interest expense..................................  (3,984,000)  (1,779,000)
                                                     -----------  -----------
Income before income taxes and extraordinary item...   1,244,000    3,015,000
  Income tax provision..............................  (1,176,000)  (1,726,000)
                                                     -----------  -----------
Income before extraordinary item....................      68,000    1,289,000
Loss from early extinguishment of debt, net of
 income tax benefit of $316,000.....................  (3,751,000)         --
                                                     -----------  -----------
Net income (loss)................................... $(3,683,000) $ 1,289,000
                                                     ===========  ===========


                            See accompanying notes.

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (UNAUDITED)

                              COMMON STOCK        ADDITIONAL                    TREASURY STOCK
                          ---------------------    PAID-IN                   ---------------------
                            SHARES      AMOUNT     CAPITAL       DEFICIT      SHARES     AMOUNT
 Balance, December 31,
1996....................   13,432,000  $134,000  $226,160,000  $(55,363,000) (343,000) $(8,323,000)
Exercise of stock op-
 tions..................       20,000     1,000       286,000
Common stock repur-
 chased, at cost........                                                     (35,000)    (688,000)
Corporate restructur-
 ing....................  (13,451,000) (135,000)   (8,876,000)               378,000    9,011,000
Distribution to CoreComm
 Incorporated...........                          (80,000,000)
Net (loss) for the three
 months ended
 March 31, 1997.........                                         (3,683,000)
                          -----------  --------  ------------  ------------  -------    ---------
Balance, March 31,
 1997...................        1,000  $    --   $137,570,000  $(59,046,000)     --     $     --
                          ===========  ========  ============  ============  =======    =========



                             See accompanying notes

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                    --------------------------
                                                        1997          1996
NET CASH PROVIDED BY OPERATING ACTIVITIES.......... $   8,130,000  $ 9,987,000
INVESTING ACTIVITIES
  Additional costs of cellular license interests...      (146,000)         --
  Purchase of property, plant and equipment........    (7,210,000)  (6,327,000)
  Proceeds from maturities of marketable securi-
   ties............................................     2,257,000          --
                                                    -------------  -----------
Net cash (used in) investing activities............    (5,099,000)  (6,327,000)
FINANCING ACTIVITIES
  Repayment of bank loan...........................  (115,000,000)         --
  Proceeds from issuance of Notes, net of financing
   costs...........................................   193,968,000          --
  Distribution to CoreComm Incorporated............   (80,000,000)         --
  Purchase of treasury stock.......................      (688,000)         --
  Distribution to minority interest holders........           --    (1,172,000)
  Principal payments...............................           --      (225,000)
  Additional deferred financing costs..............           --        (8,000)
  Proceeds from exercise of stock options..........       287,000       68,000
                                                    -------------  -----------
Net cash (used in) financing activities............    (1,433,000)  (1,337,000)
Increase in cash and cash equivalents..............     1,598,000    2,323,000
  Cash and cash equivalents at beginning of peri-
   od..............................................     2,307,000    8,050,000
                                                    -------------  -----------
Cash and cash equivalents at end of period......... $   3,905,000  $10,373,000
                                                    =============  ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest
   exclusive of amounts capitalized................ $   2,329,000  $ 1,815,000
  Income taxes paid................................       550,000      481,000
Supplemental schedule of noncash investing activi-
 ties:
  Common stock issued to acquire cellular license
   interests....................................... $         --   $21,536,000
  Liabilities incurred to acquire property, plant
   and equipment...................................     1,012,000    1,519,000

                            See accompanying notes.

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED) NOTE A--BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

NOTE B--UNAMORTIZED LICENSE ACQUISITION COSTS

  Unamortized license acquisition costs consist of:

                                                                    MARCH 31,
                                                                       1997
                                                                   ------------
                                                                   (Unaudited)
      Deferred cellular license costs............................  $  5,935,000
      Excess of purchase price paid over the fair market value of
       tangible assets acquired..................................   189,466,000
                                                                   ------------
                                                                    195,401,000
      Accumulated amortization...................................    33,807,000
                                                                   ------------
                                                                   $161,594,000
                                                                   ============

NOTE C--PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of:

                                                                    MARCH 31,
                                                                       1997
                                                                   ------------
                                                                   (Unaudited)
      Land.......................................................  $  2,004,000
      Operating equipment........................................   104,155,000
      Office furniture and other equipment.......................    17,115,000
      Rental equipment...........................................     1,429,000
      Construction in progress...................................    17,405,000
                                                                   ------------
                                                                    142,108,000
      Accumulated depreciation...................................    41,575,000
                                                                   ------------
                                                                   $100,533,000
                                                                   ============

NOTE D--ACCRUED EXPENSES

  Accrued expenses consist of:

                                                                    MARCH 31,
                                                                       1997
                                                                   ------------
                                                                   (Unaudited)
      Accrued compensation.......................................  $  1,019,000
      Accrued franchise, property and income taxes...............     4,765,000
      Commissions payable........................................       973,000
      Subscriber deposits........................................     1,510,000
      Other......................................................     4,265,000
                                                                   ------------
                                                                   $ 12,532,000
                                                                   ============

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

NOTE E--LONG-TERM DEBT

  In January 1997, a wholly owned subsidiary of the Company, CCPR Services, Inc. ("Services") issued $200,000,000 principal amount 10% Senior Subordinated Notes due 2007 (the "Notes") and received proceeds of $193,968,000 after discounts, commissions and other related costs. The Notes are unconditionally guaranteed by the Company. The Company and Services used approximately $116,000,000 of the proceeds to repay the $115,000,000 principal outstanding plus accrued interest and fees under the bank loan.

  In connection with the repayment of the bank loan, the Company recorded an extraordinary loss of $4,067,000 ($3,751,000 net of income tax benefit) from the write-off of unamortized deferred financing costs.

  The Notes are due on February 1, 2007. Interest on the Notes is payable semiannually commencing on August 1, 1997. The Notes are redeemable, in whole or in part, at the option of Services at any time on or after February 1, 2002, at a redemption price of 105% that declines annually to 100% in 2005, in each case together with accrued and unpaid interest to the redemption date. The Indenture contains certain covenants with respect to Services, the Company and certain subsidiaries that limit their ability to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make other distributions or restricted payments, (iii) create liens, (iv) sell assets, (v) enter into mergers or consolidations or (vi) sell or issue stock of subsidiaries.

NOTE F--COMMITMENTS AND CONTINGENT LIABILITIES

  As of March 31, 1997, the Company was committed to purchase cellular network and other equipment and construction services of approximately $13,000,000. In addition, as of March 31, 1997, the Company had commitments to purchase cellular telephones, pagers and accessories of approximately $3,900,000.

  In 1992, the Company entered into an agreement which in effect provides for a twenty-year license to use its service mark which is also licensed to many of the non-wireline cellular systems in the United States. The Company is required to pay licensing and advertising fees, and to maintain certain service quality standards. The total fees paid for 1997 were $216,000, which were determined by the size of the Company's markets.

                        REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Cellular Communications of Puerto Rico, Inc.

  We have audited the accompanying consolidated balance sheets of Cellular Communications of Puerto Rico, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cellular Communications of Puerto Rico, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                              ERNST & YOUNG LLP

San Juan, Puerto Rico
February 23, 1997

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1996          1995
                      ASSETS
Current assets:
  Cash and cash equivalents........................  $  2,307,000  $  8,050,000
  Marketable securities............................     5,917,000           --
  Accounts receivable--trade, less allowance for
   doubtful accounts of $3,767,000 (1996) and
   $3,233,000 (1995)...............................    20,034,000    17,929,000
  Equipment inventory..............................     2,912,000     6,388,000
  Prepaid expenses and other current assets........     3,022,000     2,600,000
                                                     ------------  ------------
    Total current assets...........................    34,192,000    34,967,000
Property, plant and equipment, net.................    97,945,000    75,769,000
Unamortized license acquisition costs..............   162,822,000   139,952,000
Deferred financing costs, less accumulated
 amortization
 of $1,065,000 (1996) and $455,000 (1995)..........     4,118,000     4,706,000
Other assets, less accumulated amortization
 of $723,000 (1996) and $1,471,000 (1995)..........     1,645,000     1,603,000
                                                     ------------  ------------
                                                     $300,722,000  $256,997,000
                                                     ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................  $  7,364,000  $  5,874,000
  Accrued expenses.................................    10,889,000    10,895,000
  Due to NTL Incorporated..........................       102,000           --
  Due to Cellular Communications, Inc..............           --        310,000
  Interest payable.................................     1,678,000       615,000
  Deferred revenue.................................     3,081,000     2,854,000
  Current portion of long-term debt................           --      1,975,000
                                                     ------------  ------------
    Total current liabilities......................    23,114,000    22,523,000
Long-term debt.....................................   115,000,000    90,000,000
Commitments and contingent liabilities.............
Minority interests.................................           --        322,000
Shareholders' equity:
Series preferred stock--$.01 par value; authorized
 2,500,000 shares;
 issued and outstanding none.......................           --            --
Common stock--$.01 par value; authorized 30,000,000
 shares;
 issued 13,432,000 (1996) and 12,803,000 (1995)
 shares............................................       134,000       128,000
Additional paid-in capital.........................   226,160,000   210,646,000
(Deficit)..........................................   (55,363,000)  (60,477,000)
                                                     ------------  ------------
                                                      170,931,000   150,297,000
Treasury stock--at cost, 343,000 (1996) and 207,000
 (1995) shares.....................................    (8,323,000)   (6,145,000)
                                                     ------------  ------------
                                                      162,608,000   144,152,000
                                                     ------------  ------------
                                                     $300,722,000  $256,997,000
                                                     ============  ============

                            See accompanying notes.

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             YEAR ENDED DECEMBER 31,
                                       --------------------------------------
                                           1996         1995         1994
Revenues:
  Service revenue..................... $119,839,000  $94,409,000  $55,900,000
  Equipment revenue...................   13,979,000   14,259,000   11,241,000
                                       ------------  -----------  -----------
                                        133,818,000  108,668,000   67,141,000
                                       ------------  -----------  -----------
Costs and expenses:
  Cost of equipment sold..............   17,962,000   20,635,000   13,818,000
  Operating expenses..................   15,214,000   10,207,000    8,501,000
  Selling, general and administrative
   expenses...........................   63,223,000   51,148,000   30,944,000
  Depreciation of rental equipment....      521,000      225,000      312,000
  Depreciation expense................   12,710,000    9,638,000    6,400,000
  Amortization expense................    6,187,000    5,794,000    5,212,000
                                       ------------  -----------  -----------
                                        115,817,000   97,647,000   65,187,000
                                       ------------  -----------  -----------
Operating income......................   18,001,000   11,021,000    1,954,000
Other income (expense):
  Interest income and other, net......      646,000      358,000      867,000
  Interest expense....................   (8,181,000)  (8,501,000)  (7,305,000)
                                       ------------  -----------  -----------
Income (loss) before income tax
 provision and minority interests.....   10,466,000    2,878,000   (4,484,000)
Income tax provision..................   (5,352,000)  (4,007,000)    (328,000)
                                       ------------  -----------  -----------
Income (loss) before minority
 interests............................    5,114,000   (1,129,000)  (4,812,000)
Minority interests....................          --      (322,000)         --
                                       ------------  -----------  -----------
Net income (loss)..................... $  5,114,000  $(1,451,000) $(4,812,000)
                                       ============  ===========  ===========
Net income (loss) per common share.... $        .36  $      (.13) $      (.49)
                                       ============  ===========  ===========
Weighted average number of common
 shares used in computation of net
 income (loss) per share including
 common stock equivalents.............   14,027,000   11,070,000    9,867,000
                                       ============  ===========  ===========

                            See accompanying notes.

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                ADDITIONAL
                            COMMON STOCK                                      TREASURY STOCK
                         --------------------    PAID-IN                   ---------------------
                           SHARES     AMOUNT     CAPITAL      (DEFICIT)     SHARES     AMOUNT
                         ----------  --------  ------------  ------------  --------  -----------
Balance, December 31,
 1993...................  9,760,000  $ 98,000  $165,737,000  $(54,214,000)
Shares issued for
 acquisition............    201,000     2,000     5,582,000
Exercise of stock
 options................     39,000                 391,000
Net loss for the year
 ended
 December 31, 1994......                                       (4,812,000)
                         ----------  --------  ------------  ------------
Balance, December 31,
 1994................... 10,000,000   100,000   171,710,000   (59,026,000)
Exercise of stock
 options................     25,000                 385,000
Conversion of Senior
 Subordinated Notes.....  2,778,000    28,000    38,551,000
Common stock
 repurchased, at cost...                                                   (207,000) $(6,145,000)
Net loss for the year
 ended
 December 31, 1995......                                       (1,451,000)
                         ----------  --------  ------------  ------------  --------  -----------
Balance, December 31,
 1995................... 12,803,000   128,000   210,646,000   (60,477,000) (207,000)  (6,145,000)
Shares issued for
 interests in
 cellular license.......    820,000     8,000    21,528,000
Exercise of stock
 options................     16,000                 129,000
Common stock
 repurchased, at cost...                                                   (343,000)  (8,323,000)
Retirement of Treasury
 Stock..................   (207,000)   (2,000)   (6,143,000)                207,000    6,145,000
Net income for the year
 ended December 31,
 1996...................                                        5,114,000
                         ----------  --------  ------------  ------------  --------  -----------
Balance, December 31,
 1996................... 13,432,000  $134,000  $226,160,000  $(55,363,000) (343,000) $(8,323,000)
                         ==========  ========  ============  ============  ========  ===========


                            See accompanying notes.

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                           1996          1995          1994
OPERATING ACTIVITIES
Net income (loss)....................  $  5,114,000  $ (1,451,000) $ (4,812,000)
Adjustments to reconcile net income
 (loss) to net cash
 provided by (used in) operating
 activities:
  Depreciation and amortization......    19,418,000    15,657,000    11,924,000
  Provision for losses on accounts
   receivable........................     7,520,000     6,603,000     2,579,000
  Loss on sale of property, plant and
   equipment.........................       371,000       416,000        34,000
  Minority interests.................           --        322,000           --
  Interest paid to Cellular
   Communications of Ohio, Inc.......           --    (12,978,000)          --
  Changes in operating assets and
   liabilities net of effects from
   business acquisitions:
    Accounts receivable..............    (9,625,000)  (15,000,000)   (6,848,000)
    Equipment inventory..............     3,476,000    (4,163,000)      (68,000)
    Prepaid expenses.................      (422,000)   (1,484,000)     (304,000)
    Other assets.....................      (292,000)     (461,000)     (172,000)
    Accounts payable.................     2,497,000    (2,400,000)    1,214,000
    Accrued expenses.................      (227,000)    5,004,000     2,534,000
    Interest payable.................     1,063,000      (760,000)          --
    Deferred revenue.................       227,000     1,237,000       457,000
    Due to Cellular Communications of
     Ohio, Inc.......................           --      1,683,000     3,956,000
    Due to Cellular Communications,
     Inc.............................      (310,000)       (4,000)       83,000
    Due to NTL Incorporated..........       102,000           --            --
                                       ------------  ------------  ------------
Net cash provided by (used in)
 operating activities................    28,912,000    (7,779,000)   10,577,000
INVESTING ACTIVITIES
Purchase of marketable securities....   (18,653,000)   (2,058,000)  (10,989,000)
Proceeds from maturities of
 marketable securities...............    12,736,000    11,057,000    11,913,000
Purchase of property, plant and
 equipment...........................   (36,564,000)  (30,725,000)  (17,097,000)
Acquisition of subsidiary, net of
 cash acquired.......................           --            --       (370,000)
Purchase of cellular license
 interests...........................    (5,811,000)          --         (8,000)
Purchase of other assets.............           --            --       (251,000)
                                       ------------  ------------  ------------
Net cash (used in) investing
 activities..........................   (48,292,000)  (21,726,000)  (16,802,000)
FINANCING ACTIVITIES
Proceeds from borrowings, net of
 financing costs.....................    52,000,000   121,946,000           --
Principal payments...................   (28,975,000)  (37,000,000)          --
Additional deferred financing costs..       (22,000)          --       (107,000)
Repayment of amount due to Cellular
 Communications of
 Ohio, Inc...........................           --    (47,942,000)          --
Proceeds from exercise of stock
 options.............................       129,000       385,000       391,000
Purchase of treasury stock...........    (8,323,000)   (6,145,000)          --
Distribution to minority interests
 holders.............................    (1,172,000)          --            --
                                       ------------  ------------  ------------
Net cash provided by financing
 activities..........................    13,637,000    31,244,000       284,000
                                       ------------  ------------  ------------
Increase (decrease) in cash and cash
 equivalents.........................    (5,743,000)    1,739,000    (5,941,000)
Cash and cash equivalents at
 beginning of year...................     8,050,000     6,311,000    12,252,000
                                       ------------  ------------  ------------
Cash and cash equivalents at end of
 year................................  $  2,307,000  $  8,050,000  $  6,311,000
                                       ============  ============  ============

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

                                                   YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1996       1995        1994
Supplemental disclosure of cash flow
 information:
  Cash paid during the period for interest
   exclusive
   of amounts capitalized.................... $7,118,000 $20,556,000 $3,350,000
  Income taxes paid..........................  7,239,000     620,000        --
Supplemental schedule of noncash investing
 activities:
  Liabilities incurred to acquire property,
   plant and equipment.......................  1,595,000   2,381,000  2,135,000
  Common stock issued for acquisition of
   subsidiary................................        --          --   3,675,000
  Debt assumed for acquisition of
   subsidiary................................        --          --   1,750,000
  Common stock issued to acquire cellular
   license interests......................... 21,536,000         --   1,909,000
Supplemental schedule of noncash financing
 activities:
  Conversion of Senior Subordinated Notes,
   net of unamortized deferred financing
   costs of $1,421,000.......................        --   38,579,000        --



                            See accompanying notes.

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

  Cellular Communications of Puerto Rico, Inc. (the "Company") was incorporated on May 18, 1988 as a wholly-owned subsidiary of Cellular Communications, Inc. ("CCI") to own and operate cellular telephone systems. On July 25, 1990, CCI and AirTouch Communications, Inc. entered into a Merger and Joint Venture Agreement, as amended, pursuant to which, on February 28, 1992, CCI distributed to its stockholders all of the outstanding common stock of the Company.

  In January 1997, the Company completed a corporate restructuring. A new entity named CoreComm Incorporated ("CoreComm") was formed, and a subsidiary of CoreComm was merged with and into the Company. Upon the merger, the Company became a wholly-owned subsidiary of CoreComm and shareholders of the Company became shareholders of CoreComm on a one for one basis.

  The Company, through its subsidiaries, owns licenses to operate cellular telephone and paging systems in Puerto Rico and in the U.S. Virgin Islands. Based on service revenues, the predominant line of business is cellular telephone services. The Company's business is currently dependent on the trends in the use of cellular telephone and paging services and is subject to economic, social, political and governmental conditions in Puerto Rico and the U.S. Virgin Islands. The sale of cellular and paging services in each of the Company's markets is becoming increasingly competitive. The Company previously had one cellular competitor in each market, but in the near future it may face many wireless competitors due to the introduction of broadband personal communications services ("PCS") on frequencies recently auctioned by the Federal Communications Commission ("FCC") and specialized mobile radio ("SMR") services on existing SMR frequencies. At least one competitor is offering PCS services in several of the Company's markets. Increased competition could result in pricing pressure, which could contribute to lower revenues per customer and higher customer acquisition costs.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and those entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

RECLASSIFICATIONS

  Certain of the 1994 amounts have been reclassified to conform to the current presentation.

LICENSE ACQUISITION COSTS

  The FCC grants the license to operate a cellular telephone system in a Metropolitan Service Area or a Rural Service Area. Costs incurred to obtain FCC licenses have been deferred and are being amortized by the straight-line method over ten years. In connection with the purchase of license interests, the excess of purchase price paid over the fair value of tangible assets acquired has been classified as license acquisition costs which are amortized through charges to operations by the straight-line method over 40 years.

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET INCOME (LOSS) PER SHARE

  Net income (loss) per share is computed based upon the weighted average number of common shares outstanding during the periods, including common stock equivalents in the net income per share computation. Common stock equivalents and the shares issuable upon the conversion of the Convertible Senior Subordinated Notes prior to conversion are excluded from the calculation of net loss per share as their effect would be antidilutive.

REVENUE RECOGNITION

  Service revenue is recognized at the time services are rendered. Charges for services that are billed in advance are deferred and recognized when earned. Equipment sales are recorded when the equipment is shipped to the customer. Rental revenue is billed and recognized on a monthly basis.

CASH EQUIVALENTS

  Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $288,000 and $6,881,000 at December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, cash equivalents consisted primarily of money market instruments.

MARKETABLE SECURITIES

  Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a separate component of shareholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest and other income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest and other income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest and other income.

  Marketable securities at December 31, 1996 consist of U.S. Treasury securities and obligations of U.S. government agencies. During the years ended December 31, 1996 and 1995, there were no realized gains or losses on sales of securities. As of December 31, 1996, there were no unrealized gains or losses on securities. All of the marketable securities as of December 31, 1996 had a contractual maturity of less than one year.

EQUIPMENT INVENTORY

  Equipment inventory is stated at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment--7 to 25 years, office furniture and other equipment 1 to 5 years, and rental equipment--2 years.

CAPITALIZED INTEREST

  Interest is capitalized as a component of the cost of property, plant and equipment constructed. In 1996, 1995 and 1994, interest of $198,000, $119,000 and $80,000, respectively, was capitalized.

DEFERRED FINANCING COSTS

  Deferred financing costs represent costs incurred relating to the issuance of debt and are amortized over the term of the related debt.

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING

  The Company expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 1996, 1995 and 1994 was $3,025,000, $2,808,000 and $1,690,000, respectively.

LONG-LIVED ASSETS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 121 in 1995, which had no material effect on the Company's financial statements. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

STOCK-BASED COMPENSATION

  The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans.

3. UNAMORTIZED LICENSE ACQUISITION COSTS

  Unamortized license acquisition costs consist of:

                                                             DECEMBER 31,
                                                       -------------------------
                                                           1996         1995
   Deferred cellular license costs...................  $  5,935,000 $  5,935,000
   Excess of purchase price paid over the fair market
    value of
    tangible assets acquired.........................   189,320,000  161,123,000
                                                       ------------ ------------
                                                        195,255,000  167,058,000
   Accumulated amortization..........................    32,433,000   27,106,000
                                                       ------------ ------------
                                                       $162,822,000 $139,952,000
                                                       ============ ============

  In July 1994, the Company acquired 100% of USVI Cellular Telephone Corporation ("USVI"), the owner of the non-wireline cellular system serving St. Thomas and St. John in the U.S. Virgin Islands. The acquisition was in exchange for 150,000 shares of freely transferable Company common stock and cash of $335,000. The shares were valued at $3,675,000, based on the fair market value of the Company's common stock on the date of issuance. The Company also incurred $202,000 in expenses. This acquisition has been accounted for as a purchase and, accordingly, the net assets and results of operations of USVI have been included in the consolidated financial statements from the date of acquisition. The Company assumed USVI liabilities aggregating $1,997,000 which exceeded the fair value of the tangible assets acquired by $586,000. The $586,000 plus the aggregate purchase price of $4,212,000 have been classified as license acquisition costs. USVI intangible assets acquired of $1,779,000 are included in the deferred cellular license costs component of license acquisition costs.

  In October 1994, the Company acquired all of the assets of the non-wireline cellular system serving St. Croix in the U.S. Virgin Islands. This acquisition was in exchange for approximately 51,000 freely transferable

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

3. UNAMORTIZED LICENSE ACQUISITION COSTS (CONTINUED)

shares of the Company's common stock. The shares were valued at $1,909,000, based on the fair market value of the Company's common stock on the date of issuance. The Company also incurred $73,000 in expenses.

  In February 1996, the Company acquired the remaining minority interests aggregating approximately 6% in the San Juan Cellular Telephone Company in exchange for approximately 820,000 shares of the Company's common stock. The stock was valued at $21,536,000, the fair market value on the date of acquisition. In addition, the San Juan Cellular Telephone Company made a special cash distribution of $1,172,000 to the minority interest holders. The aggregate purchase price of $21,536,000 plus expenses of $56,000 and the deficiency in net assets acquired of $850,000 have been classified as license acquisition costs.

  In November 1996, the Company acquired the remaining interests, aggregating 49%, in Star Associates, Inc., the company which owns the FCC license for the non-wireline cellular system in Adjuntas, Puerto Rico (RSA-2) for cash of $5,755,000 including expenses.

4. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of:

                                                            DECEMBER 31,
                                                      -------------------------
                                                          1996         1995
   Land.............................................. $  2,027,000 $  1,962,000
   Operating equipment...............................   97,513,000   73,152,000
   Office furniture and other equipment..............   16,521,000   12,333,000
   Rental equipment..................................    1,174,000      498,000
   Construction in progress..........................   18,674,000   13,535,000
                                                      ------------ ------------
                                                       135,909,000  101,480,000
   Accumulated depreciation..........................   37,964,000   25,711,000
                                                      ------------ ------------
                                                      $ 97,945,000 $ 75,769,000
                                                      ============ ============

5. ACCRUED EXPENSES

  Accrued expenses consists of:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996        1995
   Accrued compensation................................ $ 1,005,000 $ 1,056,000
   Accrued franchise, property and income taxes........   4,246,000   5,354,000
   Commissions payable.................................   1,272,000     349,000
   Accrued equipment purchases.........................     502,000     280,000
   Subscriber deposits.................................   1,572,000   1,952,000
   Other...............................................   2,292,000   1,904,000
                                                        ----------- -----------
                                                        $10,889,000 $10,895,000
                                                        =========== ===========

6. LONG-TERM DEBT

  In April 1995, the Company and one of its wholly-owned subsidiaries, CCPR Services, Inc. ("Services"), entered into a $200,000,000 revolving credit facility with various banks. A portion of the amount borrowed was

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT (CONTINUED)

used to repay Cellular Communications of Ohio, Inc. ("CCI Ohio"). The line of credit was available until March 31, 1999, on which date it would have converted into a term loan with principal payments based on an amortization schedule until September 30, 2003. The terms included the payment of interest each quarter at a floating rate, which was, at the borrower's option, either
(a) the higher of the bank's base rate or the Federal Funds Rate plus 1/2%,
(b) the London Interbank Offering Rate or (c) the 936 Rate, plus, based on the ratio of the Company's debt to cash flow and the floating rate in effect, either .25% to 1.875% or 1.25% to 2.875%. The effective rate on the Company's borrowings as of December 31, 1996 and 1995 was 7.01% and 7.23%, respectively. The terms also included an unused commitment fee of 1/2% per annum which was payable quarterly. The carrying amount of the bank loan at December 31, 1996 and 1995 approximated fair value based on discounted cash flow analysis.

  The Company incurred costs of $5,183,000 in connection with the revolving credit facility which is included in deferred financing costs.

  In January 1997, Services issued $200,000,000 principal amount 10% Senior Subordinated Notes due 2007 (the "Notes") and received proceeds of $194,500,000 after discounts and commissions. The Notes are unconditionally guaranteed by the Company. The Company and Services used approximately $116,000,000 of the proceeds to repay the principal outstanding plus accrued interest and fees under the bank loan. Deferred financing costs of approximately $4,000,000 were written-off upon the repayment of the bank loan. In addition, Services made a cash payment to the Company of $80,000,000 in exchange for a 21% interest in the San Juan Cellular Telephone Company, and the Company distributed the $80,000,000 to CoreComm.

  The Notes are due on February 1, 2007. Interest on the Notes is payable semiannually commencing on August 1, 1997. The Notes are redeemable, in whole or in part, at the option of Services at any time on or after February 1, 2002, at a redemption price of 105% that declines annually to 100% in 2005, in each case together with accrued and unpaid interest to the redemption date. The Indenture contains certain covenants with respect to Services, the Company and certain subsidiaries that limit their ability to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make other distributions or restricted payments, (iii) create liens, (iv) sell assets, (v) enter into mergers or consolidations or (vi) sell or issue stock of subsidiaries.

  The Company had a $47,942,000 principal amount note payable to a subsidiary of CCI, CCI Ohio, which was due and payable in full on July 31, 1996. The note permitted the deferral of interest payments, at the Company's option, throughout the term of the note. Interest was at a floating rate based on the interest rate in effect under CCI Ohio's bank line of credit and term loan agreement. Interest expense accrued for the years ended December 31, 1995 and 1994 was $1,683,000 and $3,956,000, respectively. In April 1995, the Company repaid the principal and deferred interest due to CCI Ohio of $60,920,000.

  In connection with license acquisitions, subsidiaries of the Company issued promissory notes which were paid in full, together with accrued interest, on their maturity dates in 1996.

7. RELATED PARTY TRANSACTIONS

  CCI provided management, financial and legal services to the Company. Amounts charged to the Company included direct costs where identifiable and allocated corporate overhead based upon the amount of time incurred on Company business by the common officers and employees of CCI and the Company. Amounts charged to the Company included in general and administrative expenses during the years ended December 31, 1996, 1995 and 1994 were $429,000, $458,000 and
$456,000, respectively. In August 1996, upon the merger of CCI with AirTouch Communications, Inc., NTL Incorporated ("NTL") (formerly International CableTel Incorporated)

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

7. RELATED PARTY TRANSACTIONS (CONTINUED)

commenced providing management, financial and legal services to the Company. NTL charged the Company for direct costs where identifiable and allocated corporate overhead based upon the amount of time incurred on Company business by the common officers and employees of NTL and the Company. The amount charged to the Company included in general and administrative expenses in 1996 was $207,000. It is not practicable to determine the amount of expenses that would have been incurred had the Company operated as an unaffiliated entity. However, in the opinion of management of the Company, the allocation method is reasonable.

  In January 1997, CoreComm and NTL agreed to a change in NTL's fee for the provision of management, financial and legal services. NTL will charge CoreComm for direct costs where identifiable and a fixed percentage of its corporate overhead beginning January 1, 1997.

8. SHAREHOLDERS' EQUITY

TREASURY STOCK

  In April 1996, the Company announced that its Board of Directors authorized the repurchase of up to an additional 750,000 shares of the Company's Common Stock through open market purchases as market conditions warrant. This repurchase plan is in addition to a previously announced repurchase plan for up to 250,000 shares. As of December 31, 1996, the Company had repurchased 550,000 shares for an aggregate of $14,468,000, of which 207,000 shares that cost an aggregate of $6,145,000 were retired.

CONVERSION OF SENIOR SUBORDINATED NOTES

  In August 1992, the Company issued $40,000,000 principal amount 8 1/4% Convertible Senior Subordinated Notes due August 1, 2000 (the "Convertible Notes"). In 1995, primarily as a result of the Company's issuance of a notice of redemption, the Convertible Notes were converted into approximately 2,778,000 shares of Common Stock. Unamortized deferred financing costs of $1,421,000 were charged to equity upon the conversion. The net income per common share for 1995 assuming the conversion of the Convertible Notes at the beginning of 1995 would have been $03.

SHAREHOLDER RIGHTS PLAN

  On January 23, 1992, the Board of Directors approved the Rights Agreement, which has become the CoreComm Rights Agreement. The Rights Agreement provides that eight-tenths of a Right will be issued with each share of Common Stock issued (whether originally issued or from treasury) on or after February 28, 1992 and prior to the occurrence of certain potential takeover events ("Rights Distribution Date"). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on February 28, 2002 unless previously redeemed by CoreComm. When exercisable, each Right entitles the owner to purchase from CoreComm 1/100 of a share of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $100.

  The Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share and will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Series A Preferred Stock will have 100 votes and will vote together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are changed or exchanged, each share of Series A Preferred Stock will be entitled to

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

8. SHAREHOLDERS' EQUITY (CONTINUED)

receive 100 times the amount received per share of Common Stock. The rights are protected by customary antidilution provisions.

  There are 80,000 shares of Series A Preferred Stock designated from the 2,500,000 authorized shares of Series Preferred Stock. No shares of Series A Preferred Stock are issued or outstanding.

STOCK OPTIONS

  There are 1,848,000 shares of Common Stock reserved for issuance under the 1992 Stock Option Plan (the "Plan"). The Plan provides that incentive stock options be granted at the fair market value of the Common Stock on the date of grant, and nonqualified stock options be granted at not less than 85% of the fair market value of the Common Stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee. Options will expire ten years after the date of the grant.

  There are 295,000 shares of Common Stock reserved for issuance under the Non-Employee Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides that all options be granted at the fair market value of the Common Stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the first anniversary of the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date, while the optionee remains a director of CoreComm. Options will expire ten years after the date of the grant. The Directors Plan provides for the automatic grant of options to purchase 7,500 shares to each member of the Board of Directors who is not an employee of CoreComm in 1997 and 1998.

  Pro forma information regarding net income (loss) and income (loss) per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995: risk-free interest rates of 6.56% and 6.61%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of .258 and a weighted-average expected life of the option of 10 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Following is the Company's pro forma information:

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1996         1995
   Pro forma income (loss)........................... $ 3,467,000 $ (2,309,000)
   Pro forma income (loss) per share................. $       .25 $      (0.21)

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

8. SHAREHOLDERS' EQUITY (CONTINUED)

  A summary of the Company's stock option activity and related information for the years ended December 31, follows:

                                 1996                  1995                  1994
                         --------------------- --------------------- ---------------------
                                     WEIGHTED-             WEIGHTED-             WEIGHTED-
                                      AVERAGE               AVERAGE               AVERAGE
                           NUMBER    EXERCISE    NUMBER    EXERCISE    NUMBER    EXERCISE
                         OF OPTIONS   PRICE    OF OPTIONS   PRICE    OF OPTIONS    PRICE
                         ----------  --------- ----------  --------- ----------  ---------
Outstanding--beginning
 of year................ 2,180,000    $16.41   1,918,000    $14.13   1,269,000    $ 9.15
Granted.................   289,000     27.87     287,000     31.60     715,000     22.85
Exercised...............   (16,000)     7.64     (25,000)    15.94     (39,000)     9.91
Forfeited...............         0      0.00           0      0.00     (27,000)    17.00
                         ---------             ---------             ---------
Outstanding--end of
 year................... 2,453,000    $17.81   2,180,000    $16.41   1,918,000    $14.13
                         =========             =========             =========
Exercisable at end of
 year................... 1,690,000    $14.06   1,317,000    $11.65     988,000    $ 8.80
                         =========             =========             =========

  Weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 1996 and 1995 is $15.07 and $17.14, respectively.

  The following table summarizes the status of the stock options outstanding and exercisable at December 31, 1996:

                             STOCK OPTIONS OUTSTANDING     STOCK OPTIONS EXERCISABLE
                          -------------------------------- ---------------------------
                                      WEIGHTED-  WEIGHTED-                 WEIGHTED-
                                      REMAINING   AVERAGE                   AVERAGE
                            NUMBER   CONTRACTUAL EXERCISE     NUMBER        EXERCISE
                          OF OPTIONS    LIFE       PRICE    OF OPTIONS       PRICE
RANGE OF EXERCISE PRICES  ---------- ----------- --------- -------------  ------------
$0.08 to $0.64..........    301,000   5.0 Years   $ 0.345        301,000   $     0.345
$0.88 to $1.11..........    228,000   5.0 Years   $ 0.939        228,000   $     0.939
$11.40 to $15.20........    447,000   5.2 Years   $14.884        437,000   $    14.887
$17.63 to $24.75........    902,000   7.1 Years   $21.766        567,000   $    21.488
$27.25 to $32.00........    575,000   8.8 Years   $29.729        157,000   $    30.260
                          ---------                        -------------
  Total.................  2,453,000                            1,690,000
                          =========                        =============

  In January 1997, the Company cancelled 200,000 options and 195,000 options from the 1996 and 1995 grants, respectively, and granted 351,000 options at an exercise price of $20.00 per share, the fair market value on the date of grant.

9. INCOME TAXES

  The provision for income taxes consists of the following:

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                    1996       1995      1994
   Current:
     Federal.................................... $      --  $      --  $    --
     Puerto Rico and U.S. Virgin Islands........  4,555,000  4,007,000  328,000
                                                 ---------- ---------- --------
   Total current................................  4,555,000  4,007,000  328,000
                                                 ---------- ---------- --------
   Deferred:
     Federal....................................        --         --       --
     Puerto Rico................................    797,000        --       --
                                                 ---------- ---------- --------
   Total deferred...............................    797,000        --       --
                                                 ---------- ---------- --------
                                                 $5,352,000 $4,007,000 $328,000
                                                 ========== ========== ========

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

9. INCOME TAXES (CONTINUED)

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and 1995 are as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1995
  Deferred tax liabilities:
    Tax over book depreciation and amortization....... $21,759,000  $17,150,000
  Deferred tax assets:
    Net operating loss carryforwards..................  27,125,000   25,322,000
    Valuation allowance for deferred tax assets.......  (6,163,000)  (8,172,000)
                                                       -----------  -----------
    Net deferred tax assets...........................  20,962,000   17,150,000
                                                       -----------  -----------
  Net deferred tax liabilities........................ $   797,000  $       --
                                                       ===========  ===========

  At December 31, 1996, the Company had net operating loss carryforwards of $79,700,000 for federal income tax purposes that expire as follows: $3,800,000 in 2004, $3,900,000 in 2006, $20,400,000 in 2007, $26,400,000 in 2008,
$14,100,000 in 2009, $9,600,000 in 2010 and $1,500,000 in 2011.

10. PENSION PLAN

  Two subsidiaries of the Company have defined contribution plans covering all employees who have completed six months of employment. The Company's matching contributions are determined annually. Participants can make salary deferral contributions of 1% to 20% of annual compensation not to exceed the maximum allowed by law. The Company's expense for 1996, 1995 and 1994 was $168,000, $134,000 and $97,000, respectively.

11. LEASES

  Total rent expense during the years ended December 31, 1996, 1995 and 1994 was $3,085,000, $2,293,000 and $1,710,000, respectively.

  Future minimum annual lease payments under noncancellable operating leases at December 31, 1996 are: $3,603,000 (1997); $3,513,000 (1998); $3,291,000
(1999); $2,603,000 (2000); $1,772,000 (2001) and $10,640,000 thereafter.

12. COMMITMENT AND CONTINGENT LIABILITIES

  As of December 31, 1996, the Company was committed to purchase approximately $8,778,000 for cellular network and other equipment and for construction services.

  In 1992, the Company entered into an agreement which in effect provides for a twenty year license to use a service mark which is also licensed to many of the non-wireline cellular systems in the United States. The Company is required to pay licensing and advertising fees, and to maintain certain service quality standards. The total fees paid for 1996 were $202,000 which were determined by the size of the Company's markets.

  The Company is involved in various disputes, arising in the ordinary course of business, which may result in pending or threatened litigation. The Company's management expects no material adverse effect on the Company's financial condition to result from these matters.

         CELLULAR COMMUNICATIONS OF PUERTO RICO, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

         COL. A            COL. B          COL. C            COL. D          COL. E
-------------------------------------------------------------------------------------
                                          ADDITIONS
                                    ---------------------
                                       (1)        (2)
                                    ---------- ----------
                                                CHARGED
                         BALANCE AT CHARGED TO  TO OTHER                   BALANCE AT
                         BEGINNING  COSTS AND  ACCOUNTS-- DEDUCTIONS--       END OF
DESCRIPTION              OF PERIOD   EXPENSES   DESCRIBE    DESCRIBE         PERIOD
------------------------ ---------- ---------- ---------- ------------     ----------
Year ended December 31,
 1996:
  Allowance for doubtful
   accounts............. $3,233,000 $7,520,000    $--     $(6,986,000)(a)  $3,767,000
Year ended December 31,
 1995:
  Allowance for doubtful
   accounts............. $1,174,000 $6,603,000    $--     $(4,544,000)(a)  $3,233,000
Year ended December 31,
 1994:
  Allowance for doubtful
   accounts............. $  394,000 $2,579,000    $--     $(1,799,000)(b)  $1,174,000

--------
(a) Uncollectible accounts written off, net of recoveries.
(b) Uncollectible accounts written off, net of recoveries and $77,000 allowance for doubtful accounts as of acquisition date of purchased subsidiary.

                              CCPR SERVICES, INC.

                      CONDENSED BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1997

                              ASSETS
Current assets:
  Cash and cash equivalents....................................... $  3,083,000
  Marketable securities...........................................    3,660,000
  Accounts receivable--trade, less allowance for doubtful accounts
   of $3,583,000..................................................   19,472,000
  Due from affiliates.............................................   21,063,000
  Equipment inventory.............................................    3,366,000
  Prepaid expenses................................................    1,827,000
                                                                   ------------
    Total current assets..........................................   52,471,000
Property, plant and equipment, net................................   92,339,000
Investment in San Juan Cellular Telephone Company.................  101,068,000
Deferred financing costs, net of accumulated amortization of
 $100,000.........................................................    5,932,000
Other assets, net of accumulated amortization of $670,000.........    1,051,000
                                                                   ------------
    Total assets.................................................. $252,861,000
                                                                   ============

               LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable................................................ $  6,560,000
  Accrued expenses................................................   12,277,000
  Due to affiliates...............................................   27,139,000
  Commissions payable.............................................      820,000
  Deferred revenue................................................    2,445,000
                                                                   ------------
    Total current liabilities.....................................   49,241,000
Long-term debt....................................................  200,000,000
Commitments and contingent liabilities
Shareholder's equity:
  Common stock, $1 par value:
  Authorized, issued and outstanding -1,000 shares................        1,000
  Additional paid-in capital......................................    5,258,000
  Retained earnings (deficit).....................................   (1,639,000)
                                                                   ------------
    Total shareholder's equity....................................    3,620,000
                                                                   ------------
    Total liabilities and shareholder's equity.................... $252,861,000
                                                                   ============

                            See accompanying notes.

                              CCPR SERVICES, INC.

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                       -----------------------
                                                          1997         1996
Revenues:
  Administrative and capital usage fees charged to
   affiliates........................................  $ 8,612,000  $5,896,000
Depreciation and amortization........................    4,166,000   2,970,000
                                                       -----------  ----------
Operating income.....................................    4,446,000   2,926,000
Other income (expense):
  Intercompany interest income.......................      169,000     194,000
  Interest and other income..........................       36,000      57,000
  Interest expense...................................   (3,983,000) (1,732,000)
  Equity in net income of San Juan Cellular Telephone
   Company...........................................      135,000      54,000
                                                       -----------  ----------
Income before income taxes and extraordinary item....      803,000   1,499,000
Provision for income taxes...........................     (182,000)    (87,000)
                                                       -----------  ----------
Income before extraordinary item.....................      621,000   1,412,000
Loss from early extinguishment of debt, net of income
 tax benefit of $316,000.............................   (3,752,000)        --
                                                       -----------  ----------
Net income (loss)....................................  $(3,131,000) $1,412,000
                                                       ===========  ==========


                            See accompanying notes.

                              CCPR SERVICES, INC.

            CONDENSED STATEMENT OF SHAREHOLDER'S EQUITY (UNAUDITED)

                                            ADDITIONAL  RETAINED
                                     COMMON  PAID-IN    EARNINGS
                                     STOCK   CAPITAL    (DEFICIT)     TOTAL
Balance at December 31, 1996.......  $1,000 $5,258,000 $ 1,492,000  $6,751,000
Net loss for the three months ended
 March 31, 1997....................                     (3,131,000) (3,131,000)
                                     ------ ---------- -----------  ----------
Balance at March 31, 1997..........  $1,000 $5,258,000 $(1,639,000) $3,620,000
                                     ====== ========== ===========  ==========




                            See accompanying notes.

                              CCPR SERVICES, INC.

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                    ---------------------------
                                                        1997           1996
NET CASH PROVIDED BY OPERATING ACTIVITIES.........  $   6,569,000  $  6,782,000
INVESTING ACTIVITIES
Purchase of marketable securities.................            --    (15,658,000)
Proceeds from maturities of marketable securi-
 ties.............................................      2,257,000     9,741,000
Purchase of San Juan Cellular Telephone Company
 interest.........................................    (80,000,000)          --
Acquisition of property, plant and equipment......     (6,720,000)   (6,009,000)
Proceeds from sale of equipment...................         90,000           --
                                                    -------------  ------------
Net cash used in investing activities.............    (84,373,000)  (11,926,000)
FINANCING ACTIVITIES
Additional deferred financing costs...............            --         (8,000)
Proceeds from issuance of Notes, net of financing
 costs............................................    193,968,000
Repayment of bank loan............................   (115,000,000)          --
                                                    -------------  ------------
Net cash provided by (used in) financing activi-
 ties.............................................     78,968,000        (8,000)
Net increase (decrease) in cash and cash equiva-
 lents............................................      1,164,000    (5,152,000)
Cash and cash equivalents at beginning of period..      1,919,000     6,968,000
                                                    -------------  ------------
Cash and cash equivalents at end of period........  $   3,083,000  $  1,816,000
                                                    =============  ============
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest exclu-
   sive of
   amounts capitalized............................    $ 2,327,000   $ 1,760,000
  Income taxes paid...............................            --            --
Supplemental schedule of non cash investing activ-
 ities:
  Liability to parent company incurred in connec-
   tion with acquisition of San Juan Cellular Tel-
   ephone Company interest........................  $         --   $ 21,536,000
  Liabilities incurred to acquire property, plant
   and equipment..................................      1,000,000     1,405,000



                             See accompanying notes

                              CCPR SERVICES, INC.

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

                                MARCH 31, 1997

NOTE A--BASIS OF PRESENTATION

  The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

NOTE B--INVESTMENT IN SAN JUAN CELLULAR TELEPHONE COMPANY

  In January 1997, CCPR Services, Inc. ("Services") acquired a 21% interest in the San Juan Cellular Telephone Company from its parent company, Cellular Communications of Puerto Rico, Inc. ("CCPR"), in exchange for cash of $80,000,000.

  The excess of the cost over Services' portion of the San Juan Cellular Telephone Company's equity is being amortized. Accumulated amortization was $963,000 at March 31, 1997 and $495,000 at December 31, 1996.

NOTE C--PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of:

                                                                    MARCH 31,
                                                                       1997
                                                                   ------------
                                                                   (Unaudited)
      Land........................................................ $  1,928,000
      Operating equipment.........................................   96,931,000
      Office furniture and other equipment........................   15,938,000
      Rental equipment............................................      787,000
      Construction in progress....................................   16,036,000
                                                                   ------------
                                                                    131,620,000
      Accumulated depreciation....................................  (39,281,000)
                                                                   ------------
                                                                   $ 92,339,000
                                                                   ============

NOTE D--ACCRUED EXPENSES

  Accrued expenses consist of:

                                                                     MARCH 31,
                                                                       1997
                                                                    -----------
                                                                    (Unaudited)
      Accrued franchise, property and income taxes................. $ 3,040,000
      Other........................................................   9,237,000
                                                                    -----------
                                                                    $12,277,000
                                                                    ===========

                              CCPR SERVICES, INC.

NOTE E--LONG-TERM DEBT

  In January 1997, Services issued $200,000,000 principal amount 10% Senior Subordinated Notes due 2007 (the "Notes") and received proceeds of $193,968,000 after discounts, commissions and other related costs. The Notes are unconditionally guaranteed by CCPR. Services and CCPR used approximately $116,000,000 of the proceeds to repay the $115,000,000 principal outstanding plus accrued interest and fees under the bank loan.

  In connection with the repayment of the bank loan, Services recorded an extraordinary loss of $4,068,000 ($3,752,000 net of income tax benefit) from the write-off of unamortized deferred financing costs.

  The Notes are due on February 1, 2007. Interest on the Notes is payable semiannually commencing on August 1, 1997. The Notes are redeemable, in whole or in part, at the option of Services at any time on or after February 1, 2002, at a redemption price of 105% that declines annually to 100% in 2005, in each case together with accrued and unpaid interest to the redemption date. The Indenture contains certain covenants with respect to Services, CCPR and certain subsidiaries of CCPR that limit their ability to, among other things,
(i) incur additional indebtedness, (ii) pay dividends or make other distributions or restricted payments, (iii) create liens, (iv) sell assets,
(v) enter into mergers or consolidations or (vi) sell or issue stock of subsidiaries.

NOTE F--COMMITMENT AND CONTINGENT LIABILITIES

  As of March 31, 1997, Services was committed to purchase cellular network and other equipment and construction services of approximately $12,600,000. In addition, as of March 31, 1997, Services had commitments to purchase cellular telephones, pagers and accessories of approximately $3,900,000.

  Services is involved in various disputes, arising in the ordinary course of business, which may result in pending or threatened litigation. Services management expects no material adverse effect on Services' financial condition to result from these matters.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholder CCPR Services, Inc.

  We have audited the accompanying balance sheets of CCPR Services, Inc. as of December 31, 1996 and 1995, and the related statements of operations, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CCPR Services, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                              ERNST & YOUNG LLP

San Juan, Puerto Rico

February 23, 1997

                              CCPR SERVICES, INC.

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                      -------------------------
                                                          1996         1995
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $  1,918,727 $  6,967,680
  Marketable securities..............................    5,916,811          --
  Accounts receivable--trade, less allowance for
   doubtful accounts of $3,471,653 (1996) and
   $2,903,430 (1995).................................   18,553,120   16,007,251
  Due from affiliates................................   20,160,464   16,631,692
  Equipment inventory................................    2,291,985    4,717,428
  Prepaid expenses...................................    2,130,203    1,369,487
                                                      ------------ ------------
    Total current assets.............................   50,971,310   45,693,538
Property, plant and equipment, net...................   89,911,857   69,507,101
Investment in San Juan Cellular Telephone Company....   21,401,139          --
Deferred financing costs, net of accumulated
 amortization of
 $1,064,906 (1996) and $454,876 (1995)...............    4,118,504    4,705,968
Other assets, net of accumulated amortization of
 $473,959 (1996) and $1,294,749 (1995)...............      865,561      764,599
                                                      ------------ ------------
    Total assets..................................... $167,268,371 $120,671,206
                                                      ============ ============

        LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable.................................. $  6,703,466 $  5,299,383
  Accrued expenses..................................    9,136,954    6,545,197
  Due to affiliates.................................   26,121,704   16,081,370
  Commissions payable...............................    1,100,718      246,429
  Deferred revenue..................................    2,453,846    2,327,352
                                                     ------------ ------------
    Total current liabilities.......................   45,516,688   30,499,731
Long-term debt......................................  115,000,000   90,000,000
Commitments and contingent liabilities
Shareholder's equity:
  Common stock, $1 par value: authorized, issued and
   outstanding--1,000 shares........................        1,000        1,000
  Additional paid-in capital........................    5,258,302    5,258,302
  Retained earnings (deficit).......................    1,492,381   (5,087,827)
                                                     ------------ ------------
    Total shareholder's equity......................    6,751,683      171,475
                                                     ------------ ------------
    Total liabilities and shareholder's equity...... $167,268,371 $120,671,206
                                                     ============ ============


                            See accompanying notes.

                              CCPR SERVICES, INC.

                            STATEMENTS OF OPERATIONS

                                              YEARS ENDED DECEMBER 31,
                                         -------------------------------------
                                            1996         1995         1994
Revenues:
  Administrative and capital usage fees
   charged to affiliates................ $26,924,079  $17,212,735  $ 3,656,492
Depreciation and amortization...........  13,005,623    9,669,381    6,843,383
                                         -----------  -----------  -----------
Operating income (loss).................  13,918,456    7,543,354   (3,186,891)
Other income (expense):
  Intercompany interest income..........     741,010      536,775      198,507
  Interest and other income (expense)...     601,533      169,398     (101,982)
  Interest expense......................  (8,094,399)  (2,750,576)         --
  Equity in net income of San Juan
   Cellular Telephone Company...........     304,374          --           --
                                         -----------  -----------  -----------
                                          (6,447,482)  (2,044,403)      96,525
                                         -----------  -----------  -----------
Income (loss) before income taxes.......   7,470,974    5,498,951   (3,090,366)
Provision for income taxes..............    (890,766)    (109,955)         --
                                         -----------  -----------  -----------
Net income (loss)....................... $ 6,580,208  $ 5,388,996  $(3,090,366)
                                         ===========  ===========  ===========




                             See accompanying notes

                              CCPR SERVICES, INC.

                       STATEMENT OF SHAREHOLDER'S EQUITY

                                         ADDITIONAL    RETAINED
                                  COMMON   PAID-IN     EARNINGS
                                  STOCK    CAPITAL     (DEFICIT)      TOTAL
Balance at December 31, 1993..... $1,000 $30,405,656  $(7,386,457) $23,020,199
Net loss.........................                      (3,090,366)  (3,090,366)
                                  ------ -----------  -----------  -----------
Balance at December 31, 1994.....  1,000  30,405,656  (10,476,823)  19,929,833
Return of capital................        (25,147,354)              (25,147,354)
Net income.......................                       5,388,996    5,388,996
                                  ------ -----------  -----------  -----------
Balance at December 31, 1995.....  1,000   5,258,302   (5,087,827)     171,475
Net income.......................                       6,580,208    6,580,208
                                  ------ -----------  -----------  -----------
Balance at December 31, 1996..... $1,000 $ 5,258,302  $ 1,492,381  $ 6,751,683
                                  ====== ===========  ===========  ===========





                             See accompanying notes

                              CCPR SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                              YEARS ENDED DECEMBER 31,
                                       ----------------------------------------
                                           1996          1995          1994
OPERATING ACTIVITIES
Net income (loss)....................  $  6,580,208  $  5,388,996  $ (3,090,366)
Adjustments to reconcile net income
 (loss) to net cash
 provided by operating activities:
  Depreciation and amortization......    13,005,623     9,669,381     6,843,383
  Equity in net income of San Juan
   Cellular Telephone Company........      (304,374)          --            --
  (Gain) loss on disposal of fixed
   assets............................        66,598       (23,563)       33,749
  Changes in operating assets and
   liabilities:
    Accounts receivable..............    (2,545,869)   (6,946,139)   (4,012,275)
    Due from affiliates..............    (3,528,772)   (7,014,237)    8,745,371
    Equipment inventory..............     2,425,443    (2,517,311)      (66,720)
    Prepaid expenses.................      (760,716)     (333,192)     (299,112)
    Other assets.....................      (279,264)      (85,350)     (140,561)
    Accounts payable.................     2,419,083    (2,630,391)    1,137,952
    Accrued expenses.................     2,378,420     2,147,729     1,888,127
    Due to affiliates................   (11,495,271)   23,934,954       763,645
    Commissions payable..............       854,289      (555,797)      164,832
    Deferred revenue.................       126,494       774,108       393,794
                                       ------------  ------------  ------------
Net cash provided by operating
 activities..........................     8,941,892    21,809,188    12,361,819
INVESTING ACTIVITIES
Purchase of marketable securities....   (15,658,307)          --            --
Proceeds from maturities of
 marketable securities...............     9,741,496           --            --
Purchase of San Juan Cellular
 Telephone Company interest..........       (55,942)          --            --
Acquisition of property, plant and
 equipment...........................   (34,846,405)  (26,817,828)  (16,522,821)
Proceeds from sale of equipment......     1,850,879     1,721,593           --
                                       ------------  ------------  ------------
Net cash used in investing
 activities..........................   (38,968,279)  (25,096,235)  (16,522,821)
FINANCING ACTIVITIES
Advances from parent company.........           --            --      4,415,729
Additional deferred financing costs..       (22,566)          --            --
Proceeds from borrowings.............    52,000,000    10,000,000           --
Principal payments...................   (27,000,000)          --            --
                                       ------------  ------------  ------------
Net cash provided by financing
 activities..........................    24,977,434    10,000,000     4,415,729
Net increase (decrease) in cash......    (5,048,953)    6,712,953       254,727
Cash and cash equivalents at
 beginning of year...................     6,967,680       254,727           --
                                       ------------  ------------  ------------
Cash and cash equivalents at end of
 year................................  $  1,918,727  $  6,967,680  $    254,727
                                       ============  ============  ============

                              CCPR SERVICES, INC.

                                                  YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1996        1995        1994
Supplemental disclosure of cash flow
 information:
  Cash paid during the period for interest
   exclusive of amounts capitalized......... $ 7,032,031 $ 2,092,895 $      --
  Income taxes paid.........................     225,743         --         --
Supplemental schedule of noncash investing
 activities:
  Liability to parent company incurred in
   connection with acquisition of San Juan
   Cellular Telephone Company interest...... $21,535,605 $       --  $      --
  Liabilities incurred to acquire property,
   plant and equipment......................   1,567,593   2,369,256  1,510,363
Supplemental schedule of noncash financing
 activities:
  Assumption of parent company's long term
   debt.....................................         --  $80,000,000        --
  Deferred financing costs transferred in
   connection with assumption of parent
   company's debt...........................         --    4,958,951        --
  Reduction of amount due to parent company
   in connection with assumption of parent
   company's debt...........................         --   49,893,695        --
  Return of capital in connection with
   assumption of parent company's debt......         --   25,147,354        --

                              CCPR SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

  CCPR Services, Inc. ("Services") is a wholly-owned subsidiary of Cellular Communications of Puerto Rico, Inc. ("CCPR"). Services manages and operates CCPR's Puerto Rico cellular systems (the "Puerto Rico System"). Services collects revenues on behalf of the Puerto Rico System affiliates and incurs costs on behalf of the affiliates. These revenues and costs are recorded by the affiliates.

  In January 1997, CCPR and its subsidiaries completed a corporate restructuring. A new entity named CoreComm Incorporated ("CoreComm") was formed, and a subsidiary of CoreComm was merged with and into CCPR. Upon the merger, CCPR became a wholly-owned subsidiary of CoreComm and shareholders of CCPR became shareholders of CoreComm on a one for one basis.

  CCPR, through its subsidiaries, owns licenses to operate cellular telephone and paging systems in Puerto Rico and in the U.S. Virgin Islands. Based on service revenues, the predominant line of business is cellular telephone services. The business of CCPR and subsidiaries is currently dependent on the trends in the use of cellular telephone and paging services and is subject to economic, social, political and governmental conditions in Puerto Rico and the U.S. Virgin Islands. The sale of cellular and paging services in each of CCPR and subsidiaries' markets is becoming increasingly competitive. CCPR and subsidiaries previously had one cellular competitor in each market, but in the near future it may face many wireless competitors due to the introduction of broadband personal communications services ("PCS") on frequencies recently auctioned by the Federal Communications Commission and specialized mobile radio ("SMR") services on existing SMR frequencies. At least one competitor is offering PCS services in several of the markets. Increased competition could result in pricing pressure, which could contribute to lower revenues per customer and higher customer acquisition costs.

USE OF ESTIMATES

  The financial statements have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

  Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $288,000 and $6,849,000 at December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, cash equivalents consisted primarily of money market instruments.

MARKETABLE SECURITIES

  Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a separate component of shareholder's equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest and other income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest and other income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest and other income.

                              CCPR SERVICES, INC.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Marketable securities at December 31, 1996 consist of U.S. Treasury securities and obligations of U.S. government agencies. During the year ended December 31, 1996, there were no realized gains or losses on sales of securities. As of December 31, 1996, there were no unrealized gains or losses on securities. All of the marketable securities as of December 31, 1996 had a contractual maturity of less than one year.

EQUIPMENT INVENTORY

  Equipment inventory is stated at the lower of cost (first-in, first-out method) or market.

INVESTMENT IN SAN JUAN CELLULAR TELEPHONE COMPANY

  The investment in San Juan Cellular Telephone Company (the "Partnership") consists of the cost of acquiring a 6% ownership interest in the Partnership and Services' share of the Partnership's earnings from the date of acquisition. The excess of the cost over the equity acquired is being amortized through charges to operations by the straight line method over 40 years. Services accounts for its ownership of the Partnership by the equity method of accounting.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment--7 to 25 years, office furniture and other equipment--1 to 5 years and rental equipment--2 years.

DEFERRED FINANCING COSTS

  Deferred financing costs represent costs incurred relating to the issuance of debt and are amortized over the term of the related debt.

LONG-LIVED ASSETS

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Services adopted SFAS No. 121 in 1995, which had no material effect on Services' financial statements. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future discounted cash flow is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

ADVERTISING

  Advertising costs incurred and charged to affiliates for the years ended December 31, 1996, 1995 and 1994 was $2,544,168, $2,378,454 and $1,653,938,
respectively.

RECLASSIFICATIONS

  Certain of the 1995 and 1994 amounts have been reclassified to conform to the current presentation.

                              CCPR SERVICES, INC.

2. INVESTMENT IN SAN JUAN CELLULAR TELEPHONE COMPANY

  In February 1996, Services acquired approximately 6% of San Juan Cellular Telephone Company in exchange for 820,404 shares of common stock of CCPR. The stock was valued at $21,535,605, the fair market value on the date of acquisition. Services recorded a liability to CCPR of $21,535,605 in connection with the acquisition. Services incurred $55,942 in expenses related to the acquisition.

  The excess of the cost over Services' portion of the Partnership's equity is being amortized. Accumulated amortization amounted to $494,782 at December 31, 1996.

3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1996          1995
  Land.............................................. $  1,928,178  $  1,928,178
  Operating equipment...............................   90,337,161    67,984,982
  Office furniture and other equipment..............   15,408,337    11,362,389
  Rental equipment..................................      710,946       547,238
  Construction in progress..........................   17,644,214    12,362,936
                                                     ------------  ------------
                                                      126,028,836    94,185,723
  Accumulated depreciation..........................  (36,116,979)  (24,678,622)
                                                     ------------  ------------
                                                     $ 89,911,857  $ 69,507,101
                                                     ============  ============

4. ACCRUED EXPENSES

  Accrued expenses consist of:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1995
  Accrued franchise, property and income taxes........... $2,874,496 $1,666,506
  Other..................................................  6,262,458  4,878,691
                                                          ---------- ----------
                                                          $9,136,954 $6,545,197
                                                          ========== ==========

5. RELATED PARTY TRANSACTIONS

  In 1990, Services entered into agreements whereby Services will manage and operate CCPR's subsidiaries' cellular telephone systems located in the following Puerto Rico markets: San Juan/Caguas, Mayaguez, Aguadilla, Ponce, Arecibo, Rincon, Adjuntas, Ciales and Culebra.

  Pursuant to the agreements, Services allocates the Puerto Rico System revenues to each affiliate based on the completed calls within each affiliate's license area in the Puerto Rico System during the year, and allocates the Puerto Rico System costs to each affiliate based on the number of cell sites and radio channels in operation or under construction within each affiliate's license area in the Puerto Rico System during the year. During 1996, 1995 and 1994, the Puerto Rico System had cellular service and equipment revenues of $116,481,131, $99,181,112 and $66,266,886, respectively, and incurred costs of $84,330,708, $73,366,566 and $51,712,313, respectively.

  In 1995, Services assumed $80,000,000 in long-term debt of CCPR, net of deferred financing costs of $4,958,951. This transaction was recorded by Services as a reduction of the amount due to CCPR ($49,893,695) with the balance ($25,147,354) recorded as a return of capital.

                              CCPR SERVICES, INC.

6. LONG-TERM DEBT

  In April 1995, Services and CCPR entered into a $200,000,000 revolving credit facility with various banks. The line of credit was available until March 31, 1999, on which date it would have converted into a term loan with principal payments based on an amortization schedule until September 30, 2003. The terms included the payment of interest each quarter at a floating rate, which was, at the borrower's option, either (a) the higher of the bank's base rate or the Federal Funds Rate plus 1/2%, (b) the London Interbank Offering Rate or (c) the 936 Rate, plus, based on the ratio of CCPR and subsidiaries' debt to cash flow and the floating rate in effect, either .25% to 1.875% or 1.25% to 2.875%. The effective rate on Services' borrowings as of December 31, 1996 and 1995 was 7.01% and 7.23%, respectively. The terms also included an unused commitment fee of 1/2% per annum which was payable quarterly. The carrying amount of the bank loan at December 31, 1996 and 1995 approximated fair value based on the discounted cash flow analysis.

  In January 1997, Services issued $200,000,000 principal amount 10% Senior Subordinated Notes due 2007 (the "Notes") and received proceeds of $194,500,000 after discounts and commissions. The Notes are unconditionally guaranteed by CCPR. Services used approximately $116,000,000 of the proceeds to repay the principal outstanding plus accrued interest and fees under the bank loan. Deferred financing costs of approximately $4,000,000 were written-off upon the repayment of the bank loan. In addition, Services made a cash payment to CCPR of $80,000,000 in exchange for a 21% interest in the San Juan Cellular Telephone Company.

  The Notes are due on February 1, 2007. Interest on the Notes is payable semiannually commencing on August 1, 1997. The Notes are redeemable, in whole or in part, at the option of Services at any time on or after February 1, 2002, at a redemption price of 105% that declines annually to 100% in 2005, in each case together with accrued and unpaid interest to the redemption date. The Indenture contains certain covenants with respect to Services, CCPR and certain subsidiaries of CCPR that limit their ability to, among other things,
(i) incur additional indebtedness, (ii) pay dividends or make other distributions or restricted payments, (iii) create liens, (iv) sell assets,
(v) enter into mergers or consolidations or (vi) sell or issue stock of subsidiaries.

7. INCOME TAXES

  The provision for income taxes consists of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                           1996     1995   1994
  Current:
    Federal............................................. $    --  $    --  $ --
    Puerto Rico.........................................   93,766  109,955   --
                                                         -------- -------- -----
  Total current.........................................   93,766  109,955   --
                                                         -------- -------- -----
  Deferred:
    Federal.............................................      --       --    --
    Puerto Rico.........................................  797,000      --    --
                                                         -------- -------- -----
  Total deferred........................................  797,000
                                                         -------- -------- -----
                                                         $890,766 $109,955 $  --
                                                         ======== ======== =====

  Services has been included in CCPR's consolidated federal income tax return through 1996. In January 1997, Services, CCPR and CoreComm entered into a tax sharing agreement which provides that CCPR and Services will pay to CoreComm (or CCPR, as appropriate) an amount which equals the amount of federal income

                              CCPR SERVICES, INC.

7. INCOME TAXES (CONTINUED)

taxes for which Services and CCPR would be liable if Services and CCPR were not part of the CoreComm consolidated group.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Services' deferred tax liability and asset as of December 31, 1996 and 1995 are as follows:

                                                               DECEMBER 31,
                                                           --------------------
                                                             1996      1995
  Deferred tax liability:
    Tax over book depreciation............................ $904,000 $       --
  Deferred tax asset:
    Net operating loss carryforwards......................  107,000   1,935,570
    Valuation allowance for deferred tax assets...........      --   (1,935,570)
                                                           -------- -----------
  Net deferred tax asset..................................  107,000         --
                                                           -------- -----------
  Net deferred taxes...................................... $797,000 $       --
                                                           ======== ===========

  As of December 31, 1996, Services had net operating loss carryforwards of $276,000 to offset future Puerto Rico taxable income that expire in 2001.

8. LEASES

  Total Puerto Rico System rent, which was charged to affiliates, during the years ended December 31, 1996, 1995 and 1994 was approximately $2,852,000, $2,109,000 and $1,637,000, respectively.

  Future minimum annual lease payments under noncancelable operating leases at December 31, 1996 are: $3,449,000 (1997); $3,388,000 (1998); $3,178,000 (1999)
$2,500,000 (2000); $1,704,000 (2001) and $10,475,000 (thereafter).

9. PENSION PLAN

  Services has a deferred contribution plan covering all employees who have completed six months of employment. Services' matching contributions are determined annually. Participants can make salary deferral contributions of 1% to 10% of annual compensation, not to exceed the maximum allowed by law. Services' expense for 1996, 1995 and 1994 was $144,969, $120,745 and $97,000,
respectively.

10. COMMITMENT AND CONTINGENT LIABILITIES

  As of December 31, 1996, Services was committed to purchase approximately $8,655,000 for cellular network and other equipment and for construction services.

  Services is involved in various disputes, arising in the ordinary course of business, which may result in pending or threatened litigation. Services' management expects no material adverse effect on Services' financial condition to result from these matters.

                              CCPR SERVICES, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

         COL. A            COL. B          COL. C            COL. D          COL. E
-------------------------------------------------------------------------------------
                                          ADDITIONS
                                    ---------------------
                                       (1)        (2)
                                    ---------- ----------
                                                CHARGED
                         BALANCE AT CHARGED TO  TO OTHER                   BALANCE AT
                         BEGINNING  COSTS AND  ACCOUNTS-- DEDUCTIONS--       END OF
DESCRIPTION              OF PERIOD   EXPENSES   DESCRIBE    DESCRIBE         PERIOD
Year ended December 31,
 1996:
  Allowance for doubtful
   accounts............. $2,903,000 $7,087,000    $--     $(6,518,000)(a)  $3,472,000
Year ended December 31,
 1995:
  Allowance for doubtful
   accounts............. $1,127,000 $6,164,000    $--     $(4,388,000)(a)  $2,903,000
Year ended December 31,
 1994:
  Allowance for doubtful
   accounts............. $  394,000 $2,576,000    $--     $(1,843,000)(a)  $1,127,000

--------
(a) Uncollectible accounts written off, net of recoveries.

                      SAN JUAN CELLULAR TELEPHONE COMPANY
                                (A PARTNERSHIP)

                      CONDENSED BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1997

                               ASSETS
  Current assets:
    Cash........................................................... $    46,265
    Due from CCPR Services, Inc....................................  10,968,933
    Prepaid expenses...............................................      87,698
                                                                    -----------
      Total current assets.........................................  11,102,896
  Property, plant & equipment:
    Operating equipment............................................     462,590
    Office furniture and equipment.................................       6,912
                                                                    -----------
                                                                        469,502
  Accumulated depreciation.........................................    (469,502)
                                                                    -----------
                                                                            --
  Deferred costs...................................................     903,765
  Accumulated amortization.........................................    (695,799)
                                                                    -----------
                                                                        207,966
                                                                    -----------
      Total assets................................................. $11,310,862
                                                                    ===========
                  LIABILITIES AND PARTNERS' CAPITAL
  Current liabilities:
    Accounts payable............................................... $    10,000
    Income tax payable.............................................   1,191,231
                                                                    -----------
      Total current liabilities....................................   1,201,231
  Partners' capital................................................  10,109,631
                                                                    -----------
      Total liabilities and partners' capital...................... $11,310,862
                                                                    ===========



                            See accompanying notes.

                      SAN JUAN CELLULAR TELEPHONE COMPANY
                                (A PARTNERSHIP)

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                               MARCH 31
                                                        -----------------------
                                                           1997        1996
Revenues:
  Puerto Rico System allocated revenues................ $27,540,153 $22,152,820
Costs and expenses:
  Puerto Rico System allocated expenses................  18,869,600  15,714,204
  Administrative and capital usage fees................   7,603,576   3,798,240
  General and administrative expenses..................     144,224     116,524
  Depreciation and amortization........................      21,514      38,034
                                                        ----------- -----------
                                                         26,638,914  19,667,002
                                                        ----------- -----------
Operating income.......................................     901,239   2,485,818
Interest income........................................         298       1,358
                                                        ----------- -----------
Income before income taxes.............................     901,537   2,487,176
Income taxes...........................................     405,636   1,158,225
                                                        ----------- -----------
Net income............................................. $   495,901 $ 1,328,951
                                                        =========== ===========


                            See accompanying notes.

                      SAN JUAN CELLULAR TELEPHONE COMPANY
                                (A PARTNERSHIP)

        CONDENSED STATEMENT OF CHANGES IN PARTNERS' CAPITAL (UNAUDITED)

                                                                       TOTAL
Balance at December 31, 1996....................................... $ 9,613,730
Net income for the three months ended March 31, 1997...............     495,901
                                                                    -----------
Balance at March 31, 1997.......................................... $10,109,631
                                                                    ===========




                            See accompanying notes.

                      SAN JUAN CELLULAR TELEPHONE COMPANY
                                (A PARTNERSHIP)

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                            THREE MONTHS ENDED
                                                                 MARCH 31
                                                            -------------------
                                                             1997      1996
Net cash provided by operating activities.................. $   299 $ 1,101,104
FINANCING ACTIVITIES
Distribution...............................................     --   (1,172,007)
                                                            ------- -----------
Net cash (used in) financing activities....................     --   (1,172,007)
                                                            ------- -----------
Net increase (decrease) in cash............................     299     (70,903)
Cash at beginning of period................................  45,966     115,983
                                                            ------- -----------
Cash at end of period...................................... $46,265 $    45,080
                                                            ======= ===========
Supplemental disclosure of cash flow information:
  Income taxes paid........................................ $   --  $       --



                            See accompanying notes.

                      SAN JUAN CELLULAR TELEPHONE COMPANY
                                (A PARTNERSHIP)

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PREPARATION

  The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principals for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the Partnership's financial statements and footnotes for the year ended December 31, 1996 included herein.

2. RELATED PARTY TRANSACTIONS

  Cellular Communications of Puerto Rico, Inc. ("CCPR") directly owns 65.232% of the partnership interests of San Juan Cellular Telephone Company and CCPR's wholly-owned subsidiaries own the remaining 34.768%. On April 2, 1991, the partners of the Partnership approved the terms and conditions whereby CCPR Services, Inc. ("Services"), a wholly-owned subsidiary of CCPR, will manage and operate CCPR's Puerto Rico cellular system (the "Puerto Rico System"). As of February 1996, Services owned 6.146% of the partnership interests, and Services acquired an additional 21% of the partnership interests in January 1997. Pursuant to the terms and conditions, Services collects revenues on behalf of the Puerto Rico System affiliates, and incurs expenditures on behalf of the affiliates. These revenues are allocated to the affiliates based on the completed calls within each affiliate's license area in the Puerto Rico System during the year, and expenses are allocated to the affiliates based on the cell sites and radio channels in operation or under construction within each affiliate's license area in the Puerto Rico system during the year. In addition, Services' administrative and capital use costs are charged to the affiliates.

                        REPORT OF INDEPENDENT AUDITORS

The Partners San Juan Cellular Telephone Company (A Partnership)

  We have audited the accompanying balance sheets of San Juan Cellular Telephone Company (A Partnership) as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of San Juan Cellular Telephone Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                              ERNST & YOUNG LLP

San Juan, Puerto Rico February 23, 1997

              SAN JUAN CELLULAR TELEPHONE COMPANY (A PARTNERSHIP)

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996         1995
                        ASSETS
Current assets:
  Cash................................................. $    45,966  $  115,983
  Due from CCPR Services, Inc..........................   9,959,109   6,545,348
  Prepaid expenses.....................................     175,397   1,165,891
                                                        -----------  ----------
    Total current assets...............................  10,180,472   7,827,222
Property and equipment:
  Operating equipment..................................     462,590     462,590
  Office furniture and equipment.......................       6,912       6,912
                                                        -----------  ----------
                                                            469,502     469,502
  Accumulated depreciation.............................    (469,502)   (430,768)
                                                        -----------  ----------
                                                                --       38,734
Deferred costs, less accumulated amortization of
 $674,285 (1996) and $588,230 (1995)...................     229,480     315,535
                                                        -----------  ----------
    Total assets....................................... $10,409,952  $8,181,491
                                                        ===========  ==========
           LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable..................................... $    10,630  $    4,000
  Income tax payable...................................     785,592   2,794,371
                                                        -----------  ----------
    Total current liabilities..........................     796,222   2,798,371
Partners' capital:
  Capital contributions................................     271,983   1,443,990
  Undistributed earnings...............................   9,341,747   3,939,130
                                                        -----------  ----------
    Total partners' capital............................   9,613,730   5,383,120
                                                        -----------  ----------
    Total liabilities and partners' capital............ $10,409,952  $8,181,491
                                                        ===========  ==========


                            See accompanying notes.

              SAN JUAN CELLULAR TELEPHONE COMPANY (A PARTNERSHIP)

                            STATEMENTS OF OPERATIONS

                                                 YEARS ENDED DECEMBER 31,
                                            -----------------------------------
                                               1996        1995        1994
Revenues:
  Puerto Rico System allocated revenues.... $96,906,634 $82,990,708 $54,669,523
Costs and expenses:
  Puerto Rico System allocated expenses....  69,197,887  60,231,826  41,671,500
  Administrative and capital usage fees....  18,417,053  11,913,906   2,487,446
  General and administrative expenses......     447,936     361,770     148,977
  Depreciation and amortization............     124,789     152,140     159,884
                                            ----------- ----------- -----------
                                             88,187,665  72,659,642  44,467,807
                                            ----------- ----------- -----------
Operating income...........................   8,718,969  10,331,066  10,201,716
Other income (expense):
  Interest income..........................       2,245       1,173         891
  Intercompany interest expense............         --          --      (65,754)
                                            ----------- ----------- -----------
Income before income taxes.................   8,721,214  10,332,239  10,136,853
Income taxes...............................   3,318,597   2,978,974     244,400
                                            ----------- ----------- -----------
Net income................................. $ 5,402,617 $ 7,353,265 $ 9,892,453
                                            =========== =========== ===========




                            See accompanying notes.

              SAN JUAN CELLULAR TELEPHONE COMPANY (A PARTNERSHIP)

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL

Balance at December 31, 1993..................................... $(11,862,598)
Net income for the year ended December 31, 1994..................    9,892,453
                                                                  ------------
Balance at December 31, 1994.....................................   (1,970,145)
Net income for the year ended December 31, 1995..................    7,353,265
                                                                  ------------
Balance at December 31, 1995.....................................    5,383,120
Distribution.....................................................   (1,172,007)
Net income for the year ended December 31, 1996..................    5,402,617
                                                                  ------------
Balance at December 31, 1996..................................... $  9,613,730
                                                                  ============





                            See accompanying notes.

              SAN JUAN CELLULAR TELEPHONE COMPANY (A PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                              YEARS ENDED DECEMBER 31,
                                        --------------------------------------
                                           1996         1995          1994
OPERATING ACTIVITIES
Net income............................  $ 5,402,617  $ 7,353,265  $  9,892,453
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization.......      124,789      152,140       159,884
  Changes in operating assets and
   liabilities:
    Prepaid expenses..................      990,494   (1,115,836)      (24,070)
    Due from CCPR Services, Inc.......   (3,413,761)  (6,545,348)          --
    Accounts payable..................        6,630        4,000           --
    Income tax payable................   (2,008,779)   2,549,971       244,400
    Due to CCPR Services, Inc.........          --    (2,324,818)  (10,271,783)
                                        -----------  -----------  ------------
Net cash provided by operating
 activities...........................    1,101,990       73,374           884
                                        -----------  -----------  ------------
FINANCING ACTIVITIES
Distribution..........................   (1,172,007)         --            --
                                        -----------  -----------  ------------
Net increase (decrease) in cash.......      (70,017)      73,374           884
Cash at beginning of year.............      115,983       42,609        41,725
                                        -----------  -----------  ------------
Cash at end of year...................  $    45,966  $   115,983  $     42,609
                                        ===========  ===========  ============
Supplemental disclosure of cash flow
 information:
  Income taxes paid...................  $ 5,327,376  $   429,003  $        --



                            See accompanying notes.

              SAN JUAN CELLULAR TELEPHONE COMPANY (A PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

  San Juan Cellular Telephone Company (the "Partnership") was formed on February 21, 1986 for the purpose of constructing and operating a cellular telephone system in the San Juan/Caguas, Puerto Rico Metropolitan Statistical Area.

  In March 1988, the Partnership was issued a permit to construct a cellular system in San Juan/Caguas by the Federal Communications Commission ("FCC").

  Profits and losses of the Partnership are allocated in accordance with the provisions of the Partnership agreement. The allocation is generally based on each partner's ownership interest in the Partnership.

  As of February 1993, Cellular Communications of Puerto Rico, Inc. ("CCPR"), either directly or through its wholly-owned subsidiaries, owned 93.854% of the Partnership interests. In February 1996, a wholly-owned subsidiary of CCPR, CCPR Services, Inc. ("Services"), acquired the remaining Partnership interests. In addition, the Partnership made a special cash distribution of $1,172,007.

  In January 1997, CCPR and its subsidiaries completed a corporate restructuring. A new entity named CoreComm Incorporated ("CoreComm") was formed, and a subsidiary of CoreComm was merged with and into CCPR. Upon the merger, CCPR became a wholly-owned subsidiary of CoreComm and shareholders of CCPR became shareholders of CoreComm in a one for one exchange. In addition, Services made a cash payment to CCPR of $80,000,000 in exchange for a 21% interest in the Partnership. As of January 1997, Services owns 27.146% of the Partnership interests and CCPR (directly and through subsidiaries other than Services) owns the remaining interests.

  CCPR, through its subsidiaries, owns licenses to operate cellular telephone and paging systems in Puerto Rico and in the U.S. Virgin Islands. Based on service revenues, the predominant line of business is cellular telephone services. The business of CCPR and subsidiaries is currently dependent on the trends in the use of cellular telephone and paging services and is subject to economic, social, political and governmental conditions in Puerto Rico and the U.S. Virgin Islands. The sale of cellular and paging services in each of the CCPR and subsidiaries markets is becoming increasingly competitive. CCPR and subsidiaries previously had one cellular competitor in each market, but in the near future it may face many wireless competitors due to the introduction of broadband personal communications services ("PCS") on frequencies recently auctioned by the FCC and specialized mobile radio ("SMR") services on existing SMR frequencies. At least one competitor is offering PCS services in several of the markets, including San Juan/Caguas. Increased competition could result in pricing pressure, which could contribute to lower revenues per customer and higher customer acquisition costs.

USE OF ESTIMATES

  The financial statements have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              SAN JUAN CELLULAR TELEPHONE COMPANY (A PARTNERSHIP)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

  Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives range from 5 to 15 years.

DEFERRED COSTS

  Deferred costs include license acquisition costs incurred to obtain the FCC permit. These costs are being amortized by the straight-line method over ten years (the life of the FCC license).

2. INCOME TAXES

  The Partnership is subject to Puerto Rico income taxes on its income. Income taxes for the years ended December 31, 1996, 1995 and 1994 of $3,318,597, $2,978,974 and $244,400, respectively, represent current provisions for Puerto Rico income taxes in 1996 and 1995 and the Puerto Rico alternative minimum tax in 1994.

  No provision has been made in the accompanying financial statements for federal income tax since, pursuant to provisions of the Internal Revenue Code, each item of income, gain, loss, deduction or credit is reportable by the partners.

3. RELATED PARTY TRANSACTIONS

  On April 2, 1991, the partners of the Partnership approved the terms and conditions whereby Services will manage and operate CCPR's Puerto Rico cellular system (the "Puerto Rico System"). Pursuant to these terms and conditions, Services collects revenues on behalf of the Puerto Rico System affiliates, and incurs expenditures on behalf of the affiliates. These revenues are allocated to the affiliates based on the completed calls within each affiliate's license area in the Puerto Rico System during the year, and expenses are allocated to the affiliates based on the cell sites and radio channels in operation or under construction within each affiliate's license area in the Puerto Rico System during the year. In addition, Services' administrative and capital use costs are charged to the affiliates.

  During the years ended December 31, 1996, 1995 and 1994, the Partnership's revenues consisted of Puerto Rico System allocated revenues. During the years ended December 31, 1996, 1995 and 1994, Puerto Rico System allocated expenses amounted to $69,197,887, $60,231,826 and $41,671,500, respectively, and administrative and capital usage fees charged by Services amounted to $18,417,053, $11,913,906 and $2,487,446, respectively.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SERVICES, CCPR OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RE-LATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE NOTES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UN-LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Certain Definitions........................................................   3
Prospectus Summary.........................................................   4
The Restructuring..........................................................   6
Risk Factors...............................................................  14
Use of Proceeds............................................................  20
The Exchange Offer.........................................................  21
Capitalization.............................................................  27
Selected Consolidated Financial Information................................  28
Pro Forma Condensed Financial Statements...................................  30
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations................................................................  34
Business...................................................................  40
Management.................................................................  54
Security Ownership of Principal Stockholders
 and Management............................................................  58
Certain Relationships and Related Transactions.............................  60
Description of the Notes...................................................  61
Plan of Distribution.......................................................  89
Certain Federal Income Tax Considerations..................................  90
Legal Matters..............................................................  90
Experts....................................................................  90
Index to Financial Statements.............................................. F-1

  UNTIL SEPTEMBER 22, 1997 (90 DAYS FOLLOWING THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICI-PATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

-------------------------------------------------------------------------------
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                                 $200,000,000



                              CCPR SERVICES, INC.

                    10% SENIOR SUBORDINATED NOTES DUE 2007



                               ----------------

                                  PROSPECTUS

                               ----------------


                                 JUNE 24, 1997

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